    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ARDEN REALTY LIMITED PARTNERSHIP
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING DOCUMENTS)

            MARYLAND                           6512                          95-4599813
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OF ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            11601 WILSHIRE BOULEVARD
                                  FOURTH FLOOR
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 966-2600
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                RICHARD S. ZIMAN
                            11601 WILSHIRE BOULEVARD
                                  FOURTH FLOOR
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 966-2600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   COPIES TO:
                            WILLIAM J. CERNIUS, ESQ.
                             DAVID L. KUIPER, ESQ.
                                LATHAM & WATKINS
                       650 TOWN CENTER DRIVE, 20TH FLOOR
                       COSTA MESA, CALIFORNIA 92626-1925
                                 (714) 540-1235

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF SECURITIES                  AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
TO BE REGISTERED                      REGISTERED             PER UNIT               PRICE          REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------
8.50% Senior Notes due 2010....      $100,000,000              100%              $100,000,000            $25,000
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(f) of the rules and regulations under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED JANUARY 8, 2001

PROSPECTUS

                                  ARDEN REALTY
                              LIMITED PARTNERSHIP

                               OFFER TO EXCHANGE

            $100,000,000 8.50% SENIOR NOTES DUE 2010 FOR ANY AND ALL
                    UNREGISTERED 8.50% SENIOR NOTES DUE 2010
                           -------------------------
THE EXCHANGE OFFER WILL EXPIRE AT 12:00 A.M., NEW YORK CITY TIME ON FEBRUARY   ,
                             2001, UNLESS EXTENDED.
--------------------------------------------------------------------------------

                          TERMS OF THE EXCHANGE OFFER

     Arden Realty Limited Partnership hereby offers, upon the terms and subject to the conditions contained in this prospectus, to exchange its 8.50% senior notes due 2010, registered under the Securities Act of 1933, for its unregistered 8.50% senior notes due 2010. The registered notes received in exchange for the unregistered notes are sometimes referred to in this prospectus as the exchange notes.

     Interest on the notes is payable on November 15 and May 15 of each year, beginning May 15, 2001. The terms of the exchange notes to be issued are substantially identical to the terms of the unregistered notes, except for specific transfer restrictions and registration rights relating to the unregistered notes.

     We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

     You should carefully review the procedures for tendering the unregistered notes beginning on page 49 of this prospectus. If you do not follow these procedures, we may not exchange your unregistered notes for registered exchange notes.

     You may withdraw tendered unregistered notes at any time before the expiration of the exchange offer.

     If you do not validly tender your unregistered notes and accept our exchange offer, you will continue to hold unregistered notes and will continue to be subject to the rights and limitations applicable to those notes, including existing transfer restrictions.

     The exchange notes will not be listed on any securities exchange. A public market for the exchange notes may not develop, which could make selling the exchange notes difficult. If a market for the exchange notes develops, the exchange notes could trade at prices that are higher or lower than the initial prices of the unregistered notes.

     You should read the section entitled "Risk Factors" beginning on page 13 for a discussion of specific factors that should be considered in evaluating an investment in the exchange notes.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------

               The date of this prospectus is             , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    ii
Prospectus Summary..........................................     1
Risk Factors................................................    13
No Cash Proceeds............................................    20
Ratio Of Earnings To Fixed Charges..........................    20
Capitalization..............................................    20
Selected Financial Data.....................................    21
Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations.................................    23
Business....................................................    38
Properties..................................................    42
Description Of Other Debt...................................    45
The Exchange Offer..........................................    47
Description Of Exchange Notes...............................    57
Description Of Specific Provisions Of Our Partnership
  Agreement.................................................    73
Management..................................................    78
Transactions With Related Parties...........................    87
Policies With Respect To Certain Activities.................    89
Federal Income Tax Consequences.............................    92
Plan Of Distribution........................................    93
Experts.....................................................    94
Legal Matters...............................................    94
Where You Can Find More Information.........................    94
Financial Statements........................................   F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that our plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus include those found in the section entitled "Risk Factors" and the following:

     - the national and Southern California economic climate;

     - Southern California real estate conditions;

     - the perceptions of prospective tenants of the attractiveness of our properties;

     - our ability to manage and maintain our properties and secure adequate insurance;

     - potential increases in operating costs, including real estate taxes and utilities;

     - applicable laws, including tax laws;

     - interest rate levels; and

     - the availability of financing.

     You can identify these forward-looking statements by words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

                               PROSPECTUS SUMMARY

     In this prospectus, the terms "Partnership," "us," "we" and "our" refers to Arden Realty Limited Partnership and our affiliated entities as a consolidated group and the terms "Arden Realty" and "General Partner" refer to Arden Realty, Inc. The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents we refer to in this prospectus.

ARDEN REALTY LIMITED PARTNERSHIP

     Arden Realty Limited Partnership is an operating partnership that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. Arden Realty, Inc., a real estate investment trust, or REIT, is our sole general partner and, as of September 30, 2000, owned 96.7% of our common partnership units. Arden Realty conducts substantially all of its operations through us and our subsidiaries.

     We are a full-service real estate organization managed by 11 senior executive officers who have an average of 15 years of experience in the real estate industry. We perform all property management, accounting, finance and acquisition activities and a majority of our leasing transactions with our own staff of approximately 300 employees.

     As of September 30, 2000, we are Southern California's largest office landlord as measured by total net rentable square feet owned. Since our formation in 1996, we have acquired 118 properties containing approximately 14.5 million net rentable square feet for a total purchase price of approximately $1.9 billion. As of September 30, 2000, our portfolio consisted of 143 primarily office properties containing approximately 18.7 million net rentable square feet and two properties with approximately 442,000 net rentable square feet under development. As of September 30, 2000, our properties were approximately 95.9% leased, excluding one existing property under renovation.

PORTFOLIO MANAGEMENT

     We perform all portfolio management activities, including management of all lease negotiations, tenant build-outs, property renovations, capital expenditures and on-site property management for our portfolio. We directly manage these activities from approximately 45 management offices located throughout our portfolio. The activities of these management offices are supervised by five regional offices with oversight by our corporate office to ensure consistency of the application of our operating policies and procedures. Each regional office is strategically located within the Southern California submarkets where our properties are located and is co-managed by a regional property manager and a regional leasing manager who are responsible for supervising the day-to-day activities of our management offices. Each regional office is staffed with leasing, property management, building engineering, construction, accounting and information systems specialists. By maintaining a regionally focused organizational structure headed by seasoned managers, we are able to quickly respond to our tenants' needs and market opportunities.

     We currently lease approximately 70% of our properties using our in-house staff. We employ outside brokers who are monitored by our leasing managers for the remainder of our properties. We believe that our in-house leasing program allows us to reduce third-party leasing commissions and closely monitor our asking rents and leasing terms.

     All of our management and regional offices are networked with our corporate office and have access to the Internet and our e-mail, accounting and lease management systems. Our accounting and lease management systems employ the latest technology and allow both corporate and field personnel access to tenant and prospective tenant-related information to enhance responsiveness and communication of marketing and leasing activity for each property.

PROPERTIES

     Our portfolio consists of 143 primarily office properties, containing approximately 18.7 million net rentable square feet, that individually range from approximately 12,000 - 600,000 net rentable square feet. Our portfolio consists of primarily suburban office properties located in Los Angeles, Orange, San Diego, Ventura, Riverside, San Bernardino and Kern Counties. We believe that our properties are located within desirable and established business communities and are well maintained. Our properties offer an array of amenities, including on-site management, high speed Internet access and other broadband services, security, parking, conference facilities, food services and health clubs.

     Following is a summary of our property portfolio as of September 30, 2000:

                                                                                               ANNUALIZED
                                                                     PERCENT OF              BASE RENT PER
                                                     APPROXIMATE      TOTAL NET                LEASED NET
                                       NUMBER OF     NET RENTABLE     RENTABLE     PERCENT      RENTABLE
              LOCATION                 PROPERTIES    SQUARE FEET     SQUARE FEET   LEASED    SQUARE FOOT(1)
              --------                 ----------   --------------   -----------   -------   --------------
                                                    (IN THOUSANDS)
Los Angeles County:
  West...............................      31            5,275            28%       96.6%        $24.41
  North..............................      32            2,877            16        93.1          21.58
  South..............................      16            2,202            12        96.3          19.38
  Central............................       3              609             3        95.1          19.78
Orange County........................      21            3,317            18        96.8          19.63
San Diego County.....................      21            2,487            13        97.7          19.15
Ventura County.......................       4              562             3        99.5          17.17
Riverside/San Bernardino Counties....      12              969             5        91.1          17.66
Kern County..........................       2              216             1        86.3             --
                                          ---           ------           ---        ----         ------
  Subtotal/Weighted Average..........     142           18,514            99%       95.9%        $21.53
Renovation Properties................       1              220             1%       47.0%        $20.30
                                          ---           ------           ---        ----         ------
     Total/Weighted Average..........     143           18,734           100%       95.3%        $21.52
                                          ===           ======           ===        ====         ======

-------------------------
(1) Calculated as monthly contractual base rent under existing leases as of September 30, 2000, multiplied by 12 and divided by leased net rentable square feet; for those leases where rent has not yet commenced or which are in a free rent period, the first month in which rent is to be received is used to determine annualized base rent. Excludes 48 properties and 4,722,281 net rentable square feet under triple net and modified gross leases. If these properties and square footage had been included, our total weighted average annualized base rent per leased net rentable square foot would be $19.45.

     Subsequent to September 30, 2000, we sold Evergreen Plaza, a 76,000 net rentable square foot retail property located in Thousand Oaks, California, for approximately $11.7 million and recorded a gain of approximately $2.2 million. Proceeds from this sale were used to repay a portion of our unsecured lines of credit.

DEVELOPMENT AND ACQUISITION ACTIVITIES

     As of September 30, 2000, in addition to the properties listed above, we currently have two properties under development containing approximately 442,000 net rentable square feet. These two properties are located at the Howard Hughes Center, a 70-acre commercial development located two miles north of Los Angeles International Airport and immediately adjacent to the San Diego Freeway (I-405) with on- and off-ramps that directly serve the site. We estimate the total costs of developing these two properties will be approximately $124.5 million, of which $49.0 million had been incurred as of September 30, 2000. Estimated total costs include purchase and closing costs and anticipated construction costs, tenant improvements, leasing commissions and carrying costs during development. One of the properties is an approximately 159,000 net rentable square foot build-to-suit office building being developed for Univision Communications, Inc., that is estimated to be completed and 100% occupied during the third quarter of 2001. The second property, 6080 Center Drive, is an approximately 283,000 net rentable square foot multi-tenant building that is currently approximately 78% leased. Construction is expected to be completed on this building during the second quarter of 2001 and stabilization is expected during the fourth quarter of 2001.

     Subsequent to September 30, 2000, we commenced construction on 6100 Center Drive, a multi-tenant office building at the Howard Hughes Center. The 6100 Center Drive project is an approximately 280,000 net rentable square foot building that has a design similar to our 6080 Center Drive project. In addition, we have preliminary architectural designs completed for two additional build-to-suit buildings at the Howard Hughes Center, totaling an additional approximately 350,000 net rentable square feet. We do not intend to commence construction on any additional build-to-suit buildings at the Howard Hughes Center until build-to-suit tenant leases are signed and we can achieve yields commensurate with the project's development risk.

     In addition to our development at the Howard Hughes Center, we have completed preliminary designs and are marketing an approximately 170,000 net rentable square foot build-to-suit office building at our Long Beach Airport Business Park. We do not intend to commence construction on this project until a build-to-suit tenant lease is signed and we can achieve yields commensurate with the project's development risk.

     We did not acquire any properties in 2000.

TENANT INFORMATION

     We believe that the location, quality of construction and building amenities, as well as our high level of tenant service, have enabled us to attract and retain a diverse tenant base. As of September 30, 2000, we had over 3,000 tenants, with no tenant representing more than 2.2% of the aggregate annualized base rent of our properties, and only two tenants representing more than 1.0% of our aggregate annualized base rent. Our properties are leased to local, national and foreign companies engaged in a variety of businesses including financial services, insurance, entertainment, health care services, accounting, law, technology, education and publishing.

     Our leases are typically structured for terms of three, five or ten years. Leases typically contain provisions permitting tenants to renew expiring leases at prevailing market rates. A majority of our leases are full service gross leases under which tenants typically pay for all real property taxes and operating expenses above those for an established base year or expense stop. Tenants generally pay directly, without regard to a base year or expense stop, for overtime use of heating and air conditioning and for on-site monthly employee and visitor parking. We are generally responsible for structural repairs.

BUSINESS STRATEGIES

     Our primary business strategy is to actively manage our portfolio to achieve gains in occupancy and rental rates, to control operating expenses and to maximize income from ancillary operations and services. When market conditions permit, we may also develop or acquire new properties that add value and fit strategically into our portfolio. We may also sell existing mature or slow growth properties and deploy the proceeds into investments that we believe will generate higher yields.

     Through our corporate office and regional offices, we implement our business strategies by:

     - using integrated decision making to provide pro-active solutions to the space needs of users in the markets where we have extensive real estate and technical expertise;

     - emphasizing quality service, tenant satisfaction and retention;

     - employing intensive property marketing and leasing programs; and

     - implementing cost control management techniques and systems that capitalize on economies of scale and concentration arising from the size and geographic focus of our portfolio.

     We believe the implementation of these operating practices has been instrumental in the increased occupancy and improved operating results of our existing portfolio.

GROWTH STRATEGIES

     Based on our geographic focus in Southern California and our evaluation of local market conditions, we believe the following key factors provide us with opportunities to maximize returns:

     - the continued strength of the Southern California economy, particularly in the submarkets where our properties are located; and

     - the limited construction of new office properties in the Southern California region due to substantial building construction limitations and a minimal amount of developable land in many key submarkets.

INTERNAL GROWTH

     We believe that opportunities exist to increase cash flow from our existing portfolio and that these opportunities will be enhanced as the Southern California commercial real estate market continues to improve. We achieve internal growth by:

     - maintaining or improving current occupancy throughout our portfolio by actively managing and aggressively leasing our properties;

     - leasing space and renewing leases as they expire at increasing rents;

     - controlling operating expenses through active cost control management and systems;

     - realizing economies of scale and concentration due to the size and geographic focus of our portfolio; and

     - sourcing new and innovative revenue streams while providing high quality services to our tenants.

EXTERNAL GROWTH

     We believe in the strength and potential of the Southern California commercial real estate market, and we intend to continue to focus our resources in this region. We have assembled a management team that has extensive experience and knowledge in this market that we believe provides us with a competitive advantage in identifying and capitalizing on development, renovation and acquisition opportunities.

     Subject to capital availability and market conditions, our approach is to seek development, renovation and acquisition opportunities in Southern California submarkets where we have an existing presence and where one or more of the following conditions exist:

     - low vacancy rates;

     - opportunities for rising rents due to employment growth and population movements;

     - a minimal amount of developable land; or

     - significant barriers to entry because of constraints on new development, including challenging entitlement processes, strictly enforced height and density restrictions and governmental requirements resulting in significant additional construction costs.

FINANCIAL POLICIES

     We are committed to financial policies based on controlled growth and the maintenance of a strong balance sheet and consistent cash flow. We are committed to conservative leverage and fixed charge coverage levels throughout the economic and investment cycle. Leverage will vary around target levels based on the timing of equity issuances and relative debt and equity capital market conditions. Our targeted debt and coverage levels are:
(1) total debt to total market capitalization ratio between 30% and 45%, (2) EBITDA to interest expense of at least 3.0 to 1, and (3) EBITDA to fixed charges of at least 2.5 to 1. In addition, covenants contained in the indenture will limit our ability to incur debt in the future. Going forward, we plan to monitor and access private and public capital markets to continue to issue equity and equity-related and unsecured debt instruments on attractive terms. We intend to limit our floating rate debt by using more long-term fixed rate debt.

ABOUT US

     We are a Maryland limited partnership. Arden Realty is a Maryland corporation. Arden Realty's common stock is listed on the New York Stock Exchange under the symbol "ARI." Our executive offices are located at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025. Our telephone number is (310) 966-2600.

                               THE EXCHANGE OFFER

     Following is a summary of the principal terms of our exchange offer. A more detailed description is contained in this prospectus under the heading "The Exchange Offer."

THE EXCHANGE OFFER.........  We are offering to issue up to $100 million in principal amount of exchange notes, registered under the Securities Act, in exchange for a like principal amount of our unregistered notes. You may tender your unregistered notes by following the procedures described under the heading "The Exchange Offer."

                             If you do not validly tender your unregistered notes and accept our exchange offer, you will continue to hold unregistered notes and will continue to be subject to the rights and limitations applicable to those notes, including existing transfer restrictions. After the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of your unregistered notes, except in limited circumstances.

                             Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued to you pursuant to the exchange offer in exchange for your unregistered notes may be offered for resale, resold and otherwise transferred by you unless you are (1) a broker-dealer who purchases such exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (2) a person that is our affiliate (within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that you are acquiring exchange notes in the ordinary course of your business and are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes. See "The Exchange Offer -- Resale of the Exchange Notes."

REGISTRATION RIGHTS
AGREEMENT..................  We sold the unregistered notes pursuant to a purchase agreement, dated November 15, 2000, by and between us and Lehman Brothers Inc., who was the initial purchaser of the unregistered notes. Pursuant to the purchase agreement, we and the initial purchaser entered into a registration rights agreement, dated as of November 20, 2000, which grants the holders of the unregistered notes specific exchange and registration rights. The exchange offer is intended to satisfy those rights. See "The Exchange Offer -- Termination of Specific Rights."

EXPIRATION DATE............  The exchange offer will expire at 12:00 a.m., New
                             York City time, on February   , 2001, unless we, in
                             our sole discretion, extend the exchange offer, in which case the term expiration date shall mean the latest date and time to which the exchange offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is subject to specific customary conditions that may be waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange. See "The Exchange
                             Offer -- Conditions."

PROCEDURES FOR TENDERING
THE UNREGISTERED NOTES.....  To accept our exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile in accordance with its instructions, and mail or otherwise deliver the letter of transmittal, or facsimile, together with your unregistered notes and any other required documentation to The Bank of New York, as exchange agent, at the address set forth herein. By executing the letter of transmittal, you will represent to and agree with us that, among other things:

                             (i) the exchange notes to be acquired by you in connection with the exchange offer are being acquired by you in the ordinary course of your business;

                             (ii) if you are not a broker-dealer, you are not currently participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

                             (iii) if you are a broker-dealer registered under
                                   the Securities Exchange Act or are
                                   participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by that person and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters;

                             (iv)  you understand that a secondary resale
                                   transaction described in clause (iii) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities and Exchange Commission; and

                             (v) you are not our "affiliate," as defined in Rule 405 under the Securities Act.

                             If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to be admitting that you are an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  If your unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender your unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See "The Exchange Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES.................  If you wish to tender your unregistered notes but your unregistered notes are not immediately available or you cannot deliver your unregistered notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent prior to the expiration date, then you must tender your unregistered notes according to the guaranteed delivery procedures listed under "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF THE
UNREGISTERED NOTES AND
  DELIVERY OF THE EXCHANGE
  NOTES....................  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all unregistered notes that are properly tendered prior (and not withdrawn) to the expiration date. The exchange notes will be delivered on the earliest practicable date following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS..........  Tenders of unregistered notes may be withdrawn at any time prior to the expiration date. See "The Exchange Offer -- Withdrawal of Tenders."

FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange of unregistered notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Federal Income Tax Consequences."

NO CASH PROCEEDS...........  We will not receive any proceeds from the issuance of the exchange notes.

EXCHANGE AGENT.............  The Bank of New York is serving as the exchange agent.

                               THE EXCHANGE NOTES

     The form and terms of the respective exchange notes will be identical in all material respects to the form and terms of the unregistered notes, except that the exchange notes will not bear legends restricting their transfer and the holders of the exchange notes will not be entitled to any of the registration rights of holders of the unregistered notes under the registration rights agreement, which rights will terminate upon consummation of the exchange offer. The exchange notes will evidence the same indebtedness as the unregistered notes which they replace and will be issued under, and be entitled to the benefits of, the indenture dated as of March 14, 2000, as amended or supplemented. For a more complete description of the terms of the exchange notes, see "Description of Exchange Notes."

ISSUER.....................  Arden Realty Limited Partnership

EXCHANGE NOTES.............  $100 million in principal amount of 8.50% senior notes due 2010

MATURITY DATE..............  November 15, 2010

INTEREST PAYMENT DATES.....  November 15 and May 15 of each year, beginning May
                             15, 2001

                             The unregistered notes tendered for exchange will cease to accrue interest on the day immediately preceding the date of issuance of the exchange notes and the exchange notes will bear interest from their date of issuance. All of this interest on the exchange and unregistered notes will be paid on May 15, 2001.

RANKING....................  The exchange notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. See "Description of Exchange
                             Notes -- General."

                             Assuming we had completed the offering of the unregistered notes on September 30, 2000, and applied the proceeds as we have done, the exchange notes:

                             - would have ranked equally with $480.8 million of
                               other unsecured debt; and

                             - would have been subordinated to $576.7 million of
                               secured debt.

OPTIONAL REDEMPTION........  We may redeem some or all of the exchange notes at any time at the redemption prices described under "Description of Exchange Notes -- Optional Redemption."

COVENANTS..................  The indenture governing the exchange notes contains various covenants including covenants with respect to:

                             - limitations on the incurrence of debt;

                             - limitations on encumbering assets; and

                             - limitations on specified mergers, consolidations
                               and other similar transactions.

                             These covenants are subject to a number of important qualifications and exceptions. See "Description of Exchange Notes -- Covenants."

ABSENCE OF A PUBLIC MARKET
FOR THE EXCHANGE NOTES.....  The exchange notes are new securities. The exchange notes will not be listed on any securities exchange. We cannot assure you that any active or liquid market will develop for the exchange notes. See "Plan of Distribution."

RISK FACTORS...............  See "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to tender your unregistered notes in the exchange offer.

                             SUMMARY FINANCIAL DATA

     You should read the following consolidated financial and operating data for Arden Realty Limited Partnership and the following combined financial and operating data for its predecessors together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus. The Arden predecessors are comprised primarily of partnerships and limited liability companies owned by Mr. Richard S. Ziman, Arden Realty's Chairman and Chief Executive Officer and Mr. Victor J. Coleman, Arden Realty's President and Chief Operating Officer, their relatives and affiliates and other third parties. The properties held by the Arden predecessors were directly or indirectly contributed to us in the formation transactions completed prior to Arden Realty's initial public offering of its common stock.

                                                         ARDEN REALTY LIMITED PARTNERSHIP
                                    ---------------------------------------------------------------------------
                                                                                                     FOR THE
                                                                                                     PERIOD
                                     FOR THE NINE MONTHS                                           OCTOBER 9,
                                     ENDED SEPTEMBER 30,     FOR THE YEARS ENDED DECEMBER 31,        1996 TO
                                    ---------------------   -----------------------------------   DECEMBER 31,
                                      2000        1999        1999         1998         1997          1996
                                    ---------   ---------   ---------   -----------   ---------   -------------
                                         (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT RATIO DATA)
OPERATING DATA:
Revenue...........................  $ 284,138   $ 250,863   $ 340,675   $   284,582   $ 135,447     $  19,572
Property operating expenses.......     81,584      74,698     101,284        86,570      44,332         6,005
General and administrative
  expenses........................      5,184       4,584       6,753         6,264       3,888           753
Depreciation and amortization.....     63,952      51,198      69,837        51,822      20,260         3,108
                                    ---------   ---------   ---------   -----------   ---------     ---------
                                      133,418     120,383     162,801       139,926      66,967         9,706
Interest expense..................     56,967      43,685      60,239        43,403      19,511         1,280
Loss on valuation of derivative...         --          --          --            --       3,111            --
Equity in net loss of noncombined
  entities........................         --          --          --            --          --            --
Minority interest.................        115         137         169           729          59            --
                                    ---------   ---------   ---------   -----------   ---------     ---------
Income (loss) before extraordinary
  items...........................     76,336      76,561     102,393        95,794      44,286         8,426
Extraordinary (loss) gain on early
  extinguishment of debt, net of
  minority interest...............         --          --          --            --          --       (13,105)
                                    ---------   ---------   ---------   -----------   ---------     ---------
Net income (loss).................  $  76,336   $  76,561   $ 102,393   $    95,794   $  44,286     $  (4,679)
                                    =========   =========   =========   ===========   =========     =========
Net income (loss) allocated to:
  Preferred partner...............  $   3,234   $     276   $   1,354            --   $      --     $      --
                                    =========   =========   =========   ===========   =========     =========
  General and limited partners....  $  73,102   $  76,285   $ 101,039   $    95,794   $  44,286     $  (4,679)
                                    =========   =========   =========   ===========   =========     =========
OTHER DATA:
Cash provided by operating
  activities......................  $ 143,160   $ 119,897   $ 178,920   $   150,410   $  41,291     $   8,665
Cash used in investing
  activities......................   (178,728)   (212,367)   (291,999)   (1,119,833)   (661,805)     (164,763)
Cash provided by financing
  activities......................     30,011      91,543     115,557       948,701     618,182       163,730
Funds from operations(1)..........    137,054     127,483     170,876       147,616      64,546        11,534
EBITDA(2).........................  $ 197,370   $ 171,581   $ 232,638   $   191,748   $  87,227     $  12,814
Ratio of EBITDA to interest
  expense(2)......................       3.46        3.93        3.86          4.42        4.47         10.01
Ratio of EBITDA to fixed
  charges(2)(3)...................       2.82        3.36        3.27          3.66        4.22          9.58
Ratio of earnings to fixed
  charges(3)(4)...................       1.86        2.35        2.28          2.66        3.08          7.26

                                       ARDEN PREDECESSORS
                                    -------------------------
                                     FOR THE
                                      PERIOD
                                    JANUARY 1,   FOR THE YEAR
                                     1996 TO        ENDED
                                    OCTOBER 8,   DECEMBER 31,
                                       1996          1995
                                    ----------   ------------

                                    (IN THOUSANDS, EXCEPT RATIO DATA)
OPERATING DATA:
Revenue...........................  $  40,465     $  11,693
Property operating expenses.......     14,224         3,340
General and administrative
  expenses........................      1,758         1,377
Depreciation and amortization.....      5,264         1,898
                                    ---------     ---------
                                       19,219         5,078
Interest expense..................     24,521         5,537
Loss on valuation of derivative...         --            --
Equity in net loss of noncombined
  entities........................        336           116
Minority interest.................       (721)            1
                                    ---------     ---------
Income (loss) before extraordinary
  items...........................     (4,917)         (576)
Extraordinary (loss) gain on early
  extinguishment of debt, net of
  minority interest...............      1,877            --
                                    ---------     ---------
Net income (loss).................  $  (3,040)    $    (576)
                                    =========     =========
Net income (loss) allocated to:
  Preferred partner...............
  General and limited partners....
OTHER DATA:
Cash provided by operating
  activities......................  $   5,221     $   2,830
Cash used in investing
  activities......................   (119,083)     (123,358)
Cash provided by financing
  activities......................    122,074       120,707
Funds from operations(1)..........       (374)        1,323
EBITDA(2).........................  $  24,483     $   6,976
Ratio of EBITDA to interest
  expense(2)......................       1.00          1.26
Ratio of EBITDA to fixed
  charges(2)(3)...................       1.00          1.26
Ratio of earnings to fixed
  charges(3)(4)...................       0.80          0.89

                                                                                          AT DECEMBER 31,
                                               AT SEPTEMBER 30,    --------------------------------------------------------------
                                                     2000             1999          1998          1997         1996        1995
                                               ----------------    ----------    ----------    ----------    --------    --------
                                                 (UNAUDITED)
BALANCE SHEET DATA:
Net investment in real estate................     $2,586,788       $2,479,111    $2,260,433    $1,247,701    $532,728    $160,874
Total assets.................................      2,685,061        2,572,904     2,333,866     1,287,287     551,256     182,379
Total indebtedness...........................      1,155,531        1,029,656       840,377       477,566     155,000     168,451
Other liabilities............................         54,778           50,555        35,720        23,305       9,768       5,712
Partners' capital............................      1,471,807        1,489,740     1,454,844       756,008     386,488       8,216

-------------------------
(1) We consider funds from operations, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, to be a useful financial measure of our operating performance. We believe that funds from operations provides investors with an additional basis to evaluate our ability to service debt and to fund acquisitions and other capital expenditures. Funds from operations should not be considered an alternative to net income determined in accordance with GAAP, as an indicator of our financial performance or as a substitute for cash flow from operating activities determined in accordance with GAAP as a measure of our liquidity. Funds from operations also is not necessarily indicative of funds available to fund our cash needs, including our ability to service our debt.

    The White Paper on funds from operations approved by the Board of Governors of NAREIT in October 1999 defines funds from operations as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute funds from operations in accordance with standards established by the White Paper which may differ from the standards used by other real estate companies and, accordingly, our funds from operations may not be comparable to those companies' funds from operations.

(2) As used in this prospectus, EBITDA means revenue less property operating expenses and general and administrative expenses. EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to operating income or net income as an indicator of performance or as a substitute for cash flow from operating activities determined in accordance with GAAP as a measure of our liquidity. We have included information with respect to EBITDA because we understand that this information is used by investors as one measure of operating performance.

(3) Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and preferred unit distributions.

(4) The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges, excluding capitalized interest and preferred unit distributions, to income or loss before extraordinary items.

                                  RISK FACTORS

FINANCING RISKS

OUR SIGNIFICANT AMOUNT OF DEBT COULD LIMIT OUR OPERATIONAL FLEXIBILITY OR OTHERWISE ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have now and will continue to have a significant amount of debt. If the offering of the unregistered notes had been completed as of September 30, 2000 and the proceeds applied accordingly, we would have had total debt of $1,156.6 million, consisting of $576.7 million in secured debt and $579.9 million of unsecured debt.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - require us to dedicate a substantial portion of our cash flow to pay our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisition and development activity and other business purposes;

     - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

     - limit our ability to refinance our debt and obtain additional debt financing; and

     - increase our vulnerability to general adverse economic and real estate industry conditions and limit our flexibility in planning for, or reacting to, changes in our business and the real estate industry.

WE MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT WHICH WOULD INCREASE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     Despite current indebtedness levels, we may still be able to incur substantially more debt in the future. The terms of the indenture do not fully prohibit us from doing so. We may borrow up to a maximum of $360 million under our existing lines of credit. In addition, we have the option to increase our $275 million unsecured line of credit by $50 million. If new debt is added to our current debt levels, the related risks that we now face could intensify and could increase the risk of default on our indebtedness. See "Description of Other Debt -- Lines of Credit."

SCHEDULED DEBT PAYMENTS AND RISING INTEREST RATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We are subject to risks normally associated with debt financing. Cash flow could be insufficient to meet required payments of principal and interest. We may not be able to refinance existing indebtedness, which in virtually all cases requires substantial principal payments at maturity, and, if we can, the terms of the refinancing might not be as favorable as the terms of our existing indebtedness. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. In addition, at September 30, 2000, approximately 29% of our debt was variable rate debt. Assuming the offering of the unregistered notes had been completed on September 30, 2000, and after application of the proceeds from that offering, our as adjusted variable rate debt would have been reduced to approximately 20% of our outstanding debt, and we would have had the ability to borrow under existing lines of credit an additional $128.3 million of variable rate debt. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect our cash flow and our ability to service our debt, including the exchange notes. As a protection against rising interest rates, we may enter into agreements such as interest rate swaps, caps, floors and other interest rate exchange contracts. These agreements, however, increase our risks as to the other parties to the agreements not performing or that the agreements could be unenforceable. As of December 31, 2000, we were not a party to any such agreements.

MANY OF OUR PROPERTIES ARE SUBJECT TO MORTGAGE FINANCING WHICH COULD RESULT IN FORECLOSURE IF WE ARE UNABLE TO PAY OR REFINANCE THE MORTGAGES WHEN DUE.

     We currently have outstanding five mortgage financings totaling $557.3 million that are secured by 67 of our properties. The properties in each of these financings are fully cross-collateralized and cross-defaulted. To the extent mortgages are cross-collateralized, lenders may seek to foreclose upon properties that are not the primary collateral for their loans, which may, in turn, result in acceleration of other debt secured by the properties. Five additional properties are subject to single property mortgages. See "Description of Other Debt." If we are unable to meet our obligations under these mortgages, the properties subject to the mortgages could be foreclosed upon, which would have a material adverse effect on us and our ability to pay or refinance our debt obligations, including the exchange notes.

THE EXCHANGE NOTES ARE JUNIOR IN RIGHT OF PAYMENT TO OUR SECURED DEBT AND WE CAN INCUR ADDITIONAL DEBT THAT IS SENIOR TO THE EXCHANGE NOTES.

     The exchange notes are effectively subordinated to claims by holders of debt secured by our properties and any other debt secured by any of our assets. The exchange notes are also effectively subordinated to the debt obligations of our subsidiaries. We may incur additional debt that may be senior to the exchange notes. The subordination of the exchange notes may adversely affect our ability to make payments on the exchange notes.

REAL ESTATE INVESTMENT RISKS

AN INABILITY TO RETAIN TENANTS OR RENT SPACE UPON LEASE EXPIRATIONS MAY ADVERSELY AFFECT OUR ABILITY TO SERVICE OUR DEBT.

     Through 2005, 2,991 leases, including month-to-month leases, comprising 81% of our leased net rentable square footage and 77% of our annualized base rents at September 30, 2000 will expire. If we are unable to promptly relet or renew leases for all or a substantial portion of this space, or if the rent upon renewal or reletting is significantly lower than expected, our cash flow and ability to pay or refinance our debt obligations could be adversely affected.

OUR OPERATING PERFORMANCE AND PROPERTY VALUES WILL BE AFFECTED BY CHANGES IN THE ECONOMIC CLIMATE IN SOUTHERN CALIFORNIA.

     All of our properties are located in Southern California. Our revenue and the value of our properties may be affected by a number of factors, including the Southern California economic climate and real estate market, which may adversely affect our ability to pay or refinance our debt obligations, including the exchange notes.

COMPETITION AFFECTS OCCUPANCY LEVELS AND RENTS WHICH COULD ADVERSELY AFFECT OUR REVENUES.

     Many office properties compete with our properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties better capitalized than we are. The number of competitive commercial properties in a particular area could have a material adverse effect on the rents we can charge and our ability to lease space in our existing properties or at newly acquired or developed properties.

THE FINANCIAL CONDITION AND SOLVENCY OF OUR TENANTS MAY REDUCE OUR CASH FLOW.

     Tenants may experience a downturn in their business which may cause them to miss rental payments when due or to seek the protection of bankruptcy laws, which could result in rejection and termination of their leases or a delay in recovering possession of their premises. Although we have not experienced material losses from tenant bankruptcies, we cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner.

BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE.

     Equity real estate investments are relatively illiquid. That illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended, may under specified circumstances impose a 100% prohibited transaction tax on the profits derived from Arden Realty's sale of properties held for fewer than four years, which may affect our ability to sell properties if necessary to repay debt.

INCREASES IN TAXES AND REGULATORY COMPLIANCE COSTS MAY REDUCE OUR REVENUE.

     Except for our triple net leases, tax increases are not passed through to some of our tenants under our leases. Therefore, any tax increases may adversely affect our cash flow and our ability to pay or refinance our debt obligations, including the exchange notes. Our properties are also subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act, and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in substantial compliance with these regulatory requirements and that any noncompliance would not have a material adverse effect on us. We cannot assure you, however, that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by us and could have an adverse effect on our cash flow and ability to pay or refinance our debt obligations.

WE MAY ACQUIRE PROPERTIES THROUGH PARTNERSHIPS OR JOINT VENTURES WITH THIRD PARTIES THAT COULD RESULT IN FINANCIAL DEPENDENCY AND MANAGEMENT CONFLICTS.

     Although we currently do not have any such agreements to do so, we may participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under some circumstances, involve risks not otherwise present, including:

     - our partners or co-venturers might become bankrupt;

     - our partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals; and

     - our partners or co-venturers may be in a position to take action contrary to our instructions or requests contrary to our policies or objectives.

We will, however, seek to maintain sufficient control of any partnerships or joint ventures with which we may become involved to permit our business objectives to be achieved.

WE MAY NOT BE ABLE TO INTEGRATE OR FINANCE OUR ACQUISITIONS AND RENOVATION ACTIVITIES AND OUR ACQUISITIONS AND RENOVATIONS MAY NOT PERFORM AS EXPECTED.

     As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, our ability to manage our growth effectively will require us to successfully integrate our new acquisitions into our existing management structure. We cannot assure you that we will be able to succeed with that integration or effectively manage additional properties or that newly acquired properties will perform as expected. Changing market conditions, including competition from other purchasers of suburban office properties, may diminish our opportunities for attractive additional acquisitions.

     We intend to expand and renovate our properties from time to time. Expansion and renovation projects generally require expenditures of capital as well as various government and other approvals, the receipt of which cannot be assured. While our policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with these activities, we will nevertheless incur risks, including expenditures of funds on, and devotion of our time to, projects that may not be completed.

WE MAY NOT BE ABLE TO INTEGRATE OR FINANCE OUR DEVELOPMENT ACTIVITIES.

     We also intend to review, from time to time, opportunities for developing and constructing office buildings and other commercial properties in accordance with our development and underwriting policies. Risks associated with our development and construction activities may include:

     - abandonment of development opportunities due to a lack of financing or other reasons;

     - construction costs of a property exceeding original estimates, possibly making the property uneconomical;

     - occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

     - construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs; and

     - development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

WE MAY NOT BE ABLE TO EXPAND INTO NEW MARKETS SUCCESSFULLY.

     While we have generally limited our business primarily to the Southern California market, it is possible that we will in the future expand our business to new geographic markets. We will not initially possess the same level of familiarity with new markets outside of Southern California, which could adversely affect our ability to manage, lease, develop or acquire properties in new localities.

TAX RISKS

OUR PARTNERSHIP AGREEMENT RESTRICTS OUR ABILITY TO ACCUMULATE CASH THAT MIGHT BE USED IN FUTURE PERIODS TO MAKE DEBT PAYMENTS OR TO FUND FUTURE GROWTH.

     In order to qualify as a REIT, Arden Realty must distribute to its stockholders at least 90% of its REIT taxable income, excluding net capital gain, and to avoid federal income taxation, its distributions must not be less than 100% of its REIT taxable income, including capital gains. To avoid excise tax liability, Arden Realty's distributions to its stockholders for the year must exceed the sum of 85% of its ordinary income, 95% of its capital gain net income, and any undistributed taxable income from prior years. Our partnership agreement generally requires us to distribute substantially all of our available cash generated from operations each quarter and make reasonable efforts to distribute to Arden Realty enough cash for it to meet the 90% distribution requirement and to avoid any federal income or excise tax liability. As a result of these distribution requirements, we do not expect to accumulate significant amounts of cash. Accordingly, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the exchange notes and other debt obligations and to fund future growth.

WE INTEND TO QUALIFY AS A PARTNERSHIP, BUT WE CANNOT GUARANTEE THAT WE WILL QUALIFY.

     We intend to qualify as a partnership for federal income tax purposes. However, if we are a "publicly traded partnership," we will be treated as a corporation instead of a partnership for federal income tax purposes unless at least 90% of our income is qualifying income as defined in the Internal Revenue Code. The income requirements applicable to REITs and the definition of "qualifying income" for purposes of this 90% test are similar in most respects. Qualifying income for the 90% test generally includes passive income, such as specified types of real property rents, dividends and interest. We believe that we would meet this 90% test, but we cannot guarantee that we would. If we were to be taxed as a corporation, we would incur substantial tax liabilities, Arden Realty would fail to qualify as a REIT for federal income tax purposes, and our and Arden Realty's ability to raise additional capital could be significantly impaired.

WE MAY SUFFER ADVERSE TAX CONSEQUENCES AND BE UNABLE TO ATTRACT CAPITAL IF ARDEN REALTY FAILS TO QUALIFY AS A REIT.

     We believe that since its taxable year ended December 31, 1996, Arden Realty has been organized and operated, and intends to continue to operate, so as to qualify for taxation as a REIT under the Internal Revenue Code. Although we believe that Arden Realty has been and will continue to be organized and has operated and will continue to operate so as to qualify for taxation as a REIT, we cannot assure you that it has been or will continue to be organized or operated in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within Arden Realty's control. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT, like Arden Realty, that holds its assets through an investment in a partnership. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of qualification. We are, however, not aware of any pending legislation that would adversely affect Arden Realty's ability to operate as a REIT. Arden Realty's qualification and taxation as a REIT depends on its ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code, the results of which have not been and will not be reviewed by our tax counsel.

     If Arden Realty failed to qualify as a REIT in any taxable year, it would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Moreover, unless entitled to relief under specific statutory provisions, it also would be disqualified as a REIT for the four taxable years following the year during which qualification was lost. If it were disqualified as a REIT, Arden Realty might cause us to distribute adequate amounts so as to permit it to pay its tax liabilities. In addition, Arden Realty's ability to raise additional capital for us could be significantly impaired. This could significantly reduce the cash we would have available to service debt, including the exchange notes.

     Even if Arden Realty qualifies for and maintains its REIT status, it will be subject to federal, state and local taxes on its income and property. For example, if Arden Realty has net income from a prohibited transaction, specifically sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business, that income will be subject to a 100% tax.

OTHER RISKS

THE RESTRICTIONS ON TRANSFER OF THE UNREGISTERED NOTES WILL CONTINUE IF THEY ARE NOT TENDERED OR ARE NOT ACCEPTED FOR EXCHANGE.

     We will issue the exchange notes in exchange for the unregistered notes timely received by the exchange agent and accompanied by a properly completed and duly executed letter of transmittal and all other documentation. Therefore, if you want to tender your unregistered notes, you must properly complete all documentation and allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the unregistered notes.

     If you do not tender your unregistered notes or they are not accepted by the exchange agent, your unregistered notes will continue to be subject to the existing restrictions upon transfer thereof even after the exchange offer and you will be required, in the absence of an applicable exemption, to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer." In addition, you will no longer be able to obligate us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement.

     To the extent that unregistered notes are tendered and accepted in the exchange offer, the trading market for the untendered and the tendered but unaccepted unregistered notes could be adversely affected due to the limited principal amount of the unregistered notes that is expected to remain outstanding following the exchange offer. A small outstanding amount of unregistered notes could result in less demand to purchase unregistered notes, and could, therefore, result in lower prices for the unregistered notes. Moreover, if you do not tender your unregistered notes, you will hold an investment subject to some restrictions on transfer not applicable to the exchange notes and, as a result, you may only be able to sell your unregistered notes at a price that is less than the price available to sellers of the freely tradable exchange notes.

OUR GENERAL PARTNER MAY CHANGE POLICIES WITHOUT STOCKHOLDER OR PARTNER APPROVAL.

     Our investment, financing, borrowing and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our general partner. Although Arden Realty has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of Arden Realty without a vote of its stockholders or approval by the limited partners. In addition, Arden Realty may change policies with respect to conflicts of interest provided that the changes are consistent with applicable legal requirements. A change in these policies could adversely affect our financial condition and results of operations. See "Policies with Respect to Certain Activities."

LOSSES IN EXCESS OF OUR INSURANCE COVERAGE OR UNINSURED LOSSES COULD ADVERSELY AFFECT OUR CASH FLOW.

     We carry comprehensive liability, fire, extended coverage and rental loss insurance policies which currently cover all of our properties with specifications and insured limits that we believe are adequate and appropriate under the circumstances. Some losses, however, are generally not insured against because it is not economically feasible to do so. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the property. Any loss would adversely affect our ability to repay our debt. Moreover, we would generally be liable for any unsatisfied obligations other than non-recourse obligations. We cannot assure you that material losses in excess of insurance proceeds will not occur in the future.

AN EARTHQUAKE COULD ADVERSELY AFFECT OUR BUSINESS.

     Southern California is in a high risk geographical area for earthquakes. Depending upon its magnitude, an earthquake could severely damage our properties which would adversely affect our business. We maintain earthquake insurance for our properties and the resulting business interruption. We cannot assure you that our insurance will be sufficient if there is a major earthquake.

OUR PROPERTIES MAY BE SUBJECT TO ENVIRONMENTAL LIABILITIES.

     Under federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at the property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under these laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. These costs may be substantial, and the presence of these substances, or the failure to remediate the contamination on the property, may adversely affect the owner's ability to sell or rent the property or to borrow against the property. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at the disposal or treatment facility, whether or not the facility is owned or operated by that person. Some laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, third parties may have claims against the owner of the site based on damages and costs resulting from environmental contamination emanating from that site.

     Specific federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for release of asbestos-containing material and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials. In connection with the ownership and operation of our properties, we may be potentially liable for those costs. Except for two properties, one of which has undergone abatement activities, we are not aware of any friable asbestos-containing materials at any of our properties.

     In the past few years, independent environmental consultants have conducted or updated Phase I environmental assessments and other environmental investigations as appropriate at our properties. These environmental site assessments have included, among other things, a visual inspection of the properties and the surrounding area and a review of relevant state, federal and historical documents. Soil and groundwater samplings were performed where warranted and remediation, if necessary, has or is being conducted.

     The environmental site assessments of our properties identified several properties that may be impacted by known or suspected regional contamination. The environmental site assessments have not, however, revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations taken as a whole, nor are we aware of any material environmental liability. Nevertheless, it is possible that our environmental site assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. Moreover, we cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of our properties, such as the presence of underground storage tanks, or by third parties unrelated to us.

     We believe that our properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products, except as noted above. We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our present properties, other than as noted above.

THERE IS NO CURRENT PUBLIC MARKET FOR THE EXCHANGE NOTES.

     The exchange notes are a new issue of securities for which there is currently no trading market. We cannot guarantee:

     - the liquidity of any market that may develop for the exchange notes;

     - your ability to sell the exchange notes; or

     - the price at which you would be able to sell the exchange notes.

     Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

     - prevailing interest rates;

     - our operating results; and

     - the market for similar securities.

     The initial purchaser has advised us that it currently intends to make a market in the exchange notes, but it is not obligated to do so and may cease any market-making at any time without notice.

                                NO CASH PROCEEDS

     We will not receive any proceeds from the issuance of the exchange notes and we have agreed to pay the expenses of the exchange offer. The unregistered notes surrendered in exchange for exchange notes will be cancelled.

     We used the approximately $98.1 million of net proceeds from the sale of the unregistered notes to repay a construction loan of approximately $40.4 million on our 6060 Center Drive project and to reduce the outstanding balance under our unsecured line of credit with a group of banks led by Wells Fargo by approximately $57.7 million. An affiliate of Lehman Brothers, the initial purchaser of the unregistered notes, is a lender on this line of credit and received its proportionate share of this line of credit that was repaid.

                       RATIO OF EARNINGS TO FIXED CHARGES

 NINE MONTHS
    ENDED                            YEARS ENDED DECEMBER 31,
SEPTEMBER 30,   ------------------------------------------------------------------
-------------                               1996                1996
2000    1999    1999   1998   1997   (OCT. 9 - DEC. 31)   (JAN. 1 - OCT. 8)   1995
----    -----   ----   ----   ----   ------------------   -----------------   ----
1.86    2.35    2.28   2.66   3.08          7.26                0.80          0.89

     Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and preferred unit distributions. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges, excluding capitalized interest and preferred unit distributions, to income or loss before extraordinary items.

                                 CAPITALIZATION

     The following table presents our historical capitalization as of September 30, 2000, and on an as adjusted basis to reflect the application of the net proceeds from the offering of the unregistered notes. This table should be read together with the consolidated financial statements included elsewhere in this prospectus.

                                                              AS OF SEPTEMBER 30, 2000
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Debt:
  Mortgage loans(1).........................................  $  617,031    $  576,658
  Unsecured lines of credit(2)..............................     289,350       231,634
  Unsecured senior notes, net of discount...................     249,150       348,314
                                                              ----------    ----------
     Total debt.............................................   1,155,531     1,156,606
                                                              ----------    ----------
Partners' capital:
  Preferred units, 2,000,000 units outstanding..............      50,000        50,000
  Common units, 65,681,144 units outstanding, net of
     deferred compensation..................................   1,421,807     1,421,807
                                                              ----------    ----------
     Total partners' capital................................   1,471,807     1,471,807
                                                              ----------    ----------
     Total capitalization...................................  $2,627,338    $2,628,413
                                                              ==========    ==========

-------------------------
(1) We used the net proceeds of the unregistered notes offering to repay a construction loan of approximately $40.4 million. See "No Cash Proceeds."

(2) We used the net proceeds of the unregistered notes offering to reduce the outstanding balance under our $275 million line of credit by approximately $57.7 million. See "No Cash Proceeds."

                            SELECTED FINANCIAL DATA

     You should read the following consolidated financial and operating data for Arden Realty Limited Partnership and the following combined financial and operating data for its predecessors together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus. The Arden Realty Limited Partnership predecessors are comprised primarily of partnerships and limited liability companies owned by Mr. Richard S. Ziman, Arden Realty's Chairman and Chief Executive Officer, and Mr. Victor J. Coleman, Arden Realty's President and Chief Operating Officer, their relatives and affiliates and other third parties. The properties held by the Arden predecessors were directly or indirectly contributed to us in the formation transactions completed prior to Arden Realty's initial public offering of its common stock.

                                                     ARDEN REALTY LIMITED PARTNERSHIP
                                --------------------------------------------------------------------------
                                                                                                FOR THE
                                                                                                 PERIOD
                                 FOR THE NINE MONTHS                                           OCTOBER 9,
                                 ENDED SEPTEMBER 30,     FOR THE YEARS ENDED DECEMBER 31,       1996 TO
                                ---------------------   -----------------------------------   DECEMBER 31,
                                  2000        1999        1999         1998         1997          1996
                                ---------   ---------   ---------   -----------   ---------   ------------
                                     (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT RATIO DATA)
OPERATING DATA:
Revenue.......................  $ 284,138   $ 250,863   $ 340,675   $   284,582   $ 135,447    $  19,572
Property operating expenses...     81,584      74,698     101,284        86,570      44,332        6,005
General and administrative
  expenses....................      5,184       4,584       6,753         6,264       3,888          753
Depreciation and
  amortization................     63,952      51,198      69,837        51,822      20,260        3,108
                                ---------   ---------   ---------   -----------   ---------    ---------
                                  133,418     120,383     162,801       139,926      66,967        9,706
Interest expense..............     56,967      43,685      60,239        43,403      19,511        1,280
Loss on valuation of
  derivative..................         --          --          --            --       3,111           --
Equity in net loss of
  noncombined entities........         --          --          --            --          --           --
Minority interest.............        115         137         169           729          59           --
                                ---------   ---------   ---------   -----------   ---------    ---------
Income (loss) before
  extraordinary items.........     76,336      76,561     102,393        95,794      44,286        8,426
Extraordinary (loss) gain on
  early extinguishment of
  debt, net of minority
  interest....................         --          --          --            --          --      (13,105)
                                ---------   ---------   ---------   -----------   ---------    ---------
Net income (loss).............  $  76,336   $  76,561   $ 102,393   $    95,794   $  44,286    $  (4,679)
                                =========   =========   =========   ===========   =========    =========
Net income (loss) allocated
  to:
  Preferred partner...........  $   3,234   $     276   $   1,354   $        --   $      --    $      --
                                =========   =========   =========   ===========   =========    =========
  General and limited
    partners..................  $  73,102   $  76,285   $ 101,039   $    95,794   $  44,286    $  (4,679)
                                =========   =========   =========   ===========   =========    =========
OTHER DATA:
Cash provided by operating
  activities..................  $ 143,160   $ 119,897   $ 178,920   $   150,410   $  41,291    $   8,665
Cash used in investing
  activities..................   (178,728)   (212,367)   (291,999)   (1,119,833)   (661,805)    (164,763)
Cash provided by financing
  activities..................     30,011      91,543     115,557       948,701     618,182      163,730
Funds from operations(1)......    137,054     127,483     170,876       147,616      64,546       11,534
EBITDA(2).....................  $ 197,370   $ 171,581   $ 232,638   $   191,748   $  87,227    $  12,814
Ratio of EBITDA to interest
  expense(2)..................       3.46        3.93        3.86          4.42        4.47        10.01
Ratio of EBITDA to fixed
  charges(2)(3)...............       2.82        3.36        3.27          3.66        4.22         9.58
Ratio of earnings to fixed
  charges(3)(4)...............       1.86        2.35        2.28          2.66        3.08         7.26

                                   ARDEN PREDECESSORS
                                -------------------------
                                 FOR THE
                                  PERIOD
                                JANUARY 1,   FOR THE YEAR
                                 1996 TO        ENDED
                                OCTOBER 8,   DECEMBER 31,
                                   1996          1995
                                ----------   ------------

                                (IN THOUSANDS, EXCEPT RATIO DATA)
OPERATING DATA:
Revenue.......................  $  40,465     $  11,693
Property operating expenses...     14,224         3,340
General and administrative
  expenses....................      1,758         1,377
Depreciation and
  amortization................      5,264         1,898
                                ---------     ---------
                                   19,219         5,078
Interest expense..............     24,521         5,537
Loss on valuation of
  derivative..................         --            --
Equity in net loss of
  noncombined entities........        336           116
Minority interest.............       (721)            1
                                ---------     ---------
Income (loss) before
  extraordinary items.........     (4,917)         (576)
Extraordinary (loss) gain on
  early extinguishment of
  debt, net of minority
  interest....................      1,877            --
                                ---------     ---------
Net income (loss).............  $  (3,040)    $    (576)
                                =========     =========
Net income (loss) allocated
  to:
  Preferred partner...........
  General and limited
    partners..................
OTHER DATA:
Cash provided by operating
  activities..................  $   5,221     $   2,830
Cash used in investing
  activities..................   (119,083)     (123,358)
Cash provided by financing
  activities..................    122,074       120,707
Funds from operations(1)......       (374)        1,323
EBITDA(2).....................  $  24,483     $   6,976
Ratio of EBITDA to interest
  expense(2)..................       1.00          1.26
Ratio of EBITDA to fixed
  charges(2)(3)...............       1.00          1.26
Ratio of earnings to fixed
  charges(3)(4)...............       0.80          0.89

                                                                                AT DECEMBER 31,
                                    AT SEPTEMBER 30,    ----------------------------------------------------------------
                                          2000             1999          1998          1997          1996         1995
                                    ----------------    ----------    ----------    ----------    ----------    --------
                                      (UNAUDITED)
BALANCE SHEET DATA:
Net investment in real estate.....     $2,586,788       $2,479,111    $2,260,433    $1,247,701    $  532,728    $160,874
Total assets......................      2,685,061        2,572,904     2,333,866     1,287,287       551,256     182,379
Total indebtedness................      1,155,531        1,029,656       840,377       477,566       155,000     168,451
Other liabilities.................         54,778           50,555        35,720        23,305         9,768       5,712
Partners' capital.................      1,471,807        1,489,740     1,454,844       756,008       386,488       8,216

-------------------------

(1) We consider funds from operations, as defined by NAREIT, to be a useful financial measure of our operating performance. We believe that funds from operations provides investors with an additional basis to evaluate our ability to service debt and to fund acquisitions and other capital expenditures. Funds from operations should not be considered an alternative to net income determined in accordance with GAAP, as an indicator of our financial performance or as a substitute for cash flow from operating activities determined in accordance with GAAP as a measure of our liquidity. Funds from operations also is not necessarily indicative of funds available to fund our cash needs, including our ability to service our debt.

    The White Paper on funds from operations approved by the Board of Governors of NAREIT in October 1999 defines funds from operations as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute funds from operations in accordance with standards established by the White Paper which may differ from the standards used by other real estate companies and, accordingly, our funds from operations may not be comparable to those companies' funds from operations.

(2) As used in this prospectus, EBITDA means revenue less property operating expenses and general and administrative expenses. EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to operating income or net income as an indicator of performance or as a substitute for cash flow from operating activities determined in accordance with GAAP as a measure of our liquidity. We have included information with respect to EBITDA because we understand that this information is used by investors as one measure of operating performance.

(3) Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and preferred unit distributions.

(4) The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges, excluding capitalized interest and preferred unit distributions, to income or loss before extraordinary items.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion should be read together with the "Selected Financial Data" and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

     We are a full service real estate organization that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. Arden Realty, a REIT, is our sole general partner and, as of September 30, 2000, owned 96.7% of our common operating partnership units. Arden Realty conducts substantially all of its operations through us and our subsidiaries. We are managed by 11 senior executive officers who have an average of over 15 years of experience in the real estate industry. We perform all property management, accounting, finance and acquisition activities and a majority of our leasing transactions with our own staff of approximately 300 employees.

     As of September 30, 2000, we are Southern California's largest publicly traded office landlord as measured by total net rentable square feet owned. As of that date, our portfolio consisted of 143 primarily suburban office properties containing approximately 18.7 million net rentable square feet and two properties with approximately 442,000 net rentable square feet under development. As of September 30, 2000, our properties were approximately 95.9% leased, excluding one existing property under renovation.

     Our primary business strategy is to actively manage our portfolio to achieve gains in occupancy and rental rates, control operating expenses and to maximize income from ancillary operations and services. When market conditions permit, we may also develop or acquire new properties that add value and fit strategically into our portfolio. We may also sell existing mature or slow growth properties and redeploy the proceeds into investments that we believe will generate higher yields.

RESULTS OF OPERATIONS

     Our financial position and operating results are primarily comprised of our portfolio of commercial properties and income derived from those properties. Therefore, financial data from period to period will be affected by the timing of significant property, renovations, developments and acquisitions.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2000 TO THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1999
          (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES):

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                     --------------------    DOLLAR     PERCENT
                                                       2000        1999      CHANGE     CHANGE
                                                     --------    --------    -------    -------
                                                         (UNAUDITED)
REVENUE
Revenue from rental operations:
  Rental...........................................  $241,726    $216,034    $25,692      12%
  Tenant reimbursements............................    12,213      10,890      1,323      12
  Parking, net of expenses.........................    13,199      10,583      2,616      25
  Other rental operations..........................    14,427      11,264      3,163      28
                                                     --------    --------    -------      --
                                                      281,565     248,771     32,794      13
Interest and other income..........................     2,573       2,092        481      23
                                                     --------    --------    -------      --
     Total revenue.................................  $284,138    $250,863    $33,275      13%
                                                     ========    ========    =======      ==
EXPENSES
Property operating expenses:
  Repairs and maintenance..........................  $ 25,965    $ 24,180    $ 1,785       7%
  Utilities........................................    22,206      21,487        719       3
  Real estate taxes................................    19,449      17,181      2,268      13
  Insurance........................................     3,140       2,962        178       6
  Ground rent......................................     1,016         693        323      47
  Administrative...................................     9,808       8,195      1,613      20
                                                     --------    --------    -------      --
     Total property operating expenses.............    81,584      74,698      6,886       9
  General and administrative.......................     5,184       4,584        600      13
  Interest.........................................    56,967      43,685     13,282      30
  Depreciation and amortization....................    63,952      51,198     12,754      25
                                                     --------    --------    -------      --
     Total expenses................................  $207,687    $174,165    $33,522      19%
                                                     ========    ========    =======      ==
OTHER DATA:
Number of Properties
Acquired during period.............................        --           4
Completed and placed in service during period......         1          --
Owned at end of period.............................       143         142
Net Rentable Square Feet:
Acquired during period.............................        --         524
Completed and placed in service during period......       242          --
Owned at end of period.............................    18,734      18,492

     Variances for revenue from rental operations and property operating expenses are discussed below.

     Interest and other income increased by approximately $481,000 or 23% during the nine months ended September 30, 2000, as compared to the same period in 1999, primarily due to higher interest income earned in 2000 on higher restricted cash balances required by certain mortgage loans entered into after January 1, 1999 as well as additional management fees for building associations we manage.

     General and administrative expenses as a percentage of total revenues remained consistent at approximately 1.8% of total revenues for the nine months ended September 30, 2000, as well as for the same period in 1999.

     Interest expense increased approximately $13.3 million or 30% during the nine months ended September 30, 2000, as compared to the same period in 1999. Interest incurred increased due to both higher outstanding balances, primarily to fund four property acquisitions in 1999, tenant improvements, leasing commission costs and costs for our development and renovation projects, and higher average interest rates in 2000.

     Depreciation and amortization expense increased by approximately $12.8 million or 25% during the nine months ended September 30, 2000, primarily due to depreciation related to properties acquired in 1999, newly developed and renovated properties placed in service in 2000, and for capital expenditures, tenant improvements and leasing commissions for properties placed in service after September 30, 1999.

VARIANCES FOR REVENUE FROM RENTAL OPERATIONS AND PROPERTY OPERATING EXPENSES

     The increase in revenue from rental operations and property operating expenses for the nine months ended September 30, 2000 as compared to the same period in 1999 was partially due to the four properties we acquired during 1999, a development property placed in service in the third quarter of 2000 and the five properties under renovation for all or a portion of the periods presented. Operating results for properties under renovation may significantly vary from period to period depending on the status of the renovation and occupancy levels.

     Following is a summary of the increase in revenue from rental operations and property operating expenses that relates to the ten properties acquired, placed in service after January 1, 1999 or under renovation for all or a portion of the period after January 1, 1999 and for the 133 non-renovation properties we owned for all of the nine month periods ended September 30, 2000 and 1999 (in thousands, except number of properties).

                                                          PROPERTIES
                                                       ACQUIRED, PLACED       PROPERTIES OWNED FOR
                                                      IN SERVICE OR UNDER    ALL OF THE NINE MONTHS
                                                       RENOVATION AFTER       ENDED SEPTEMBER 30,
                                    TOTAL VARIANCE      JANUARY 1, 1999         2000 AND 1999(1)
                                    --------------    -------------------    ----------------------
REVENUE FROM RENTAL OPERATIONS:
Rental............................     $25,692              $12,381                 $13,311
Tenant reimbursements.............       1,323                  415                     908
Parking, net of operations........       2,616                  982                   1,634
Other rental operations...........       3,163                2,431                     732
                                       -------              -------                 -------
                                       $32,794              $16,209                 $16,585
                                       =======              =======                 =======
PROPERTY OPERATING EXPENSES:
Repairs and maintenance...........     $ 1,785              $ 1,525                 $   260
Utilities.........................         719                1,233                    (514)
Real estate taxes.................       2,268                1,005                   1,263
Insurance.........................         178                  146                      32
Ground rent.......................         323                   --                     323
Administrative....................       1,613                  378                   1,235
                                       -------              -------                 -------
                                       $ 6,886              $ 4,287                 $ 2,599
                                       =======              =======                 =======
OTHER DATA:
Number of properties..............         143                   10                     133
Net rentable square feet..........      18,734                1,834                  16,900

-------------------------
(1) See the Same Properties analysis below.

SAME PROPERTIES

     Following is a comparison of property operating data computed under the GAAP Basis and Cash Basis for the 133 non-renovation properties we owned for the entire nine month periods ended September 30, 2000 and 1999 (in thousands, except number of properties and percentages).

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                     --------------------    DOLLAR     PERCENT
                                                       2000        1999      CHANGE     CHANGE
                                                     --------    --------    -------    -------
                                                         (UNAUDITED)
GAAP BASIS:
Revenue from rental operations.....................  $257,252    $240,667    $16,585      6.9%
Property operating expenses........................    74,911      72,312      2,599      3.6
                                                     --------    --------    -------      ---
  Net..............................................  $182,341    $168,355    $13,986      8.3%
                                                     ========    ========    =======      ===
CASH BASIS(1):
Revenue from rental operations.....................  $251,778    $235,751    $16,027      6.8%
Property operating expenses........................    74,911      72,312      2,599      3.6
                                                     --------    --------    -------      ---
  Net..............................................  $176,867    $163,439    $13,428      8.2%
                                                     ========    ========    =======      ===
Number of non-renovation properties................       133         133
Average occupancy..................................      94.8%       92.1%
Net rentable square feet...........................    16,900      16,900

-------------------------
(1) Excludes straight-line rent adjustments.

     Revenue from rental operations for these properties, computed on a GAAP basis, increased by approximately $16.6 million, or 6.9%, during the nine months ended September 30, 2000, compared to the same period in 1999. Approximately $13.3 million of this difference was related to rental revenue, of which $12.7 million was related to scheduled rents and $600,000 was related to increases in straight-line rent. Approximately 60% of the increase in scheduled rents was due to higher average occupancy in 2000 and the remaining 40% was related to rental rate increases. The increase in straight-line rent was primarily due to new leases and extensions signed with higher rental rate escalations than in 1999. Revenue from rental operations was also higher due to an approximate $900,000 increase in tenant reimbursements, a $1.6 million increase in parking income and an approximate $700,000 increase in other rental operations. Tenant reimbursements and parking revenue increased primarily due to the approximate 2.7% increase in occupancy in 2000, while other rental operations increased primarily due to additional signage, satellite and after-hour utility billings.

     Excluding only the straight-line rent adjustment for these properties, revenue from rental operations for the nine months ended September 30, 2000, computed on a cash basis, increased by approximately $16.0 million or 6.8%.

     Property operating expenses for these properties increased by approximately $2.6 million, or 3.6%, during the nine months ended September 30, 2000, compared to the same period in 1999, primarily due to higher real estate tax, contingent ground rent, and property administrative expenses in 2000. These increases were partially offset by lower utilities expense in 2000. Real estate taxes increased by approximately $1.3 million in 2000 due to normal annual increases and final assessments on certain properties. Ground rent expense increased by $323,000 due to higher operating income from one of our properties with a participating ground lease. Due to our continued focus on raising our portfolio-wide occupancy, property administrative expenses were also approximately $1.2 million higher in 2000. These increases in property operating expenses in 2000 were partially offset by a $514,000 decrease in utility expense as a result of savings achieved from energy enhancing capital improvements completed during 1999.

 COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO THE YEAR ENDED DECEMBER 31,
                                      1998
          (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                     --------------------    DOLLAR     PERCENT
                                                       1999        1998      CHANGE     CHANGE
                                                     --------    --------    -------    -------
REVENUE
Revenue from rental operations:
  Rental...........................................  $292,688    $250,467    $42,221       17%
  Tenant reimbursements............................    13,863       9,505      4,358       46
  Parking, net of expense..........................    14,384      12,223      2,161       18
  Other rental operations..........................    16,918       8,872      8,046       91
                                                     --------    --------    -------      ---
     Total.........................................   337,853     281,067     56,786       20
  Interest and other income........................     2,822       3,515       (693)     (20)
                                                     --------    --------    -------      ---
     Total revenue.................................  $340,675    $284,582    $56,093       20%
                                                     ========    ========    =======      ===

EXPENSES
Property expenses:
  Repairs and maintenance..........................  $ 32,902    $ 27,141    $ 5,761       21%
  Utilities........................................    28,305      26,559      1,746        7
  Real estate taxes................................    23,167      19,433      3,734       19
  Insurance........................................     3,993       4,110       (117)      (3)
  Ground rent......................................       891         714        177       25
  Administrative...................................    12,026       8,613      3,413       40
                                                     --------    --------    -------      ---
     Total property expenses.......................   101,284      86,570     14,714       17
  General and administrative.......................     6,753       6,264        489        8
  Interest.........................................    60,239      43,403     16,836       39
  Depreciation and amortization....................    69,837      51,822     18,015       35
                                                     --------    --------    -------      ---
     Total expenses................................  $238,113    $188,059    $50,054       27%
                                                     ========    ========    =======      ===

OTHER DATA:
Number of properties:
  Acquired during period...........................         4          66
  Owned at end of period...........................       142         138
Net rentable square feet:
  Acquired during period...........................       524       7,664
  Owned at end of period...........................    18,492      17,968

     The increase in revenue from rental operations and property expenses in 1999 is primarily from properties acquired during 1998 and 1999. The 1998 amounts do not include a full year of operations for the 66 properties we acquired during 1998 or for the four properties we acquired during 1999.

     Following is a summary of the 1999 increase in revenue from rental operations and property expenses that relates to the 70 properties that we acquired during 1998 and 1999 and for the 72 properties we owned for all of 1998 and 1999 (in thousands, except number of properties).

                                                              PROPERTIES          PROPERTIES
                                                            ACQUIRED DURING    OWNED FOR ALL OF
                                          TOTAL VARIANCE     1998 AND 1999     1998 AND 1999(1)
                                          --------------    ---------------    ----------------
REVENUE FROM RENTAL OPERATIONS:
Rental..................................     $42,221            $32,177            $10,044
Tenant reimbursements...................       4,358              3,551                807
Parking, net of expense.................       2,161              1,323                838
Other rental operations.................       8,046              2,400              5,646
                                             -------            -------            -------
                                             $56,786            $39,451            $17,335
                                             =======            =======            =======

PROPERTY EXPENSES:
Repairs and maintenance.................     $ 5,761            $ 3,708            $ 2,053
Utilities...............................       1,746              1,904               (158)
Real estate taxes.......................       3,734              2,033              1,701
Insurance...............................        (117)               190               (307)
Ground rent.............................         177                  1                176
Administrative..........................       3,413              1,938              1,475
                                             -------            -------            -------
                                             $14,714            $ 9,774            $ 4,940
                                             =======            =======            =======

OTHER DATA:
Number of properties....................                             70                 72
Net rentable square feet................                          8,188             10,304

-------------------------
(1) See analysis of Properties Owned for all of 1998 and 1999.

     Interest and other income decreased by approximately $700,000 in 1999 as compared to 1998, primarily due to lower interest income earned on amortizing mortgage notes receivable acquired in September 1997.

     General and administrative expenses were approximately $6.8 million, or 2.0% of total revenue, in 1999 as compared to $6.3 million, or 2.2% of total revenue, in 1998. General and administrative expenses as a percentage of total revenue decreased in 1999 compared to 1998 primarily due to benefits achieved from economies of scale and concentration over a larger property portfolio.

     Interest expense increased approximately $16.8 million in 1999 as compared to 1998. This increase was due to higher outstanding debt balances in 1999, primarily to fund property acquisitions and tenant improvement build-outs, which was partially offset by slightly lower effective interest rates in 1999.

     Depreciation and amortization expense increased by approximately $18.0 million in 1999, primarily due to the 70 properties we acquired in 1998 and 1999.

                   PROPERTIES OWNED FOR ALL OF 1998 AND 1999
          (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)

     Following is a comparison of property operating data computed on a GAAP basis and cash basis for the 72 non-renovation properties we owned for the entire twelve months ended December 31, 1999 and 1998 (in thousands, except number of properties and percentages).

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                     --------------------    DOLLAR     PERCENT
                                                       1999        1998      CHANGE     CHANGE
                                                     --------    --------    -------    -------
GAAP BASIS:
Revenue from rental operations.....................  $210,312    $192,977    $17,335       9%
Property expenses..................................    65,270      60,330      4,940       8
                                                     --------    --------    -------      --
  Net..............................................  $145,042    $132,647    $12,395       9%
                                                     ========    ========    =======      ==

CASH BASIS(1):
Revenue from rental operations.....................  $207,357    $189,181    $18,176      10%
Property expenses..................................    65,270      60,330      4,940       8
                                                     --------    --------    -------      --
  Net..............................................  $142,087    $128,851    $13,236      10%
                                                     ========    ========    =======      ==
Number of properties...............................        72          72
Average occupancy..................................      89.4%       85.4%
Net rentable square feet...........................    10,304      10,304

-------------------------
(1) Excludes straight-line rent adjustments.

     Revenue from rental operations for the 72 properties we owned for all of 1998 and 1999 computed on a GAAP basis increased by approximately $17.3 million in 1999 compared to 1998. This increase was primarily due to increases in rental rates and a four percentage point increase in average occupancy in 1999 for this pool of properties representing approximately 10.3 million net rentable square feet. This increase in occupancy not only contributed to higher rental revenue but also resulted in higher tenant expense reimbursements, parking income and miscellaneous tenant charges. Miscellaneous tenant charges include revenue from after-hour utility billings, signage, satellite income and lease termination settlements. Lease termination settlements totaled approximately $9.7 million in 1999 compared to $4.1 million in 1998 for these properties.

     Excluding only the straight-line rent adjustments for these properties, revenue from rental operations, computed on a cash basis, increased by approximately $18.2 million for the reasons described above.

     Property operating expenses for these properties increased by approximately $4.9 million in 1999 compared to 1998, primarily due to higher repairs, maintenance and administrative and overhead expenses. These increases were primarily related to the four percentage point increase in average occupancy in 1999.

 COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO THE YEAR ENDED DECEMBER 31,
                                      1997
          (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                    --------------------     DOLLAR     PERCENT
                                                      1998        1997       CHANGE     CHANGE
                                                    --------    --------    --------    -------
REVENUE
Revenue from rental operations:
  Rental..........................................  $250,467    $118,085    $132,382      112%
  Tenant reimbursements...........................     9,505       5,945       3,560       60
  Parking, net of expense.........................    12,223       7,397       4,826       65
  Other rental operations.........................     8,872       2,390       6,482      271
                                                    --------    --------    --------     ----
     Total........................................   281,067     133,817     147,250      110%
  Interest and other income.......................     3,515       1,630       1,885      116
                                                    --------    --------    --------     ----
     Total revenue................................  $284,582    $135,447    $149,135      110%
                                                    ========    ========    ========     ====
EXPENSES
Property expenses:
  Repairs and maintenance.........................  $ 27,141    $ 15,154    $ 11,987       79%
  Utilities.......................................    26,559      14,321      12,238       85
  Real estate taxes...............................    19,433       8,003      11,430      143
  Insurance.......................................     4,110       2,125       1,985       93
  Ground rent.....................................       714         314         400      127
  Administrative..................................     8,613       4,415       4,198       95
                                                    --------    --------    --------     ----
     Total property expenses......................    86,570      44,332      42,238       95
  General and administrative......................     6,264       3,888       2,376       61
  Interest........................................    43,403      19,511      23,892      122
  Loss on valuation of derivative.................        --       3,111      (3,111)    (100)
  Depreciation and amortization...................    51,822      20,260      31,562      156
                                                    --------    --------    --------     ----
     Total expenses...............................  $188,059    $ 91,102    $ 96,957      106%
                                                    ========    ========    ========     ====
OTHER DATA:
Number of properties:
  Acquired during period..........................        66          38
  Owned at end of period..........................       138          72
Net rentable square feet:
  Acquired during period..........................     7,664       4,864
  Owned at end of period..........................    17,968      10,304

     The increase in revenue from rental operations and property expenses in 1998 is primarily from properties acquired during 1997 and 1998. The 1997 amounts do not include a full year of operations for the 38 properties we acquired during 1997 or for the 66 properties we acquired during 1998.

     Following is a summary of the 1998 increase in revenue from rental operations and property expenses that relate to the 104 properties that we acquired during 1997 and 1998 and for the 34 non-renovation properties we owned for all of 1997 and 1998 (in thousands, except number of properties).

                                                          PROPERTIES          PROPERTIES
                                             TOTAL      ACQUIRED DURING    OWNED FOR ALL OF
                                            VARIANCE     1997 AND 1998     1997 AND 1998(1)
                                            --------    ---------------    ----------------
REVENUE FROM RENTAL OPERATIONS:
Rental....................................  $132,382       $131,760            $   622
Tenant reimbursements.....................     3,560          4,931             (1,371)
Parking, net of expense...................     4,826          4,811                 15
Other rental operations...................     6,482          4,683              1,799
                                            --------       --------            -------
                                            $147,250       $146,185            $ 1,065
                                            ========       ========            =======
PROPERTY EXPENSES:
Repairs and maintenance...................  $ 11,987       $ 13,117            $(1,130)
Utilities.................................    12,238         12,587               (349)
Real estate taxes.........................    11,430         11,061                369
Insurance.................................     1,985          2,126               (141)
Ground rent...............................       400            374                 26
Administrative............................     4,198          4,901               (703)
                                            --------       --------            -------
                                            $ 42,238       $ 44,166            $(1,928)
                                            ========       ========            =======
OTHER DATA:
Number of properties......................                      104                 34
Net rentable square feet..................                   12,528              5,440

-------------------------
(1) See analysis of Properties Owned for all of 1997 and 1998.

     Interest and other income increased by approximately $1.9 million in 1998 as compared to 1997, primarily due to higher interest income earned on mortgage notes receivable acquired in September 1997 and on cash deposits required by some of our mortgage loans.

     General and administrative expenses were approximately $6.3 million, or 2.2% of total revenue in 1998 as compared to $3.9 million, or 2.9% of total revenue in 1997. General and administrative expenses as a percentage of total revenue decreased in 1998 compared to 1997, primarily due to benefits achieved from economies of scale and concentration over a larger property portfolio.

     Interest expense increased approximately $23.9 million in 1998 as compared to 1997. This increase was due to higher outstanding debt balances in 1998, primarily to fund property acquisitions, which was partially offset by slightly lower effective interest rates in 1998.

     In September 1997, we recorded a loss of approximately $3.1 million related to the retirement of agreements to convert some floating rate debt liabilities to fixed rate liabilities. The underlying variable rate liabilities were repaid in full with proceeds from an equity offering in July 1997.

     Depreciation and amortization expense increased by approximately $31.6 million in 1998, primarily due to the 104 properties we acquired in 1997 and 1998.

                   PROPERTIES OWNED FOR ALL OF 1997 AND 1998
          (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)

     Following is a comparison of property operating data computed on a GAAP and cash basis for the 34 non-renovation properties we owned for the entire twelve months ended December 31, 1998 and 1997. (in thousands, except number of properties and percentages).

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                     --------------------    DOLLAR     PERCENT
                                                       1998        1997      CHANGE     CHANGE
                                                     --------    --------    -------    -------
GAAP BASIS:
Revenue from rental operations.....................  $101,505    $100,440    $ 1,065       1%
Property expenses..................................    31,421      33,349     (1,928)     (6)
                                                     --------    --------    -------      --
  Net..............................................  $ 70,084    $ 67,091    $ 2,993       4%
                                                     ========    ========    =======      ==
CASH BASIS(1):
Revenue from rental operations.....................  $100,554    $ 98,701    $ 1,853       2%
Property expenses..................................    31,421      33,349     (1,928)     (6)
                                                     --------    --------    -------      --
  Net..............................................  $ 69,133    $ 65,352    $ 3,781       6%
                                                     ========    ========    =======      ==
Number of properties...............................        34          34
Average occupancy..................................      87.5%       85.7%
Net rentable square feet...........................     5,440       5,440

-------------------------
(1) Excludes straight-line rent adjustments.

     Revenue from rental operations for the 34 properties we owned for all of 1997 and 1998 computed on a GAAP basis increased by approximately $1.1 million in 1998 compared to 1997. This increase was primarily due to increases in rental rates, a two percentage point increase in average occupancy in 1998 and higher miscellaneous tenant charges for this pool of properties representing approximately 5.4 million net rentable square feet. Miscellaneous tenant charges include revenue from after-hour utility billings, signage, satellite income and lease termination settlements. Lease termination settlements totaled approximately $2.0 million in 1998 compared to $316,000 in 1997 for these properties. These increases were partially offset by lower tenant expense reimbursements in 1998, primarily due to resetting base years for leases that were retenanted in 1998 and the reversing effect of straight-line rent adjustments on specific properties in 1998.

     Excluding only the straight-line rent adjustments for these properties, revenue from rental operations, computed on a cash basis, increased by approximately $1.9 million for the reasons described above.

     Property operating expenses for these properties decreased by approximately $1.9 million in 1998 compared to 1997, primarily due to lower repairs, maintenance and administrative and overhead expenses achieved primarily from economies of scale and concentration over a larger property portfolio.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

Nine months ended September 30, 2000

     Cash provided by operating activities increased by approximately $23.3 million to $143.2 million for the nine months ended September 30, 2000, as compared to $119.9 million for the same period in 1999, primarily due to improved operating results, net of depreciation and amortization, from our property portfolio.

     Cash used in investing activities decreased by approximately $33.7 million, to $178.7 million for the nine months ended September 30, 2000 compared to $212.4 million for the same period in 1999. This decrease was primarily due to $89.8 million used in 1999 to acquire four properties which was partially offset by an increase of approximately $56.1 million used in 2000 for capital expenditures related to our increased development and renovation activity and higher costs associated with tenant improvement build-outs resulting from occupancy gains achieved in 2000.

     Cash provided by financing activities decreased by approximately $61.5 million to an inflow of $30.0 million for the nine months ended September 30, 2000, as compared to an inflow of $91.5 million for the same period in 1999. Cash provided by financing activities for the nine months ended September 30, 2000 consisted primarily of net proceeds from our offering of unsecured senior notes, partially offset by repayments of mortgage loans, paydowns of our unsecured lines of credit and distributions to our general and limited partners.

Year ended December 31, 1999

     Cash provided by operating activities increased by $28.5 million to $178.9 million for the year ended December 31, 1999, as compared to $150.4 million for the year ended December 31, 1998, primarily due to operating results from the 70 properties acquired in 1998 and 1999.

     Cash used in investing activities decreased by $807.8 million to $292.0 million in 1999 compared to $1.1 billion in 1998, primarily due to a reduction in property acquisitions in 1999.

     Cash provided by financing activities decreased by $833.1 million to $115.6 million, as compared to $948.7 million in 1998. This decrease was primarily due to the timing of equity issuances. During 1998, we had net proceeds of approximately $708.6 million from equity issuances as compared to $49.0 million in net proceeds from equity issuances in 1999. Cash provided by financing activities for the year ended December 31, 1999, consisted primarily of net proceeds from mortgage loans, unsecured lines of credit, and the issuance of 2,000,000 8 5/8% Series B Cumulative Redeemable Preferred Units, partially offset by distributions to partners and minority interests.

CAPITAL COMMITMENTS

     As of September 30, 2000, we had approximately $16.7 million outstanding in capital commitments related to tenant improvements, development and renovation costs and for property-related capital expenditures.

AVAILABLE BORROWINGS, CASH BALANCES AND CAPITAL RESOURCES

     We have an unsecured line of credit with a total commitment of $10 million from City National Bank. This line of credit accrues interest at the City National Bank Prime Rate less 0.875% and is scheduled to mature on August 1, 2001. As of September 30, 2000, there was no outstanding balance, and $10 million was available for additional borrowing. Proceeds from this line of credit have been used, among other things, to provide funds for tenant improvements, capital expenditures and working capital.

     On March 17, 2000, we issued $250 million of senior unsecured notes in two tranches. One tranche was for $200 million at an interest rate of 8.875% due in March 2005 and the other tranche was for $50 million at an interest rate of 9.150% due in March 2010. These notes are our senior unsecured obligations and pay interest semi-annually on March 1 and September 1 of each year. Net proceeds from this offering were used to repay two prepayable term loans to an affiliate of Lehman Brothers totaling $145.5 million, a $5.0 million mortgage loan and approximately $96.1 million under our unsecured lines of credit. These senior unsecured notes were issued in a private placement in reliance upon an exemption from registration provided by Rule 144A under the Securities Act. We subsequently filed a registration statement that became effective on May 10, 2000 and all privately placed notes were exchanged for notes registered under the Securities Act.

     On May 3, 2000, we extended our unsecured line of credit with a group of banks led by Wells Fargo. The extended line of credit provides for borrowings up to $275 million with an option to increase the amount to $325 million and bears interest at a rate ranging between LIBOR plus 1.15% and LIBOR plus 1.80% (including an annual facility fee ranging from .20% to .40% based on the aggregate amount of the facility) depending on our unsecured debt rating. In addition, as long as we maintain an unsecured debt rating of BBB-/Baa3 or better, the agreement contains a competitive bid option, whereby the lenders under this line of credit may bid on the interest rate to be charged for up to $137.5 million of the unsecured line of credit. Under certain circumstances, we also have the option to convert the interest rate on this line of credit to the prime rate plus 0.5%. This line of credit matures in April 2003. As of September 30, 2000, there was approximately $214.4 million outstanding on this line of credit and approximately $60.6 million was available for additional borrowings. In November 2000, we used approximately $57.7 million from the proceeds of the sale of the unregistered notes to reduce the outstanding balance under this line of credit.

     In July 2000, we closed on a $75 million unsecured line of credit with Lehman Brothers. Borrowings on this new line of credit bear interest at a rate ranging between LIBOR plus 1.05% and LIBOR plus 1.70%, depending on our unsecured debt rating. We also have the option to convert the interest rate to the prime rate plus 0.5%. This line of credit matures on July 27, 2002 with an option to extend the maturity date for one year. Proceeds from this line of credit have been used to reduce the outstanding balance under our $275 million line of credit. As of September 30, 2000, there was approximately $75 million outstanding on this line of credit.

     On November 20, 2000, we completed a private placement of $100 million 8.50% senior notes due 2010. We used the net proceeds from this private placement to reduce the outstanding balance on one of our unsecured lines of credit from the group of banks led by Wells Fargo and to repay a construction loan related to our development of the 6060 Center Drive project. See "No Cash Proceeds."

     On April 5, 1999, we closed a $115 million loan with Mass Mutual Life Insurance Company that is secured by twelve of our properties, has a 10-year term, bears interest at a fixed rate of 6.94%, requires monthly payments of principal and interest and is amortized over a 25-year period. Proceeds from this loan were used to repay $76.4 million of our prepayable term loan with an affiliate of Lehman Brothers and to repay a portion of our lines of credit.

     On April 30, 1999, we closed a $22.5 million loan with an affiliate of Lehman Brothers that is secured by three of our properties, has a 10-year term, bears interest at a fixed rate of 7.54%, requires monthly payments of principal and interest and is amortized over a 30-year period. Proceeds from this loan were used to repay a portion of our lines of credit.

     On July 23, 1999, we entered into a construction loan with a total commitment of $50 million related to our development of the approximately 241,000 net rentable square foot 6060 Center Drive office building in the Howard Hughes Center. The construction loan was secured by specific property and construction improvements, bore interest at LIBOR plus 2.0%, required monthly payments of interest only and was scheduled to mature December 30, 2000, with two one-year extension options. As of September 30, 2000, the effective interest rate of this construction loan was 8.63%, the outstanding principal balance was $40.4 million and $9.6 million was available for additional borrowing. In November 2000, we used approximately $40.4 million from the proceeds of the sale of the unregistered notes to repay this construction loan.

     On September 7, 1999, we completed a $50 million private placement of 2 million 8 5/8% Series B Cumulative Redeemable Preferred Units to an institutional investor. These preferred units are callable by us after five years and are exchangeable after 10 years by the holder into Arden Realty's
8 5/8% Series B Cumulative Redeemable Preferred Stock on a one-for-one basis. The preferred units have no stated maturity or mandatory redemption and are subordinated to all debt. We used the net proceeds from this private placement to repay a portion of our lines of credit.

     Following is a summary of scheduled principal payments for our total debt outstanding as of September 30, 2000 (in thousands):

                          YEAR                               AMOUNT
                          ----                             ----------
2000.....................................................  $   41,014
2001.....................................................       2,501
2002.....................................................      77,702
2003.....................................................     219,888
2004.....................................................     182,302
2005.....................................................     207,918
2006.....................................................      15,303
2007.....................................................       8,895
2008.....................................................     230,388
2009.....................................................     112,063
Thereafter...............................................      57,557
                                                           ----------
  Total..................................................  $1,155,531
                                                           ==========

     Following is certain other information related to our indebtedness as of September 30, 2000 (in thousands, except percentage data):

UNSECURED AND SECURED DEBT ANALYSIS:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                 BALANCE      PERCENT      INTEREST RATE(1)
                                                ----------    -------      ----------------
Unsecured Debt................................  $  538,500       47%             8.73%
Secured Debt..................................     617,031       53              7.50
                                                ----------      ---              ----
  Total Debt..................................  $1,155,531      100%             8.07%
                                                ==========      ===              ====

FLOATING AND FIXED RATE DEBT ANALYSIS:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                 BALANCE      PERCENT      INTEREST RATE(1)
                                                ----------    -------      ----------------
Floating Rate Debt............................  $  329,723       29%             8.45%
Fixed Rate Debt...............................     825,808       71              7.93
                                                ----------      ---              ----
  Total Debt..................................  $1,155,531      100%             8.07%
                                                ==========      ===              ====

-------------------------
(1) Includes amortization of prepaid financing costs.

     As of September 30, 2000, we had $23.0 million in cash and cash equivalents, including $13.8 million in restricted cash representing interest bearing cash deposits required by five of our mortgage loans payable. Also included in cash and cash equivalents were $7.7 million in cash impound accounts for real estate taxes and insurance as required by several of our mortgage loans payable.

     As of September 30, 2000, we had $70.6 million available under our lines of credit.

     We may sell mature, slow growth assets throughout the next several years. Due to future market conditions beyond our control, it is difficult to predict the actual period and amount of these asset sales. At the time any such sales proceeds are realized, we expect to redeploy such amounts into investments that we believe will generate higher yields, which may include development of office buildings, acquisitions or repurchase of our common stock. In addition, we expect to use a portion of any proceeds to pay down portions of our debt in order to maintain our conservative leverage and coverage ratios.

     We expect to continue meeting our short-term liquidity and capital requirements generally through net cash provided by operating activities and proceeds from our lines of credit. We believe that the net cash provided by operating activities will continue to be sufficient to pay any distributions necessary to enable Arden Realty to continue qualifying as a REIT. We also believe the foregoing sources of liquidity will be sufficient to fund our short-term liquidity needs for the foreseeable future, including recurring non-revenue enhancing capital expenditures, tenant improvements and leasing commissions.

     We expect to meet our long-term liquidity and capital requirements such as scheduled principal repayments, development costs, property acquisitions, if any, and other non-recurring capital expenditures through the refinancing of existing indebtedness and/or the issuance of long-term debt and equity securities.

FUNDS FROM OPERATIONS

     The following table reflects the calculation of our funds from operations for the nine months ended September 30, 2000 and 1999, and for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                       FOR THE NINE MONTHS              FOR THE YEARS
                                       ENDED SEPTEMBER 30,           ENDED DECEMBER 31,
                                       --------------------    -------------------------------
                                         2000        1999        1999        1998       1997
                                       --------    --------    --------    --------    -------
                                           (UNAUDITED)
Funds from operations(1):
  Net income.........................  $ 76,336    $ 76,561    $102,393    $ 95,794    $44,286
  Depreciation and amortization......    63,952      51,198      69,837      51,822     20,260
  Distributions on preferred units...    (3,234)       (276)     (1,354)         --         --
                                       --------    --------    --------    --------    -------
  Funds from operations..............  $137,054    $127,483    $170,876    $147,616    $64,546
                                       ========    ========    ========    ========    =======

-------------------------
(1) We consider funds from operations, as defined by NAREIT, to be a useful financial measure of our operating performance. We believe that funds from operations provides investors with an additional basis to evaluate our ability to service debt and to fund acquisitions and other capital expenditures. Funds from operations should not be considered an alternative to net income determined in accordance with GAAP, as an indicator of our financial performance or as a substitute for cash flow from operating activities determined in accordance with GAAP as a measure of our liquidity. Funds from operations also is not necessarily indicative of funds available to fund our cash needs, including our ability to service our debt.

    The White Paper on funds from operations approved by the Board of Governors of NAREIT in October 1999 defines funds from operations as net income or loss computed in accordance with GAAP, excluding gains or losses from extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute funds from operations in accordance with standards established by the White Paper which may differ from the standards used by other real estate companies and, accordingly, our funds from operations may not be comparable to those companies' funds from operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risk is the exposure or loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control.

INTEREST RATE RISK

     In order to modify and manage the interest characteristics of our outstanding debt and limit the effects of interest rates on our operations, we may use a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks such as counter-party credit risk and legal enforceability of hedging contracts. We do not enter into any transactions for speculative or trading purposes.

     Some of our future earnings, cash flows and fair values relating to financial instruments are dependent upon prevailing market rates of interest, such as LIBOR. Based on interest rates and outstanding balances as of September 30, 2000, a 1% increase in interest rates on our $329.7 million of floating rate debt would decrease annual future earnings and cash flows by approximately $3.3 million and would not have an impact on the fair value of the floating rate debt. A 1% decrease in interest rates on our $329.7 million of floating rate debt would increase annual future earnings and cash flows by approximately $3.3 million and would not have an impact on the fair value of the floating rate debt. A 1% increase or decrease in interest rates on our secured notes receivable would not have a material impact on annual future earnings, cash flows and the fair value of our secured notes receivable.

     These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in that environment. Further, in the event of a change of this magnitude, we would consider taking actions to further mitigate our exposure to the change. Due to the uncertainty of the specific actions that would be taken and their possible effects, however, this sensitivity analysis assumes no changes in our capital structure.

                                    BUSINESS

     We are an operating partnership that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. Arden Realty, a REIT, is our sole general partner and, as of September 30, 2000, owned 96.7% of our common partnership units. Arden Realty conducts substantially all of its operations through us and our subsidiaries.

BUSINESS STRATEGIES

     Our primary business strategy is to actively manage our portfolio to achieve gains in occupancy and rental rates, to control operating expenses and to maximize income from ancillary operations and services. When market conditions permit, we may also develop or acquire new properties that add value and fit strategically into our portfolio. We may also sell existing mature or slow growth properties and deploy the proceeds into investments that we believe will generate higher yields.

     In addition to our corporate office, we maintain five regional offices and approximately 45 separate management offices. Each regional office is co-managed by a regional property manager and a regional leasing manager that oversee and direct on-site service teams located in the management offices. Each of the regional offices is staffed with property management, leasing, tenant improvements, building engineering, accounting and information systems specialists which enables us to respond quickly to our tenants' needs. By maintaining a regionally focused organizational structure headed by seasoned managers, we are able to quickly respond to our tenants' needs and market opportunities.

     In addition, to increase operational efficiency, all of our management and regional offices are networked with our corporate office and have access to the Internet and our e-mail, accounting and lease management systems. Our accounting and lease management systems employ the latest technology and allow both corporate and field personnel access to tenant and prospective tenant-related information to enhance responsiveness and communication of marketing and leasing activity for each property.

     Through our corporate infrastructure, we implement our business strategies by:

     - using integrated decision making to provide pro-active solutions to the space needs of users in the markets where we have extensive real estate and technical expertise;

     - emphasizing quality service, tenant satisfaction and retention;

     - employing intensive property marketing and leasing programs; and

     - implementing cost control management techniques and systems that capitalize on economies of scale and concentration arising from the size and geographic focus of our portfolio.

     We believe the implementation of these operating practices has been instrumental in the increased occupancy and improved operating results of our existing portfolio.

INTEGRATED DECISION MAKING

     Our management, leasing, development, renovation, acquisition and finance teams coordinate their activities to enhance responsiveness to market opportunities and to provide pro-active solutions to the space needs of users in the submarkets where we have extensive real estate and technical expertise. This integrated approach permits us to analyze the specific requirements of existing and prospective tenants and the economic terms and costs for each transaction on a timely and efficient basis. We are therefore able to commit to leasing, development or acquisition terms quickly, which facilitates an efficient completion of tenant space build-out, minimal downtime after lease expirations and the timely completion of development and acquisition transactions.

QUALITY SERVICE AND TENANT SATISFACTION

     We strive to provide quality service through our multidisciplinary operating approach resulting in timely responses to our tenants' needs. Our seasoned on-site service teams interact and resolve most issues relating to tenant satisfaction and day-to-day operations. For portfolio-wide operational and administrative functions, our corporate office provides support to all regional offices and provides immediate response for critical operational issues. This customer service approach has contributed to an average tenant retention rate of approximately 75% since our formation.

AGGRESSIVE LEASING

     The concentration of many of our properties within particular office submarkets and our relationships with a broad array of tenants and brokers enable us to pursue aggressive leasing strategies, to effectively monitor the office space requirements of existing and prospective tenants and to offer tenants a variety of space alternatives across our portfolio. In an effort to realize cost savings and exercise more control over lease negotiations, we currently lease approximately 70% of our properties using our in-house staff. We employ outside brokers who are monitored by our leasing managers for the remainder of our properties. In 1999, we signed approximately 990 leases for approximately 4 million net rentable square feet, including approximately 716,000 square feet of net absorption. For the nine months ended September 30, 2000, we signed approximately 780 leases for approximately 3.4 million net rentable square feet, including approximately 471,000 square feet of net absorption.

COST CONTROL AND OPERATING EFFICIENCIES

     The size and geographic focus of our portfolio permits us to enhance portfolio value by controlling operating costs. We seek to capitalize on the economies of scale and concentration which result from the geographic focus of our portfolio, the ownership and management of multiple properties within particular submarkets and the maintenance of a centralized purchasing and accounting system for cost control at each of our properties.

GROWTH STRATEGIES

     Based on our geographic focus in Southern California and our evaluation of local market conditions, we believe the following key factors provide us with opportunities to maximize returns:

     - the continued strength of the Southern California economy, particularly in the submarkets where our properties are located; and

     - the limited construction of new office properties in the Southern California region due to substantial building construction limitations and a minimal amount of developable land in many key submarkets.

INTERNAL GROWTH

     We believe that opportunities exist to increase cash flow from our existing portfolio and that these opportunities will be enhanced as the Southern California commercial real estate market continues to improve. We achieve internal growth by:

     - maintaining or improving current occupancy throughout our portfolio by actively managing and aggressively leasing our properties;

     - leasing space and renewing leases as they expire at increasing rents;

     - controlling operating expenses through active cost control management and systems;

     - realizing economies of scale and concentration due to the size and geographic focus of our portfolio; and

     - sourcing new and innovative revenue streams while providing high quality services to our tenants.

Maintaining or improving current occupancy

     We believe that we have been successful in attracting, expanding and retaining a diverse tenant base by actively managing our properties with an emphasis on tenant satisfaction and retention. Our in-house leasing teams, working with outside leasing brokers, continuously monitor each market to identify strong prospective tenants who are in need of new or additional space. We also strive to be responsive to the needs of existing tenants through our on-site professional management staff and by providing them with alternative space within our portfolio to accommodate their changing space requirements. Our success in maintaining and improving occupancy rates is demonstrated, in part, by the number of existing tenants that have renewed or re-leased their space, leased additional space to support their expansion needs, or moved to other space within our portfolio.

Leasing space and renewing leases as they expire at increasing rents

     We believe that as the commercial real estate market in Southern California continues to gain strength, there will be a continued increase in demand for office space and a decline in vacancy rates, which are expected to result over time in increasing market rents. We believe we will have significant opportunities to increase cash flow during periods of increasing market rents by renewing or re-leasing space as leases expire at higher rents.

Cost control management and systems

     We plan to continue lowering our operating expenses through active cost control management at all of our properties. We focus on cost control in various areas of our operations. We continuously monitor the operating performance of our properties and employ energy-enhancing and expense recovery technologies when appropriate. These system enhancements include:

     - lighting retrofits;

     - replacement of inefficient heating, ventilation and air conditioning systems;

     - computer-driven energy management systems that monitor and react to the climatic requirements of individual properties;

     - automated security systems that allow us to provide security services to our tenants at a lower cost;

     - enhancement of billing systems, which enable us to more efficiently recover operating expenses from our tenants; and

     - on-going preventive maintenance programs to operate our building systems efficiently, thereby reducing operating costs.

Capitalizing on economies of scale and concentration

     In order to capitalize on economies of scale and concentration arising from the size and geographic focus of our portfolio, our property managers and building engineers are often responsible for several properties, which spreads administrative and maintenance costs over those properties and reduces per square foot expenses. In addition, we believe that parking operations and building services and supplies purchased in bulk on a portfolio-wide basis will facilitate further benefits from these economies of scale and concentration.

Sourcing additional revenue while providing high quality services to tenants

     By implementing the next generation of technology in our properties, we believe we will be able to further increase occupancy, tenant retention and rental rates in the future. In 1998, we entered into an agreement with a national technology/access management firm that has successfully marketed our rooftop space to telecommunications providers as antennae sites resulting in additional revenue and providing additional voice and data technology options to our tenants. During 1999, we completed an agreement with a premium broadband Internet access and applications services provider to deploy its building-centric, fiber optic network in a majority of our portfolio. In addition to high speed Internet services, this fiber optic network provides our tenants with a wide range of next generation business applications and e-commerce tools, including video and audio conferencing, e-mail and unified messaging.

EXTERNAL GROWTH

     We believe in the strength and potential of the Southern California commercial real estate market, and we intend to continue to focus our resources in this region. We have assembled a management team that has extensive experience and knowledge in this market that we believe provides us with a competitive advantage in identifying and capitalizing on development, renovation and acquisition opportunities.

     Subject to capital availability and market conditions, our approach is to seek development, renovation and acquisition opportunities in Southern California submarkets where we have an existing presence and where one or more of the following conditions exist:

     - low vacancy rates;

     - opportunities for rising rents due to employment growth and population movements;

     - a minimal amount of developable land; or

     - significant barriers to entry because of constraints on new development, including challenging entitlement processes, strictly enforced height and density restrictions and governmental requirements resulting in significant additional construction costs.

EMPLOYEES

     As of September 30, 2000, we had approximately 300 employees that perform all of our property management, accounting, finance and acquisition activities and a majority of our leasing transactions.

LEGAL PROCEEDINGS

     We are not presently subject to any material litigation nor, to our knowledge, is any litigation threatened against us, other than routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and all of which collectively is not expected to have a material adverse effect on our consolidated financial statements.

                                   PROPERTIES

EXISTING PORTFOLIO

     Our portfolio consists of 143 primarily office properties, containing approximately 18.7 million net rentable square feet, that individually range from approximately 12,000 - 600,000 net rentable square feet. Our portfolio consists of primarily suburban office properties located in Los Angeles, Orange, San Diego, Ventura, Riverside, San Bernardino and Kern Counties. We believe that our properties are located within desirable and established business communities and are well maintained. Our properties offer an array of amenities, including on-site management, high speed Internet and other broadband services, security, parking, conference facilities, food services and health clubs.

                                                                                         APPROXIMATE NET RENTABLE SQUARE FEET
                                                      NUMBER OF PROPERTIES                (IN THOUSANDS, EXCEPT PERCENTAGES)
                                            ----------------------------------------   -----------------------------------------
                                                     INDUSTRIAL                                 INDUSTRIAL
                 LOCATION                   OFFICE   AND RETAIL   TOTAL   % OF TOTAL   OFFICE   AND RETAIL   TOTAL    % OF TOTAL
                 --------                   ------   ----------   -----   ----------   ------   ----------   ------   ----------
Los Angeles County:
  West....................................    30         1          31        22%       5,238       37        5,275       28%
  North...................................    32        --          32        22        2,877       --        2,877       16
  South...................................    16        --          16        11        2,202       --        2,202       12
  Central.................................     3        --           3         2          609       --          609        3
Orange County.............................    21        --          21        15        3,317       --        3,317       18
San Diego County..........................    21        --          21        15        2,487       --        2,487       13
Ventura County............................     4        --           4         3          562       --          562        3
Riverside/San Bernardino Counties.........     8         4          12         8          554      415          969        5
Kern County...............................     2        --           2         1          216       --          216        1
                                             ---         --        ---       ---       ------      ---       ------      ---
    Subtotal..............................   137         5         142        99%      18,062      452       18,514       99%
Renovation Properties.....................     1        --           1         1%         220       --          220        1%
                                             ---         --        ---       ---       ------      ---       ------      ---
    Total.................................   138         5         143       100%      18,282      452       18,734      100%
                                             ===         ==        ===       ===       ======      ===       ======      ===

                                                                                             ANNUALIZED BASE RENT PER LEASED
                                                                                               NET RENTABLE SQUARE FOOT(1)
                                  PERCENT OCCUPIED               PERCENT LEASED          ----------------------------------------
                                AT SEPTEMBER 30, 2000         AT SEPTEMBER 30, 2000                                       FULL
                             ---------------------------   ---------------------------                                   SERVICE
                                      INDUSTRIAL                    INDUSTRIAL                    INDUSTRIAL              GROSS
         LOCATION            OFFICE   AND RETAIL   TOTAL   OFFICE   AND RETAIL   TOTAL   OFFICE   AND RETAIL   TOTAL    LEASES(2)
         --------            ------   ----------   -----   ------   ----------   -----   ------   ----------   ------   ---------
Los Angeles County:
  West.....................   94.7%     100.0%     94.7%    96.6%     100.0%     96.6%   $24.41     $24.60     $24.42    $24.41
  North....................   92.5         --      92.5     93.1         --      93.1     20.30         --      20.30     21.58
  South....................   94.4         --      94.4     96.3         --      96.3     17.93         --      17.93     19.38
  Central..................   94.7         --      94.7     95.1         --      95.1     19.78         --      19.78     19.78
Orange County..............   96.4         --      96.4     96.8         --      96.8     16.69         --      16.69     19.63
San Diego County...........   97.5         --      97.5     97.7         --      97.7     16.28         --      16.28     19.15
Ventura County.............   99.2         --      99.2     99.5         --      99.5     17.17         --      17.17     17.17
Riverside/San Bernardino
  Counties.................   84.0       96.7      89.4     86.8       96.7      91.1     14.99       8.79      12.17     17.66
Kern County................   86.3         --      86.3     86.3         --      86.3     17.21         --      17.21        --
                              ----      -----      ----     ----      -----      ----    ------     ------     ------    ------
    Subtotal/Weighted
      Average..............   94.7%      97.0%     94.8%    95.8%      97.0%     95.9%   $19.68     $10.13     $19.44    $21.53
Renovation Properties......   31.8%        --      31.8%    47.0%        --      47.0%   $20.30         --     $20.30    $20.30
                              ----      -----      ----     ----      -----      ----    ------     ------     ------    ------
    Total/Weighted
      Average..............   94.0%      97.0%     94.0%    95.2%      97.0%     95.3%   $19.68     $10.13     $19.45    $21.52
                              ====      =====      ====     ====      =====      ====    ======     ======     ======    ======

-------------------------
(1) Based on monthly contractual base rent under existing leases as of September 30, 2000, multiplied by 12 and divided by leased net rentable square feet; for those leases where rent has not yet commenced or which are in a free rent period, the first month in which rent is to be received is used to determine annualized base rent.

(2) Excludes 48 properties and 4,722,281 net rentable square feet under triple net and modified gross leases.

DEVELOPMENT PROPERTIES

     In addition to the properties listed above, we currently have two properties under development containing approximately 442,000 net rentable square feet.

     These properties are located in the Howard Hughes Center, a 70-acre commercial development located two miles north of Los Angeles International Airport and immediately adjacent to the San Diego Freeway (I-405), with on- and off-ramps that directly serve the site.

     The following table summarizes information about our properties under development as of September 30, 2000.

                                                                               PERCENT       ESTIMATED
                                                              ESTIMATED       LEASED AT     CONSTRUCTION     ESTIMATED
                                 SQUARE    COSTS INCURRED       TOTAL        NOVEMBER 15,    COMPLETION    STABILIZATION
           PROPERTY               FEET        TO DATE          COST(1)           2000           DATE           DATE
           --------              -------   --------------   --------------   ------------   ------------   -------------
                                           (IN THOUSANDS)   (IN THOUSANDS)
Development:
  Howard Hughes Center
    Univision Building.........  158,473      $15,645          $ 51,700          100%       3rd Qtr 2001   3rd Qtr 2001
    6080 Center Drive..........  283,204       33,388            72,750           78%       2nd Qtr 2001   4th Qtr 2001
Unallocated Acquisition and
  Master Plan Costs(1)(2)......       --       22,766            34,600
                                 -------      -------          --------
      Total Development
        Properties.............  441,677      $71,799          $159,050
                                 =======      =======          ========

                                   ESTIMATED      ESTIMATED
                                     YEAR 1         YEAR 1
                                   STABILIZED       ANNUAL
           PROPERTY                 CASH NOI      CASH YIELD
           --------              --------------   ----------
                                 (IN THOUSANDS)
Development:
  Howard Hughes Center
    Univision Building.........      $5,199          10.1%
    6080 Center Drive..........      $8,288          11.4%
Unallocated Acquisition and
  Master Plan Costs(1)(2)......
      Total Development
        Properties.............

-------------------------
(1) Estimated total cost includes purchase and closing costs, capital expenditures, tenant improvements, leasing commissions and carrying costs during renovation or development, and for the Howard Hughes Center development properties also includes an allocation of land and Master Plan costs. Master plan costs include the costs of road and bridge construction and other Howard Hughes Center infrastructure and master planning costs.

(2) We acquired the undeveloped commercial property portions of the Howard Hughes Center for $28.5 million. In August 1999, subject to a sales agreement entered into upon our initial acquisition, we sold approximately
    5.4 acres for $7.5 million to a third party who is currently developing a 250,000 square foot retail and entertainment complex. This amount also excludes approximately $4.3 million allocated to 6060 Center Drive, $5.1 million allocated to 6080 Center Drive, and approximately $1.6 million allocated to the Univision building.

     Subsequent to September 30, 2000, we commenced construction on 6100 Center Drive, a multi-tenant office building at the Howard Hughes Center. The 6100 Center Drive project is an approximately 280,000 net rentable square foot building that has a design similar to our 6080 Center Drive project. In addition, we have preliminary architectural designs completed for two additional build-to-suit buildings at the Howard Hughes Center, totaling an additional approximately 350,000 net rentable square feet. We do not intend to commence construction on any additional build-to-suit buildings at the Howard Hughes Center until build-to-suit tenant leases are signed and we can achieve yields commensurate with the project's development risk.

     In addition to our development at the Howard Hughes Center, we have completed preliminary designs and are marketing an approximately 170,000 net rentable square foot build-to-suit office building at our Long Beach Airport Business Park. We do not intend to commence construction on this project until a build-to-suit tenant lease is signed and we can achieve yields commensurate with the project's development risk.

ACQUISITIONS

     We did not acquire any properties in 2000.

TENANT INFORMATION

     We believe that the location, quality of construction and building amenities, as well as our high level of tenant service, have enabled us to attract and retain a diverse tenant base. As of September 30, 2000, we had over 3,000 tenants, with no tenant representing more than 2.2% of the aggregate annualized base rent of our properties, and only two tenants representing more than 1.0% of our aggregate annualized base rent. Our properties are leased to local, national and foreign companies engaged in a variety of businesses including financial services, insurance, entertainment, health care services, accounting, law, technology, education and publishing.

     Our leases are typically structured for terms of three, five or ten years. Leases typically contain provisions permitting tenants to renew expiring leases at prevailing market rates. A majority of our leases are full service gross leases under which tenants typically pay for all real property taxes and operating expenses above those for an established base year or expense stop. Tenants generally pay directly, without regard to a base year or expense stop, for overtime use of heating and air conditioning and for on-site monthly employee and visitor parking. We are generally responsible for structural repairs.

LEASE EXPIRATIONS

     The following table presents a summary schedule of our lease expirations through 2005 for leases in place at September 30, 2000. This table assumes that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations:

                                                                                       PERCENTAGE OF
                                        SQUARE      PERCENTAGE OF       ANNUALIZED       AGGREGATE       ANNUAL BASE
                          NUMBER OF   FOOTAGE OF      AGGREGATE        BASE RENT OF      PORTFOLIO        RENT PER
                           LEASES      EXPIRING    PORTFOLIO LEASED      EXPIRING       ANNUALIZED     SQUARE FOOT OF
YEAR OF LEASE EXPIRATION  EXPIRING      LEASES       SQUARE FEET        LEASES(1)        BASE RENT     EXPIRING LEASES
------------------------  ---------   ----------   ----------------   --------------   -------------   ---------------
                                                                      (IN THOUSANDS)
Month-to-Month.........      175        309,005          1.73%           $ 6,148            1.65%          $19.90
2000(2)................      142        498,420          2.79              8,347            2.23            16.75
2001...................      667      2,179,905         12.21             42,162           11.28            19.34
2002...................      642      2,797,475         15.67             52,182           13.96            18.65
2003...................      577      3,075,105         17.23             62,361           16.69            20.28
2004...................      406      2,745,872         15.38             56,744           15.18            20.67
2005...................      382      2,786,850         15.61             61,349           16.42            22.01

-------------------------
(1) Base rent is determined as of the date of lease expiration, including all fixed contractual base rent increases; increases tied to indices such as the Consumer Price Index are not included.

(2) Represents leases expiring from October 1, 2000 through December 31, 2000.

                           DESCRIPTION OF OTHER DEBT

     The following is a summary of the material terms of our credit lines and mortgage debt obligations. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the agreements evidencing the debt.

LINES OF CREDIT

     On May 3, 2000, we extended our unsecured line of credit with a group of banks led by Wells Fargo. The extended line of credit provides for borrowings up to $275 million with an option to increase the amount to $325 million and bears interest at a rate ranging between LIBOR plus 1.15% and LIBOR plus 1.80% (including an annual facility fee ranging from .20% to .40% based on the aggregate amount of the facility) depending on our unsecured debt rating. In addition, as long as we maintain an unsecured debt rating of BBB-/Baa3 or better, the agreement contains a competitive bid option, whereby the lenders on this line of credit may bid on the interest rate to be charged for up to $137.5 million of the unsecured line of credit. Under certain circumstances, we also have the option to convert the interest rate on this line of credit to the prime rate plus 0.5%. This line of credit matures on April 30, 2003. As of September 30, 2000, there was approximately $214.4 million outstanding on this line of credit and approximately $60.6 million was available for additional borrowings. In November 2000, we used approximately $57.7 million from the proceeds of the sale of the unregistered notes to reduce the outstanding balance under this line of credit.

     We also have an unsecured line of credit with a total commitment of $10 million from City National Bank. This line of credit accrues interest at the City National Bank Prime Rate less 0.875% and is scheduled to mature on August 1, 2001. As of September 30, 2000, there was no outstanding balance and $10 million was available for additional borrowing.

     On July 27, 2000, we closed on a $75 million unsecured line of credit with Lehman Brothers. Borrowings on this line of credit bear interest at a rate ranging between LIBOR plus 1.05% and LIBOR plus 1.70%, depending on our unsecured debt rating. We also have the option to convert the interest rate to the prime rate plus 0.5%. This line of credit matures on July 27, 2002 with an option to extend the maturity date for one year. Proceeds from this line of credit have been used to reduce the outstanding balance under our $275 million unsecured line of credit. As of September 30, 2000, there was approximately $75 million outstanding on this line of credit.

SENIOR UNSECURED NOTES

     On March 17, 2000, we issued $250 million of senior unsecured notes into two tranches. One tranche was for $200 million at an interest rate of 8.875% due in March 2005 and the other tranche was for $50 million at an interest rate of 9.150% due in March 2010. These notes are our senior unsecured obligations and pay interest semi-annually on March 1, and September 1, of each year. Net proceeds from the offering were used to repay approximately $145.5 million under two prepayable term loans to an affiliate of Lehman Brothers, a $5.0 million mortgage loan and approximately $96.1 million under our unsecured lines of credit. These senior unsecured notes were issued in a private placement in reliance upon an exemption from registration provided by Rule 144A under the Securities Act. We subsequently filed a registration statement that became effective on May 10, 2000 and all privately placed notes were exchanged for notes registered under the Securities Act.

     On November 20, 2000, we completed a private placement of $100 million 8.50% senior notes due 2010. We used the net proceeds from this private placement to reduce the outstanding balance on one of our unsecured lines of credit from the group of banks led by Wells Fargo and to repay a construction loan related to our development of the 6060 Center Drive project. See "No Cash Proceeds."

MORTGAGE FINANCINGS

     We have a $175 million loan that originated with an affiliate of Lehman Brothers, as conduit lender. This loan was subsequently sold to other investors, is secured by eighteen of our properties, matures in June 2004, bears interest at a fixed rate of 7.52% and requires monthly payments of interest only.

     We have a $136.1 million loan that originated with an affiliate of Lehman Brothers, as conduit lender. This loan was subsequently sold to other investors, is secured by twenty-two of our properties, matures in April 2008, bears interest at a fixed rate of 6.74% and requires monthly payments of interest only for five years and monthly payments of principal and interest thereafter, based upon amortization over a 25-year period.

     We have a $111.2 million loan that originated with an affiliate of Lehman Brothers, as conduit lender. This loan was subsequently sold to other investors, is secured by twelve of our properties, matures in April 2008, bears interest at a fixed rate of 6.61% and requires monthly payments of interest only for five years and monthly payments of principal and interest thereafter, based upon amortization over a 25-year period.

     We have a $115 million loan with Mass Mutual Life Insurance Company that is secured by 12 of our properties, has a 10-year term maturing in April 2009, bears interest at a fixed rate of 6.94% and requires monthly payments of principal and interest based upon amortization over a 25-year period. As of September 30, 2000, the outstanding principal balance on this loan was $112.7 million.

     We have a $22.5 million loan that originated with an affiliate of Lehman Brothers, as conduit lender. This loan was subsequently sold to other investors, is secured by three of our properties, matures in April 2009, bears interest at a fixed rate of 7.54% and requires monthly payments of principal and interest based upon amortization over a 30-year period. As of September 30, 2000, the outstanding principal balance on this loan was $22.3 million.

     The above mortgage financings require us to maintain cash deposits aggregating $13.8 million to comply with specified operational restrictions and cash management procedures.

     In connection with two of our mortgage loans payable to an affiliate of Lehman Brothers, we entered into a treasury rate lock agreement, or swap agreement, with a notional amount of $100 million. The swap agreement fixed the United States 10-year treasury rate at 6.174%. On April 16, 1998, we settled the swap agreement for $4.5 million and are amortizing the cost of settling the swap agreement over the term of the two related mortgage loans.

     As of September 30, 2000, we had five other mortgage notes payable totaling $19.2 million. The notes are secured by four properties, mature at various dates from 2006 through 2027, bear interest at fixed rates ranging from 7.88% to 9.00%, and require monthly payments of principal and interest.

     In September 2000, we repaid in full a $14.7 million mortgage loan secured by our Westwood Center building.

CONSTRUCTION LOAN

     Through November 2000 we had a construction loan with a total commitment of $50 million related to our development of the approximately 241,000 net rentable square foot 6060 Center Drive office building in the Howard Hughes Center. The construction loan was secured by specific property and construction improvements, bore interest at LIBOR plus 2.0%, required monthly payments of interest only and was scheduled to mature December 30, 2000, with two one-year extension options. As of September 30, 2000, the effective interest rate of this construction loan was 8.63%, the outstanding principal balance was $40.4 million and $9.6 million was available for additional borrowing. In November 2000, we used approximately $40.4 million from the proceeds of the sale of the unregistered notes to repay this construction loan.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the unregistered notes on November 20, 2000 to the initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently sold the unregistered notes to qualified institutional buyers, or QIBs, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A. As a condition to the sale of the unregistered notes, we and the initial purchaser entered into a registration rights agreement dated as of November 20, 2000. Pursuant to the registration rights agreement, we agreed that, unless the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, we would:

          (1) file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the exchange notes within 90 days after November 20, 2000;

          (2) use our best efforts to cause the registration statement to become effective under the Securities Act within 180 days after November 20, 2000; and

          (3) use our best efforts to commence the exchange offer and issue, on or prior to 30 days after the date on which the registration statement was declared effective by the Securities and Exchange Commission, exchange notes in exchange for all properly tendered unregistered notes.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement. The registration statement is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

RESALE OF THE EXCHANGE NOTES

     Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by each holder of exchange notes, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as this holder:

     - is acquiring the exchange notes in the ordinary course of its business;

     - is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

     - is not a broker-dealer who acquires the unregistered notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

     - is not a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with us.

     By tendering the unregistered notes in exchange for exchange notes, each holder will be required to represent to us that each of the above statements applies to that holder. If a holder of unregistered notes is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, that holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. Any holder so deemed will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

     Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes may be deemed to be an underwriter within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with offers to resell, resales and other transfers of exchange notes received in exchange for unregistered notes which were acquired by that broker-dealer as a result of market making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the completion of the exchange offer for use in connection with any offer to resell, resale or other transfer. Please refer to the section in this prospectus entitled "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all unregistered notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of unregistered notes surrendered pursuant to the exchange offer. Unregistered notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the unregistered notes except that:

          (1) the issuance of the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

          (2) holders of the exchange notes will not be entitled to any of the rights of holders of unregistered notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

The exchange notes will evidence the same indebtedness as the unregistered notes they replace and will be issued under, and be entitled to the benefits of, the indenture. Both unregistered and exchange notes will be treated as a single class of debt securities under the indenture.

     As of the date of this prospectus, $100,000,000 in aggregate principal amount of the unregistered 8.50% senior notes due 2010 is outstanding. Only a registered holder of the unregistered notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the unregistered notes entitled to participate in the exchange offer.

     Holders of the unregistered notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.

     We shall be deemed to have accepted validly tendered unregistered notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purposes of receiving the exchange notes from us.

     Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 12:00 a.m., New York City time on
February   , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will:

          (1) notify the exchange agent of any extension by oral or written notice; and

          (2) mail to the registered holders an announcement thereof which shall include disclosure of the approximate number of unregistered notes deposited to date;

each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our reasonable discretion:

          (1) to delay accepting any unregistered notes;

          (2) to extend or amend the exchange offer; or

          (3) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement or post-effective amendment to the registration statement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes due 2010 will bear interest at a rate equal to 8.50% per year. Interest on the exchange notes will be payable semi-annually in arrears on each November 1 and May 15, commencing May 15, 2001. Holders of exchange notes will receive interest on May 15, 2001 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the unregistered notes from the date of issuance to the day preceding the date of exchange for exchange notes. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the unregistered notes.

PROCEDURES FOR TENDERING

     To tender your unregistered notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile, or an agent's message, together with the certificates representing the unregistered notes being tendered and any other required documents, to the exchange agent for receipt prior to the expiration date. Alternatively, you may either:

          (1) send a timely confirmation of a book-entry transfer of your unregistered notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfer described below, prior to the expiration date; or

          (2) comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by DTC to, and received, by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from its participant tendering unregistered notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

     Unless withdrawn prior to the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions provided in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF UNREGISTERED NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF YOU CHOOSE DELIVERY BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON YOUR BEHALF.

     If you are the beneficial owner of the unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, as defined below, unless the unregistered notes are tendered:

     - by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box titled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

An eligible institution is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by the registered holder(s) of the unregistered notes tendered, the signature must correspond with the name(s) written on the face of the unregistered notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the unregistered notes.

     If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed, the unregistered notes must be endorsed or accompanied by bond powers and a proxy that authorizes that person to tender the unregistered notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case as the name of the registered holder or holders appears on the unregistered notes.

     If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the unregistered notes tendered, or a timely confirmation received by a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for unregistered notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered unregistered notes, or a timely confirmation received of a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, to the exchange agent.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered unregistered notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes which, if accepted by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give that notice. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to do so, we reserve the right in our sole discretion to:

     - purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date or, as described under "-- Conditions," to terminate the exchange offer; and

     - purchase unregistered notes in the open market, to the extent permitted by applicable law, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will be making several representations to us including that:

          (1) the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

          (2) you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

          (3) you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

          (4) you satisfy specific requirements of your state's securities regulations;

          (5) if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties;

          (6) if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act; and

          (7) you are not our affiliate as defined in Rule 405 under the Securities Act.

     If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

RETURN OF UNREGISTERED NOTES

     If any tendered unregistered notes are not accepted by us or the exchange agent for any reason, or if unregistered notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, the unaccepted, withdrawn or non-exchanged unregistered notes will be returned to you without expense to you. In the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, those unregistered notes will be credited to the appropriate account maintained with DTC.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of unregistered notes by causing DTC to transfer the unregistered notes into the exchange agent's account in accordance with DTC's procedures for transfer.

     However, although delivery of unregistered notes may be effected through book-entry transfer, an agent's message or the letter of transmittal or facsimile, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder and wish to tender your unregistered notes and (a) your unregistered notes are not immediately available or (b) you cannot deliver your unregistered notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or (c) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may effect a tender if:

          (1) you tender through an eligible institution;

          (2) prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing your name and address, the certificate numbers of your unregistered notes and the principal amount of unregistered notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the expiration date, the letter of transmittal or a facsimile, together with the certificates representing the unregistered notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

          (3) a properly executed letter of transmittal or facsimile thereof, as well as the certificates representing all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, you may withdraw tenders of unregistered notes at any time prior to 12:00 a.m. on the expiration date.

     To withdraw a tender of unregistered notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its proper address prior to the expiration date. Any notice of withdrawal must:

          (1) specify the name of the person having tendered the unregistered notes to be withdrawn;

          (2) identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes;

          (3) be signed by the person having tendered the unregistered notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the unregistered notes to register the transfer of these unregistered notes into the name of the person having made the original tender and withdrawing the tender;

          (4) specify the name in which these unregistered notes are to be registered, if different from that of the person having tendered the unregistered notes to be withdrawn; and

          (5) if applicable because the unregistered notes have been tendered under the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the unregistered notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion. Our determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued unless the unregistered notes so withdrawn are validly retendered. Properly withdrawn unregistered notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the exchange notes for, any unregistered notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such unregistered notes, if the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may:

          (1) refuse to accept any unregistered notes and return all tendered unregistered notes to the tendering holders;

          (2) extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such unregistered notes; or

          (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If our waiver constitutes a material change to the exchange offer, we will promptly disclose our waiver by means of a prospectus supplement or post-effective amendment that will be distributed to the registered holders of the unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

TERMINATION OF SPECIFIC RIGHTS

     All rights under the registration rights agreement, including registration rights, of holders of the unregistered notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

          (1) indemnify holders and specific parties related to the holders against specific liabilities, including liabilities under the Securities Act;

          (2) provide, upon the request of any holder of a transfer-restricted unregistered note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the holder's unregistered notes pursuant to Rule 144A;

          (3) provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to one year after the expiration date; and

          (4) use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted unregistered notes by broker-dealers for a period of up to two years.

LIQUIDATED DAMAGES

     In the event of a registration default, as defined in the registration rights agreement, we will pay liquidated damages to each holder of transfer restricted securities, as defined below, with respect to the first 90-day period immediately following the occurrence of such registration default in an amount equal to $0.05 per week per $1,000 principal amount of unregistered notes constituting transfer restricted securities held by such holder. Transfer restricted securities shall mean each unregistered note until:

          (1) the date on which such unregistered note has been exchanged for an exchange note in the exchange offer;

          (2) following the exchange by a broker-dealer in the exchange offer of such unregistered note for one or more exchange notes, the date on which the exchange notes are sold to a purchaser who receives a copy of this prospectus from that broker-dealer on or prior to the date of sale;

          (3) the date on which the unregistered note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement as defined in the registration rights agreement; or

          (4) the date on which the unregistered note is distributed to the public pursuant to Rule 144(k) under the Securities Act.

The amount of liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of unregistered notes constituting transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of unregistered notes constituting transfer restricted securities. Following the cure of all registration defaults, the accrual of all liquidated damages will cease. The filing and effectiveness of the registration statement of which this prospectus is a part and the consummation of the exchange offer will eliminate all rights of the holders of unregistered notes eligible to participate in the exchange offer to receive damages that would have been payable if such actions had not occurred.

     Holders of transfer restricted securities will be required to make specific representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their transfer restricted securities included in the shelf registration agreement and benefit from the provisions regarding liquidated damages set forth above.

EXCHANGE AGENT

     We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent as follows:

              By Registered or Certified Mail:                                 By Hand Delivery:
                    The Bank of New York                                      The Bank of New York
              101 Barclay Street, Floor 7 East                                 101 Barclay Street
                  New York, New York 10286                              Corporate Trust Services Window
                Attn: Reorganization Section                                New York, New York 10286
                                                                          Attn: Reorganization Section
                   By Overnight Delivery:                                        By Facsimile:
                                                                       (for eligible institutions only):
                    The Bank of New York
                     101 Barclay Street                                          (212) 815-6339
              Corporate Trust Services Window
                  New York, New York 10286                                   Confirm by Telephone:
                Attn: Reorganization Section
                                                                                 (212) 815-3750

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We will pay the cash expenses to be incurred in connection with the exchange offer which we estimate in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. If, however, transfer taxes are imposed for any reason other than the exchange of the unregistered notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     The unregistered notes that are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such unregistered notes may be resold by you only:

          (1) to a person whom you reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A;

          (2) in a transaction meeting the requirements of Rule 144 under the Securities Act;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

          (4) in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel if we so request;

          (5) to us; or

          (6) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

     In addition, you will no longer be able to obligate us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. The restrictions on transfer of your unregistered notes arise because we issued the unregistered notes under exemptions from, or in transactions outside the registration requirements of the Securities Act and applicable state securities laws. In addition, if you want to exchange your unregistered notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received registered securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered notes would be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors."

     You are urged to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The following is a description of the terms of the 8.50% senior notes due 2010 offered in exchange for our unregistered notes of the same maturities and interest rates. The form and terms of the exchange notes are the same as the form and terms of the unregistered notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer of the notes and will not be entitled to registration rights under our registration rights agreement. As used in this section, the terms "note," "notes" and "2010 notes" refer to the exchange notes.

     The notes are a series of debt securities to be issued pursuant to an indenture dated as of March 14, 2000 (the "Indenture"), between us and The Bank of New York, as trustee (the "Trustee"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all those terms, and holders of notes are referred to the Indenture and the Trust Indenture Act for a statement of the terms. The following summary of specified provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of some of the terms used below. Except as otherwise indicated, section references are to sections of the Indenture. Capitalized terms not defined where first used are defined below under the heading "Definitions."

     The notes will be our direct, unsecured recourse obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding, including $231.6 million outstanding, on an as adjusted basis, as of September 30, 2000 under our unsecured lines of credit and collectively $250.0 million outstanding under our 8.875% senior notes due 2005 and our 9.150% senior notes due 2010. The notes will be effectively subordinated to the claims of mortgage lenders holding our secured indebtedness, as to the specific property securing each lender's mortgage. As of September 30, 2000, on an as adjusted basis, the aggregate principal amount of secured indebtedness was approximately $576.7 million. The notes will be recourse to all of our assets, but will be non-recourse with respect to Arden Realty and the stockholders and directors of Arden Realty. Subject to specified limitations in the Indenture, and as described below under "Covenants," the Indenture permits us to incur additional secured and unsecured indebtedness.

     The notes will mature on November 15, 2010 (the "Maturity Date"). The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples of $1,000, except under the limited circumstances described below under "Form and Registration." The notes are restricted from resale or other transfer as described under "Notice to Investors."

     Except as described below under "Covenants -- Limitations on Incurrence of Debt" and "-- Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of:

          (1) a highly leveraged or similar transaction involving us or any of our affiliates;

          (2) a change of control; or

          (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

Restrictions on the ownership and transfer of the shares of common stock of Arden Realty designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control. Arden Realty and its management have no present intention of engaging in a transaction which would result in Arden Realty or us being highly leveraged or that would result in a change of control.

PRINCIPAL AND INTEREST

     The notes will bear interest at 8.50% per year from November 20, 2000 or from the immediately preceding Interest Payment Date to which interest has been paid, payable semi-annually in arrears on each November 15 and May 15, commencing May 15, 2001 (each, an "Interest Payment Date"), and on the Maturity Date, to the persons (the "Holders") in whose names the notes are registered in the Security Register at the close of business 15 calendar days prior to the payment date (each, a "Regular Record Date"), regardless of whether that day is a Business Day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a note ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name that note is registered at the close of business on a special record date (the "Special Record Date") for the payment of the Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of that note not less than ten days prior to the Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     The principal of each note payable on the Maturity Date will be paid against presentation and surrender of the note at the corporate trust office of the Trustee, located initially at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286, Re: Arden Realty Limited Partnership in the coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

COVENANTS

     The Indenture contains various covenants, including the following:

LIMITATIONS ON INCURRENCE OF DEBT

     We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds therefrom, the aggregate principal amount of all of our and our Subsidiaries' outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of:

          (1) our Total Assets as of the end of the fiscal quarter covered in our most recent quarterly or annual financial statements, as the case may be, most recently required to be delivered to Holders pursuant to the Indenture, prior to the incurrence of the additional Debt; and

          (2) the increase or decrease in Total Assets from the end of that quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of the additional Debt (the increase or decrease together with our Total Assets is referred to as the "Adjusted Total Assets") (Section 1004(a)).

     In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred would have been less than 1.5 to 1.0 on a pro forma basis, after giving effect to the incurrence of the Debt and to the application of the net proceeds therefrom, and calculated on the assumption that:

          (1) the Debt and any other Debt incurred by us and our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

          (2) the repayment or retirement of any other Debt by us or our Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

          (3) in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

          (4) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments to revenues, expenses and Debt levels with respect to that increase, decrease or other acquisition or disposition being included in that pro forma calculation (Section 1004(c)).

     Further, we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt, and the application of the net proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries' outstanding Secured Debt determined on a consolidated basis in accordance with GAAP is greater than 40% of Adjusted Total Assets (Section 1004(b)).

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by us or a Subsidiary whenever we or our Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

MAINTENANCE OF TOTAL UNENCUMBERED ASSETS

     We will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our and our Subsidiaries' outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP (Section 1004(d)).

MERGER, CONSOLIDATION OR SALE

     We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that in any case:

          (1) either we will be the continuing entity, or the successor entity will be an entity organized and existing under the laws of the United States or a State thereof and the successor entity will expressly assume the due and punctual payment of the principal of, and premium or Make-Whole Amount, if any, and any interest on all of the notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by us by supplemental indenture, complying with the provisions of the Indenture relating to supplemental indentures, satisfactory to the Trustee, executed and delivered to the Trustee by that entity;

          (2) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ours or any Subsidiary of ours as a result thereof as having been incurred by us or one of our Subsidiaries at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

          (3) an officer's certificate and legal opinion covering these conditions will be delivered to the Trustee (Sections 801 and 803).

EXISTENCE

     Except as described under "Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights, by partnership agreement and statute, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the Holders of the notes (Section
1006).

MAINTENANCE OF PROPERTIES

     We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our reasonable judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries will not be prevented from selling or otherwise disposing of our properties for value in the ordinary course of business (Section 1007).

INSURANCE

     We will, and will cause each of our Subsidiaries to, keep in force upon all of our properties and operations insurance policies carried with responsible companies in customary amounts and covering customary risks in accordance with prevailing market conditions and availability (Section 1008).

PAYMENT OF TAXES AND OTHER CLAIMS

     We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

          (1) all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

          (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve in accordance with GAAP (Section 1009).

PROVISION OF FINANCIAL INFORMATION

     Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act, we will, to the extent permitted under the Securities Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Sections 13 or 15(d) if we were so subject (the "Financial Information"), these documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file these documents if we were so subject. We also will in any event

          (1) within 15 days of each Required Filing Date:

             (x) transmit by mail to all Holders of notes, as their names and addresses appear in the Security Register, without cost to the Holders, copies of the Financial Information; and

             (y) file with the Trustee copies of the Financial Information; and

          (2) if filing these documents by us with the SEC is not permitted under the Securities Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective Holder (Section 1010).

DEFINITIONS

     As used in the Indenture and the description of the Indenture in this prospectus:

     "Acquired Indebtedness" means Debt of a person (a) existing at the time the person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

     "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for Consolidated Interest Expense of us and our Subsidiaries.

     "Consolidated Income Available for Debt Service" as of any date means our and our Subsidiaries' Consolidated Net Income plus amounts that have been deducted in determining Consolidated Net Income during that period for:

          (a) Consolidated Interest Expense;

          (b) provision for taxes of us and our Subsidiaries based on income;

          (c) depreciation and amortization, other than amortization of debt discount;

          (d) provisions for losses from sales or joint ventures;

          (e) increases in deferred taxes and other non-cash items;

          (f) charges resulting from a change in accounting principles; and

          (g) charges for early extinguishment of debt;

less amounts which have been added in determining Consolidated Net Income during that period for:

          (1) provisions for gains from sales or joint ventures; and

          (2) decreases in deferred taxes and other non-cash items.

     "Consolidated Interest Expense" means, for any period, and without duplication, all interest, including the interest component of rentals on leases reflected in accordance with GAAP as capitalized leases on our consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges, and all amortization of debt discount on all Debt, including, without limitation, payment-in-kind, zero coupon and other securities, of us and our Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with GAAP.

     "Consolidated Net Income" for any period means the amount of net income, or loss, of us and our Subsidiaries for the period determined on a consolidated basis in accordance with GAAP.

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     "Debt" means, without duplication, any indebtedness of us or any
Subsidiary, whether or not contingent, in respect of:

          (1) borrowed money evidenced by bonds, notes, debentures or similar instruments;

          (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary;

          (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; or

          (4) any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP;

but in the case of items of indebtedness incurred under (1) through (3) above only to the extent that any items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with GAAP; and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person, other than us or any Subsidiary, it being understood that "Debt" will be deemed to be incurred by us and our Subsidiaries on a consolidated basis whenever we and our Subsidiaries on a consolidated basis create, assume, guarantee or otherwise become liable in respect thereof; Debt of a Subsidiary existing prior to the time it became our Subsidiary will be deemed to be incurred upon that Subsidiary's becoming our Subsidiary, and Debt of a person existing prior to a merger or consolidation of that person with us or any of our Subsidiaries in which that person is our successor or successor of that Subsidiary will be deemed to be incurred upon the consummation of that merger or consolidation; provided, however, that the term Debt will not include any indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

     "Intercompany Debt" means Debt to which the only parties are us, Arden Realty and any of our and Arden Realty's Subsidiaries, but only so long as that Debt is held solely by any of us, Arden Realty and any Subsidiary and, provided that, in the case of Debt owed by us to any Subsidiary, the Debt is subordinated in right of payment to the holders of the notes.

     "Secured Debt" means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt will be deemed to be incurred (a) on the date we or any Subsidiary create, assume, guarantee or otherwise become liable in respect thereof if it is secured in the manner described in the preceding sentence on that date or (b) on the date we or any Subsidiary first secure the Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

     "Security Register" means a register maintained at a place of payment for the registration and transfer of the notes.

     "Subsidiary" means a corporation, real estate investment trust, trust, partnership, limited liability company or other entity, a majority of the outstanding voting stock, beneficial interests, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

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

     "Total Assets" as of any date means the sum of:

          (1) Undepreciated Real Estate Assets; and

          (2) all of our other assets and assets of our Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding intangibles and accounts receivable.

     "Total Unencumbered Assets" as of any date means the sum of:

          (1) those Undepreciated Real Estate Assets not securing any portion of Secured Debt; and

          (2) all our other assets and those of our Subsidiaries on a consolidated basis not securing any portion of Secured Debt determined in accordance with GAAP, but excluding accounts receivable and intangibles.

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of our and our Subsidiaries' real estate assets on that date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means our Debt or Debt of any of our Subsidiaries that is not Secured Debt.

     Compliance with the covenants described in this prospectus and with respect to the notes generally may not be waived by us, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding notes consent to the waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Discharge, Defeasance and Covenant Defeasance" below, will apply to the notes, including with respect to the covenants described in this prospectus.

OPTIONAL REDEMPTION

     The notes may be redeemed at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of:

          (1) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

          (2) the Make-Whole Amount, as defined below, if any, with respect to the notes (the "Redemption Price").

     If notice of redemption has been given as provided in the Indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date referred to in the notice, the notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the Holders of the notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

     Notice of any optional redemption of any notes will be given to Holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the notes held by the Holder to be redeemed.

     If all or less than all of the notes are to be redeemed at our option, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes to be redeemed, if less than all of the notes are to be redeemed, and their redemption date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the date of redemption, the notes to be redeemed in whole or in part.

     Neither we nor the Trustee will be required to:

          (1) issue, register the transfer of or exchange notes during a period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

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

          (2) register the transfer of or exchange any note, or portion thereof, called for redemption, except the unredeemed portion of any note being redeemed in part; or

          (3) issue, register the transfer of or exchange any note that has been surrendered for repayment at the option of the Holder, except the portion, if any, of the note not to be so repaid (Section 305).

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption of any notes, the excess, if any, of:

          (1) the aggregate present value as of the date of redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each dollar if the redemption had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of the redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption; over

          (2) the aggregate principal amount of the notes being redeemed.

     "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%. For purposes hereof, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government
Securities -- Treasury Constant Maturities" with a maturity equal to the remaining life; provided, that if no published maturity exactly corresponds to the remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as we reasonably determine.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any determination under the Indenture, then another reasonably comparable index which we will designate.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We are permitted under the Indenture to discharge specific obligations to the Holders of the notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the notes are payable in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the notes have become due and payable, or to the stated Maturity Date or redemption date, as the case may be.

     The Indenture also provides that we may elect either:

          (a) to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust ("defeasance") (Section 1402); or

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

          (b) to be released from our obligations with respect to the notes under specified sections of Article Ten of the Indenture relating to limitations on the incurrence of Debt, maintenance of Total Unencumbered Assets, our existence, maintenance of our properties, insurance, payment of taxes and other claims and provision of financial information, and any omission to comply with these obligations shall not constitute an Event of Default with respect to the notes ("covenant defeasance") (Section 1403);

in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in the currency in which the notes are payable at stated maturity, or Government Obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the notes or analogous payments thereon, on the scheduled due dates therefor.

     A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities that are:

          (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

          (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

     If we effect covenant defeasance with respect to any notes and these notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (3) under "Events of Default, Notice and Waiver" with respect to specified sections of Article Ten of the Indenture, which sections would no longer be applicable to the notes as a result of the covenant defeasance, the amount in the currency in which the notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The term "Event of Default," when used in the Indenture, means any one of the following events, whatever the reason for the Event of Default and whether or not it is voluntary or involuntary or is

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

effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

          (1) default in the payment of any interest upon the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

          (2) default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any note when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

          (3) default in the performance, or breach, of any of our covenants or warranties in the Indenture with respect to any note, other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the relevant section of the Indenture specifically dealt with, and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the Holders of at least 25% in principal amount of the notes, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

          (4) a default under any bond, debenture, note or other evidence of indebtedness of ours, or under any mortgage, indenture or other instrument of ours under which there may be issued or by which there may be secured any of our or our Subsidiaries' indebtedness, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor on a full recourse basis, whether the indebtedness now exists or is hereafter created, which default constitutes a failure to pay an aggregate principal amount exceeding $15 million of the indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and has resulted in the indebtedness in an aggregate principal amount exceeding $15 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 10 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the Holders of at least 10% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture; or

          (5) specific events of bankruptcy, insolvency or reorganization (Section 501).

     If an Event of Default under the Indenture with respect to the notes at the time outstanding occurs and is continuing, other than Events of Default arising in connection with specific events of bankruptcy, insolvency or reorganization, then in every such case the Trustee or the Holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us, and to the Trustee if given by the Holders. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

          (a) we have deposited with the Trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursements and advances of the Trustee; and

          (b) all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture (Section 502).

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

     The Holders of not less than a majority in principal amount of the notes of any series may waive any past default with respect to such series and its consequences, except a default.

          (1) in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest payable on any note of that series; or

          (2) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each note of the affected series (Section 513).

     The Trustee will be required to give notice to the Holders of the notes within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of the notes of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the notes, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the Holders; provided, that in the case of any default or breach of a covenant or warranty under the Indenture as described in clause (3) of the first paragraph of this section "Events of Default, Notice and Waiver," no notice to Holders will be given until at least 60 days after the occurrence thereof. For purposes of this paragraph, the term "default" means any event which is, or after notice or lapse of time or both, would become, an Event of Default under the Indenture with respect to the notes (Section 601).

     The Indenture provides that no Holder of notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of notes from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the due date thereof (Section 508).

     Defaults, except a default in the payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes or default with respect to a covenant or provision which cannot be modified under the terms of the Indenture without the consent of each Holder affected, may be waived by the Holders of not less than a majority of principal amount of the then outstanding notes, upon the conditions provided in the Indenture (Section 513).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of notes then outstanding under the Indenture, unless the Holders have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of notes not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given (Section 512).

     Within 120 days after the close of each fiscal year, we will be required to deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of each series affected by the modification or amendment;

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

provided, however, that no such modification or amendment may, without the consent of the Holder of each note affected thereby:

          (a) change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, on, or any installment of interest on, any note;

          (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the notes, or adversely affect any right of repayment of the Holder of any notes;

          (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the notes;

          (d) impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the stated maturity of any note;

          (e) reduce the above-stated percentage in principal amount of outstanding notes the consent of whose Holders is necessary to modify or amend the Indenture, for any waiver with respect to the notes, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

          (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the Holder of each note (Section
     902).

     The Holders of not less than a majority in principal amount of the notes have the right to waive compliance by us with specific covenants in the Indenture (Section 1013).

     Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any Holder for any of the following purposes:

          (1) to evidence the succession of another person to us as obligor under the Indenture;

          (2) to add to our covenants for the benefit of the Holders of the notes or to surrender any right or power conferred upon us in the Indenture;

          (3) to add Events of Default for the benefit of the Holders of the notes;

          (4) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, notes in bearer form, or to permit or facilitate the issuance of notes in uncertificated form, provided that the action shall not adversely affect the interests of the Holders of the notes in any material respect;

          (5) to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the outstanding notes are not entitled to the benefit of that provision;

          (6) to secure the notes;

          (7) to establish the form or terms of the notes and any related coupons as permitted by the Indenture;

          (8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the notes or facilitate the administration of the trust under the Indenture by more than one Trustee;

          (9) to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of Holders of notes in any material respect; or

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          (10) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes, provided that the action will not adversely affect the interests of the Holders of the notes in any material respect (Section 901).

     The Indenture contains provisions for convening meetings of the Holders of the notes (Section 1501). A meeting may be called at any time by the Trustee, and also will be called, upon request, by us or the Holders of at least 10% in principal amount of the outstanding notes of any series, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding notes of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specific percentage, which is less than a majority, in principal amount of the outstanding notes of a series may be adopted at a meeting or adjourned meeting duly reconvened and at which a quorum is present by the affirmative vote of the Holders of the specified percentage in principal amount of the outstanding notes of that series. Any resolution passed or decision taken at any meeting of Holders of the notes duly held in accordance with the Indenture will be binding on all Holders of notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding notes of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver that may be given by the Holders of not less than a specified percentage in principal amount of the outstanding notes of a series, the persons entitled to vote the specified percentage in principal amount of the outstanding notes of that series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of Holders of notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all outstanding notes affected thereby, or the Holders of that series and any other series:

          (1) there will be no minimum quorum requirement for the meeting; and

          (2) the principal amount of the outstanding notes of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. All payments of principal of, and interest on, and all registration, transfer, exchange, authentication, and delivery, including authentication and delivery on original issuance of the notes, of, the notes will be effected by the Trustee in New York, New York.

     The Indenture contains specific limitations on the right of the Trustee, should it become a creditor of ours, to obtain payment of claims in specified cases or to realize on specific property received in respect of any claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict or resign.

     The Holders of not less than a majority in principal amount of the then outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to

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

the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes, provided that:

          (1) the direction is not in conflict with any rule of law or with the Indenture;

          (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with the direction;

          (3) the direction would not be unduly prejudicial to the rights of another Holder not joining therein; and

          (4) the direction would not involve the Trustee in personal liability (Section 512).

     If an Event of Default with respect to the notes occurs and is continuing, the Trustee will exercise with respect to the notes the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers vested in it by the Indenture at the request of any of the Holders, unless the Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with the request or direction (Section 602).

FORM AND REGISTRATION

     The notes will be book-entry notes represented by one or more Global Notes. Each Global Note will be deposited with, or on behalf of, the depositary, which initially will be DTC, and registered in the name of the depositary or its nominee, Cede & Co.

     The following are summaries of specified rules and operating procedures of DTC that affect the payment of principal and interest and transfers in the Global Notes. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, the Global Notes may not be transferred except as a whole:

          (1) by DTC to a nominee of DTC;

          (2) by a nominee of DTC to DTC or another nominee of DTC; or

          (3) by DTC or any nominee to a successor or a nominee of the successor.

     Ownership of beneficial interests in the Global Notes will be limited to persons that have accounts with DTC for the Global Notes ("participants") or persons that may hold interests through participants. Upon the issuance of the Global Notes, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the notes represented by the Global Note beneficially owned by the participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

     So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by the Global Notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a Holder under the Indenture. We understand that under existing industry practices, if we request
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

any action of Holders or if an owner of a beneficial interest in the Global Notes desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on interests represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of us, the Trustee or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the Global Notes, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through the participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as depository for the notes and we fail to appoint a successor depository registered as a clearing agency under the Securities Exchange Act within 90 days, we will issue the notes in definitive form in exchange for the Global Notes. Any notes issued in definitive form in exchange for the Global Notes will be registered in the name or names, and will be issued in denominations of $1,000 and integral multiples thereof, as DTC shall instruct the Trustee. It is expected that the instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

     Certificated notes will be issued in exchange for interests in the Global Note under the limited circumstances described above.

     DTC has advised us of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Any beneficial interest in a Global Note that is transferred for a beneficial interest in another Global Note will, upon transfer, cease to be an interest in the original Global Note and will become an interest in the other Global Note and, accordingly, will be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other Global Note for as long as it remains a beneficial interest in that Global Note.

     The information in this subsection "-- Form and Registration" concerning the depositary and its book-entry systems has been obtained from sources we believe to be reliable, but we take no responsibility for its accuracy.

SAME-DAY SETTLEMENT AND PAYMENT

     All payments of principal and interest in respect of the notes in the form of Global Notes will be made by us in immediately available funds.

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

     Beneficial interests in the global securities will trade in the depositary's same-day funds statement system until maturity or earlier redemption, and secondary market trading activity in the global securities will therefore settle in immediately available funds, subject in all cases to the rules and operating procedures of the depositary. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and operating procedures and will be settled in same-day funds.

GOVERNING LAW

     The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well.

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

                       DESCRIPTION OF SPECIFIC PROVISIONS
                          OF OUR PARTNERSHIP AGREEMENT

     The following summarizes our Second Amended and Restated Agreement of Limited Partnership, generally referred to as our partnership agreement. This summary is not complete and is qualified in its entirety by reference to our partnership agreement.

MANAGEMENT

     We are organized as a Maryland limited partnership pursuant to the terms of our partnership agreement. Arden Realty, as our sole general partner, has full, exclusive and complete responsibility and discretion in our management and control, subject to specified limited exceptions. Our limited partners have no authority to transact business for us or participate in our management activities or decisions.

UNITS

     Each of our partners owns partnership units, generally referred to as OP Units. We currently have two types of OP Units outstanding: common OP Units and Series B Preferred Units. At September 30, 2000, there were 65,681,144 common OP Units outstanding, of which Arden Realty owned 63,506,871 common OP Units, all of which correspond to the issued and outstanding common stock of Arden Realty. At September 30, 2000, there were 2,000,000 Series B Preferred Units outstanding, all of which are owned by Salomon Smith Barney Tax Advantage Exchange Fund II, LLC. A partner's percentage ownership is determined by dividing the number of common OP Units held by the partner by the total number of common OP Units outstanding.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

     Our partnership agreement provides for preferred distributions of cash and preferred allocations of income to the holders of Series B Preferred Units, including Arden Realty to the extent it acquires any Series B Preferred Units upon a holder's exchange of these units for Arden Realty stock. As a consequence, Arden Realty will receive distributions from us that it will use to pay dividends on any issued shares of Series B Preferred Stock before any other partner receives a distribution, other than a holder of Series B Preferred Units, or any parity preferred units, not then held by Arden Realty. In addition, if necessary, income will be specially allocated to holders of Series B Preferred Units, and losses will be allocated to the other partners, in amounts necessary to ensure that, to the extent possible, the balance in the holder's capital account will at all times be equal to or in excess of the liquidation preference of their Series B Preferred Units. In general, all remaining distributions will be made, and all remaining items of our income and loss will be allocated, to the holders of common OP Units in proportion to the number of common OP Units held by each unit holder. Some limited partners have agreed to guarantee some of our debt, either directly or indirectly through an agreement to make capital contributions to us under limited circumstances. As a result, and notwithstanding the above discussion of allocations of income and loss to holders of common OP Units, these limited partners could, under limited circumstances, be allocated a disproportionate amount of net loss, which net loss would have otherwise been allocable to Arden Realty.

TRANSFERABILITY OF INTERESTS

     Except for a transaction described in the following two paragraphs, Arden Realty may not voluntarily withdraw from us, or transfer its interest in us, without the consent of all the holders of the common OP Units.

     Arden Realty may not merge or combine with another entity, sell all or substantially all of its assets or reclassify, recapitalize or change its outstanding equity interests unless the proposed transaction has been approved by holders of more than 66% of the common OP Units, including the common OP Units held by Arden Realty. In connection with that proposed transaction, all limited partners must receive, or have the option to receive, cash, securities or other property equal to the product of the number of shares of Arden Realty common stock into which each common OP Unit is then exchangeable times the greatest
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

amount of cash, securities or other property proposed to be paid to the holder of each share of common stock of Arden Realty in the proposed transaction. If, in connection with the proposed transaction, a purchase, tender offer or exchange offer was accepted by the holders of more than 50% of the outstanding shares of common stock, each holder of common OP Units will receive, or will have the option to receive, the greatest amount of cash, securities or other property which that holder would have received had it exercised its right to redemption and received shares of common stock of Arden Realty in exchange for its common OP Units immediately prior to the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender offer or exchange offer.

     Notwithstanding the foregoing paragraph, Arden Realty may merge or combine its assets with another entity if, immediately after the merger or combination, substantially all of the assets of the surviving entity, other than common OP Units held by Arden Realty, are contributed to us as a capital contribution in exchange for common OP Units with a fair market value, as reasonably determined by Arden Realty, equal to the agreed value of the assets contributed.

     Arden Realty is required to use its commercially reasonable efforts to structure any proposed transaction to avoid causing the limited partners to recognize gain for federal income tax purposes. A partner's sole remedy for a breach by Arden Realty of this obligation is a claim for money damages.

CAPITAL CONTRIBUTIONS

     If we require additional funds at any time or from time to time in excess of the funds available to us from borrowing or contributed capital, and Arden Realty borrows funds, then Arden Realty will lend those funds to us on comparable terms and conditions. Arden Realty may contribute the amount of any required funds not loaned to us as an additional capital contribution to us. If Arden Realty contributes additional capital to us, Arden Realty's partnership interest in us will be increased on a proportionate basis based upon the amount of that additional capital contribution and our value at the time of the contributions. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by Arden Realty. Arden Realty's rights to make loans or additional capital contributions to us are generally subject to Mr. Ziman's right to fund the loan or capital contribution on a pro rata basis so long as Mr. Ziman is Arden Realty's Chief Executive Officer and holds a limited partnership interest in us. See "Issuance of Additional Common OP Units, Common Stock or Convertible Securities."

REDEMPTION/EXCHANGE RIGHTS

     Limited partners may require us to redeem part or all of their common OP Units for an amount of cash equal to the fair market value of an equivalent number of shares of Arden Realty's common stock at the time of the redemption. Arden Realty may, however, elect in its sole and absolute discretion to exchange those common OP Units for shares of Arden Realty's common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of specified rights, specified extraordinary distributions and similar events. Arden Realty presently anticipates that it would elect to issue its common stock in exchange for common OP Units rather than pay cash for the common OP Units, subject to the ownership and transfer limitations established to maintain its status as a REIT. With each redemption or exchange, Arden Realty's percentage ownership interest in us would increase.

ISSUANCE OF ADDITIONAL COMMON OP UNITS, COMMON STOCK OR CONVERTIBLE SECURITIES

     As our general partner, Arden Realty has the ability to cause us to issue additional common OP Units. In addition, Arden Realty may, from time to time, issue additional shares of its common stock or convertible securities. In each such event, Mr. Ziman, the Chairman of the Board and Chief Executive Officer of Arden Realty, pursuant to our partnership agreement and a certain Miscellaneous Rights Agreement, between Mr. Ziman, Namiz, Inc., Arden Realty and us, will have proportional purchase rights which will enable him to maintain his overall percentage ownership of the combined equity of Arden Realty and us, assuming the exchange of all common OP Units for common stock. Mr. Ziman's

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proportional purchase rights may be exercised, in his sole discretion, at a price per share or other trading unit of the common OP Units, common stock or convertible securities, as the case may be, to be received by Arden Realty or us in the issuance, less any underwriting discounts and commissions, and otherwise on the same terms as may be applicable to those issuances. These proportional purchase rights require that Mr. Ziman be the Chief Executive Officer of Arden Realty at the time of the exercise and hold a limited a limited partnership interest in us and do not apply to:

     - transactions under Arden Realty's stock incentive plans;

     - shares issued pursuant to an exchange of common OP Units for shares of Arden Realty's common stock; or

     - in connection with any issuance of Arden Realty's common stock or common OP Units incident to an acquisition of properties, assets or a business.

TAX MATTERS PARTNER

     Arden Realty is our tax matters partner. It has authority, in its sole and absolute discretion, to make tax elections under the Internal Revenue Code on our behalf.

OPERATIONS

     Our partnership agreement requires that we operate in a manner that will enable Arden Realty to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. Our partnership agreement provides that our net operating cash revenue, as well as the net sales and refinancing proceeds, will be distributed from time to time, but at least quarterly, as determined by Arden Realty pro rata in accordance with the partners' percentage interests. Subject to specific exceptions, we will pay or reimburse Arden Realty for all costs and expenses relating to the operations of Arden Realty.

DUTIES AND CONFLICTS

     Our partnership agreement provides that all business activities of Arden Realty, including all activities pertaining to the acquisition and operation of office properties, must be conducted through us.

TERM

     We will continue in full force and effect until December 31, 2096, or until sooner dissolved:

     - upon the bankruptcy, dissolution, withdrawal, termination or incapacity of Arden Realty as general partner, unless the limited partners other than Arden Realty elect to continue our existence;

     - by election of Arden Realty and the limited partners;

     - pursuant to an entry of a decree of judicial dissolution;

     - upon the sale or other disposition of all or substantially all of our assets or redemption of all OP Units; or

     - as otherwise provided by law.

INDEMNIFICATION

     To the extent permitted by law, our partnership agreement provides for indemnification and advance of expenses of Arden Realty and its officers and directors similar to indemnification and advance of expenses provided to officers and directors of Arden Realty in its charter and bylaws and provides that Arden Realty shall not be liable to us and our partners if it acted in good faith. See "Management -- Limitation of Liability and Indemnification."

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SERIES B PREFERRED UNITS

     General. Our Series B Preferred Units have rights with respect to ordinary distributions and distributions on liquidation, winding up or dissolution that are:

     - senior to the common OP Units and to all OP Units that provide that they rank junior to the Series B Preferred Units;

     - junior to all OP Units which rank senior to the Series B Preferred Units; and

     - equal to all OP Units expressly designated to be on parity with the Series B Preferred Units.

     Subject to these seniority rights, holders of the Series B Preferred Units are entitled to receive cumulative preferential cash distributions in an amount equal to 8 5/8% per year on an amount equal to $25.00 per Series B Preferred Unit then outstanding, or $2.16 per year. These distributions are payable on or before March 31, June 30, September 30 and December 31 of each year.

     Exchange Rights. Upon the satisfaction of any of the following conditions, and with the approval of 51% of the holders of the then outstanding Series B Preferred Units, the Series B Preferred Units may be exchanged, in whole, but not in part, on a one-for-one basis, for shares of Arden Realty's 8 5/8% Series B Cumulative Redeemable Preferred Stock:

     - at any time on or after September 7, 2009;

     - at any time after September 7, 2002 and prior to September 7, 2009, if the holders of Series B Preferred Units deliver to Arden Realty a private letter ruling or an opinion of counsel to the effect that an exchange of the Series B Preferred Units at that time would not cause the Series B Preferred Units to be considered "stock and securities" within the meaning of the Internal Revenue Code for purposes of determining whether the holder is an "investment company" under the Internal Revenue Code;

     - full distributions have not been paid on the Series B Preferred Units for six or more quarters, whether or not the quarters were consecutive; or

     - we or one of our subsidiaries take the position, and any holders of Series B Preferred Units receive an opinion of counsel that, we are or after completing a proposed transaction will become a "publicly traded partnership" within the meaning of the Internal Revenue Code.

     In addition, the Series B Preferred Units may be exchanged for shares of Arden Realty's Series B Preferred Stock if the holder of the Series B Preferred Units concludes that the Series B Preferred Units represent more than 19.5% of our total profits or capital interests for a taxable year.

     Instead of exchanging the Series B Preferred Units for Series B Preferred Stock, we may elect to redeem the Series B Preferred Units for cash in an amount equal to the original capital account balance of the Series B Preferred Units plus all accrued and unpaid distributions to the date of redemption. A holder of Series B Preferred Units will not be entitled to exchange the Series B Preferred Units for Series B Preferred Stock if the exchange would violate the restrictions on ownership and transfer of Arden Realty's equity interests established by Arden Realty to maintain Arden Realty's qualification as a REIT.

     Redemption. On or after September 7, 2004, we may redeem the Series B Preferred Units, in whole or in part from time to time, at a redemption price payable in cash equal to the capital account balance of the holder, provided that the amount shall not be less than the original capital account balance of the Series B Preferred Units, plus all accrued and unpaid distributions to the date of redemption. We may only pay the redemption price out of the proceeds from sales of Arden Realty's capital stock or our partnership units. We must redeem all of the Series B Preferred Units at the same time unless we have paid all accumulated and unpaid distributions on all Series B Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

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

     Limited Approval Rights. For so long as any Series B Preferred Units are outstanding, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Units outstanding at the time, we may not:

     - create or increase the amount of, or reclassify, any class or series of partnership interests, or create or issue any obligations or security convertible into or evidencing the right to purchase any partnership interests, ranking senior to the Series B Preferred Units;

     - create or increase the amount of, or reclassify, any class or series of partnership interests, or create or issue any obligations or security convertible into or evidencing the right to purchase any partnership interests, ranking equal to the Series B Preferred Units, but only if they are issued to an affiliate of ours other than Arden Realty to allow Arden Realty to issue corresponding shares of Series B Preferred Stock to persons who are not our affiliates; or

     - consolidate, merge, transfer or lease all or substantially all of our assets to any entity, or amend the provisions of our partnership agreement, in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Units.

     Other than as discussed in this prospectus, the holders of Series B Preferred Units have no voting rights other than with respect to other matters that would adversely affect them or as otherwise provided by applicable law.

     Liquidation Preference. The distribution and income allocation provisions of our partnership agreement provide each Series B Preferred Unit with a liquidation preference to each holder of those Units equal to the holder's capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of us, other than preferred OP Units senior to or on parity with Series B Preferred Units.

     Registration Rights. Arden Realty has agreed to file with the SEC a shelf registration statement registering the resale of the shares of Series B Preferred Stock issuable to the holders of Series B Preferred Units as soon as practicable but not later than 60 days after the date the Series B Preferred Units are exchanged for shares of Series B Preferred Stock. Arden Realty has also agreed to use its best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.

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                                   MANAGEMENT

     As a limited partnership, our business and affairs are managed by our general partner, Arden Realty. The following table presents the names, ages and positions of Arden Realty's directors and executive and senior officers.

            NAME              AGE                                POSITION
            ----              ---                                --------
Richard S. Ziman............  58     Chairman of the Board and Chief Executive Officer
Victor J. Coleman...........  39     President, Chief Operating Officer and Director
Andrew J. Sobel.............  41     Executive Vice President
Jeffery A. Berger...........  38     Senior Vice President -- Project Development and Technology
Daniel S. Bothe.............  35     Senior Vice President and Co-Chief Financial Officer
Richard S. Davis............  42     Senior Vice President, Co-Chief Financial Officer and Treasurer
Randy J. Noblitt............  44     Senior Vice President -- Property Operations
Robert C. Peddicord.........  39     Senior Vice President -- Leasing
Herbert L. Porter...........  62     Senior Vice President -- Construction and Development
David A. Swartz.............  34     General Counsel and Secretary
Brigitta B. Troy............  60     Senior Vice President -- Acquisitions and Dispositions
Carl D. Covitz..............  61     Director
Larry S. Flax...............  58     Director
Peter S. Gold...............  76     Director
Steven C. Good..............  58     Director
Kenneth B. Roath............  65     Director

     The following is a biographical summary of the experience of Arden Realty's executive and senior officers and directors.

     RICHARD S. ZIMAN. Mr. Ziman is a founder of Arden Realty and has served as Arden Realty's Chairman of the Board and Chief Executive Officer and as a Director since its formation. Mr. Ziman has been involved in the real estate industry for over 25 years. In 1990, Mr. Ziman formed Arden Realty Group, Inc., a California corporation, subsequently known as "Namiz," and served as its Chairman of the Board and Chief Executive Officer from its inception until the formation of Arden Realty. In 1979, he co-founded Pacific Financial Group, a diversified real estate investment and development firm headquartered in Beverly Hills, of which he was the Managing General Partner. Mr. Ziman received his Bachelor's Degree and his Juris Doctor Degree from the University of Southern California and practiced law as a partner of the law firm of Loeb & Loeb from 1971 to 1980, specializing in transactional and financing aspects of real estate. Mr. Ziman's term as Director will expire at the 2002 annual meeting of stockholders.

     VICTOR J. COLEMAN. Mr. Coleman is a founder of Arden Realty and has served as President and Chief Operating Officer and as a Director since its formation. Mr. Coleman was a co-founder of Namiz and was its President and Chief Operating Officer from 1990 to 1996. From 1987 to 1989, Mr. Coleman was Vice President of Los Angeles Realty Services, Inc. and earlier in his career from 1985 to 1987, was Director of Marketing/Investment Advisor of Development Systems International and an associate at Drexel Burnham Lambert specializing in private placements with institutional and individual investors. Mr. Coleman received his Bachelor's Degree from the University of California at Berkeley and received his Master of Business Administration Degree from Golden Gate University. Mr. Coleman's term as Director will expire at the 2002 annual meeting of stockholders.

     ANDREW J. SOBEL. Mr. Sobel has served as Arden Realty's Executive Vice President with oversight of Arden Realty's operational and financial strategies since August 2000. Prior to that, Mr. Sobel served as Arden Realty's Executive Vice President and Director of Property Operations from August 1997 until his resignation from Arden Realty in February 2000. From February 2000 to July 2000, Mr. Sobel served as the President of 555-1212.com, an Internet information based company. Mr. Sobel is an attorney, admitted to the State Bar of California in 1985, with 11 years experience in the practice of real estate law.

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

Mr. Sobel received his Bachelor's Degree from State University of New York at Oswego and his Juris Doctor Degree from the University of California, Berkeley (Boalt Hall).

     JEFFREY A. BERGER. Mr. Berger has served as Arden Realty's Senior Vice President -- Project Development and Technology since October 1997. Prior to joining Arden Realty, Mr. Berger served as Vice President and Director of Berger Realty Group, a privately held real estate company in Chicago, Illinois. Berger Realty Group managed and leased approximately 1,000 apartments, and over two million net rentable square feet of office, retail, and R&D/industrial properties. Mr. Berger was responsible for all acquisitions and finance and for managing a staff of 75 people. Prior to joining Berger Realty Group, Mr. Berger served as Assistant Vice President of Real Estate Acquisitions for Heitman Financial. Mr. Berger received his Bachelor of Science Degree in Communication Studies from Northwestern University.

     DANIEL S. BOTHE. Mr. Bothe has served as Arden Realty's Senior Vice President and Co-Chief Financial Officer since July 2000. From December 1997 to July 2000, Mr. Bothe served as Arden Realty's Senior Vice President -- Finance, and Vice President -- Finance from December 1996 to December 1997. From 1993 to 1996, Mr. Bothe was a management consultant with the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP. From 1988 to 1991, Mr. Bothe served as a member of the audit staff of KPMG Peat Marwick LLP specializing in real estate. Mr. Bothe is a Certified Public Accountant in the State of California and a member of the America Institute of CPAs. Mr. Bothe received his Bachelor of Science Degree in Accounting from San Diego State University and his Master of Business Administration Degree from the University of Southern California.

     RICHARD S. DAVIS. Mr. Davis has served as Arden Realty's Senior Vice President, Co-Chief Financial Officer and Treasurer since July 2000. From December 1997 to July 2000, Mr. Davis served as Arden Realty's Senior Vice President -- Chief Accounting Officer. From 1996 to 1997, Mr. Davis was with Catellus Development Corporation where he was responsible for accounting and finance for the asset management and development divisions. From 1985 to 1996, Mr. Davis served as a member of the audit staff of both KPMG Peat Marwick LLP and Price Waterhouse LLP, specializing in real estate. Mr. Davis is a Certified Public Accountant in the states of California and Missouri and a member of the American Institute of CPAs. Mr. Davis received his Bachelor of Science Degree in Accounting from the University of Missouri at Kansas City.

     RANDY J. NOBLITT. Mr. Noblitt has served as Arden Realty's Senior Vice President -- Property Operations since November 1997. From 1995 to 1997, Mr. Noblitt established a management consulting practice serving the real estate industry. From 1993 to 1995, Mr. Noblitt served as Senior Vice President of Tishman West in charge of their Southern California operations. In 1992 and 1993, Mr. Noblitt served as Senior Portfolio Manager and Director of Management Services for Cushman & Wakefield in Southern California. Mr. Noblitt's career includes extensive experience in asset management, leasing and development of all commercial property types. Mr. Noblitt received his Bachelor of Science Degree in Business Administration from California State University, Northridge.

     ROBERT C. PEDDICORD. Mr. Peddicord served as Arden Realty's Vice
President -- Leasing from December 1996 to September 1997, and has served as Senior Vice President -- Leasing since October 1997. From 1987 to 1996, Mr. Peddicord was a Managing Director in the West Los Angeles office of Julien J. Studley, representing landlords and tenants in the leasing of office space. From 1984 to 1986, Mr. Peddicord served as a branch Vice President for Great Western Financial Corporation. Mr. Peddicord received his Bachelor's Degree in Economics from the University of California at Los Angeles.

     HERBERT L. PORTER. Mr. Porter has served as Arden Realty's Senior Vice President -- Construction and Development since its formation. Mr. Porter served as Director of Construction and Capital Improvements for Namiz from 1993 to 1996. From 1973 to 1992, Mr. Porter was a partner/owner in his own real estate development and property management company specializing in medium to high-rise commercial office buildings. Mr. Porter's over 25 years in commercial office development include planning, financing, acquisition, entitlements and approvals, design, construction, marketing, leasing, tenant improvements and outright sale. Mr. Porter received his Bachelor's Degree from the University of Southern California.

     DAVID A. SWARTZ. Mr. Swartz has served as Arden Realty's General Counsel and Secretary since August 1999, and from May 1998 to August 1999 served as Associate General Counsel. From September 1991, until his employment with Arden Realty, Mr. Swartz was a real estate attorney with the law firm of Allen, Matkins, Leck, Gamble & Mallory, LLP, where he managed and negotiated commercial real estate transactions, handled litigation for major institutional clients and served as legal advisor to property owners, building and asset managers, real estate brokers and tenants. A graduate of The Wharton School of the University of Pennsylvania with a Bachelor of Science in Economics, Mr. Swartz received his juris doctorate from UCLA School of Law in 1991.

     BRIGITTA B. TROY. Ms. Troy has served as Arden Realty's Senior Vice President -- Acquisitions and Dispositions since its formation. Ms. Troy served as Director of Acquisitions for Namiz from 1993 to 1996, and for Pacific Financial Group from 1982 to 1989. During the period from 1989 to 1993, she was principal of Esquire Investment Partners, a real estate advisory firm. A graduate of Radcliffe College, Ms. Troy received her Juris Doctor Degree from the University of Southern California Law School and a Master of Business Administration from the UCLA Graduate School of Management. Ms. Troy is also a member of the State Bar of California.

     CARL D. COVITZ. Mr. Covitz has served as a member of Arden Realty's Board of Directors since its formation as a public company in October 1996. For the past 19 years, Mr. Covitz has served as the owner and President of Landmark Capital, Inc., a national real estate development and investment company involved in the construction, financing, ownership and management of commercial, residential and warehouse properties. Mr. Covitz has also previously served, from 1990 to 1993, as Secretary of the Business, Transportation & Housing Agency of the State of California as well as Under Secretary and Chief Operating Officer of the U.S. Department of Housing and Urban Development from 1987 to 1989. Mr. Covitz is currently the Chairman of the Board of Directors of Century Housing Corporation and is the past Chairman of the Board of several organizations including the Federal Home Loan Bank of San Francisco and the Los Angeles City Housing Authority. Mr. Covitz received his Bachelor's Degree from the Wharton School at the University of Pennsylvania and his Master of Business Administration from the Columbia University Graduate School of Business. Mr. Covitz's term as Director will expire at the 2003 annual meeting of stockholders.

     LARRY S. FLAX. Mr. Flax has served as a member of Arden Realty's Board of Directors since December 1996. Mr. Flax is Co-Founder and Co-Chairman of the Board of California Pizza Kitchen. Prior to becoming a restaurateur in 1985, Mr. Flax served in Los Angeles as Assistant U.S. Attorney from 1968 to 1972, Chief of Civil Rights from 1970 to 1971, and Assistant Chief of the Criminal Division for the United States Department of Justice from 1971 to 1972. Mr. Flax attended the University of Washington as an undergraduate and received his Juris Doctor Degree from the University of Southern California Law School in 1967. Mr. Flax's term as a Director will expire at the 2003 annual meeting of stockholders.

     PETER S. GOLD. Mr. Gold has served as a member of Arden Realty's Board of Directors since July 1999. During a career that spanned more than 30 years at Price Pfister, Inc., Mr. Gold served as owner, President, Chairman and Chief Executive Officer. Price Pfister, Inc., is one of the largest faucet manufacturers in the world. Mr. Gold executed a leveraged buyout of Price Pfister, Inc. and eventually took that company public in 1987, before selling it in 1988. Mr. Gold remained in his position as a Chairman and Chief Executive Officer of Price Pfister, Inc. until his retirement in 1990. Mr. Gold is a Director Emeritus of Home Depot, Inc. and is currently a chairman and a member of the board of trustees of two private organizations. Mr. Gold attended the University of Southern California, received his Juris Doctor Degree from Southwestern University School of Law and received a Doctor of Humane Letters from Pitzer College. Mr. Gold's term as Director will expire at the 2001 annual meeting of stockholders.

     STEVEN C. GOOD. Mr. Good has served as a member of Arden Realty's Board of Directors since its formation as a public company in October 1996. Mr. Good is the senior partner in the firm of Good Swartz & Berns, an accountancy firm founded in 1993, which evolved from the firm of Block, Good and Gagerman, which he founded in 1976. Prior to 1976, Mr. Good was a partner first at Laventhol & Horwath, a national accounting firm, and later at Horowitz & Good. Mr. Good is a founder and past Chairman of CU Bancorp, where he directed the bank's operations from 1982 through 1989. For the past seven years he has been a member of the Board of Directors of Opto Sensors, Incorporated. Mr. Good received his Bachelor of Science in Business Administration from the University of California at Los Angeles and attended UCLA's Graduate School of Business. Mr. Good's term as Director will expire at the 2001 annual meeting of stockholders.

     KENNETH B. ROATH. Mr. Roath has served as a member of Arden Realty's Board of Directors since its formation as a public company in October 1996. Mr. Roath is currently Chairman, President and Chief Executive Officer of Health Care Property Investors, Inc., a leader in the health care REIT industry. Mr. Roath is past Chairman of NAREIT and also serves as a member of the Board of Governors of NAREIT. He is a director of Franchise Finance Corporation of America. Mr. Roath received his Bachelor's Degree in accounting from San Diego State University. Mr. Roath's term as a Director will expire at the 2003 annual meeting of stockholders.

ARDEN REALTY'S BOARD OF DIRECTORS

     The business and affairs of Arden Realty are managed under the direction of its Board of Directors, which currently has seven members, five of whom are not employees or affiliates of Arden Realty.

     Pursuant to Arden Realty's charter, the Board of Directors is divided into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors is elected by the stockholders. Arden Realty believes that classification of the Board of Directors will help to assure the continuity and stability of Arden Realty's business strategies and policies as determined by the Board of Directors. The stockholders do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of the shares of common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Arden Realty has an Audit Committee, an Executive Committee, a Compensation Committee and an Acquisition Committee.

     Audit Committee. The Audit Committee consists of Mr. Good, its Chairman, and Messrs. Flax and Covitz. The Audit Committee:

     - makes recommendations concerning the engagement of independent public accountants;

     - reviews the independence of our independent public accountants;

     - approves other professional services provided by the independent public accountants;

     - reviews the scope and results of the annual audit engagement with our independent public accountants;

     - considers the range of audit and non-audit fees; and

     - reviews the adequacy of our internal accounting controls.

     Executive Committee. The Executive Committee consists of Mr. Ziman, its Chairman, and Mr. Coleman. Subject to Arden Realty's conflict of interest policies, the Executive Committee has authority to dispose of our real property and the power to authorize, on behalf of the full Board of Directors, the execution of specified contracts and agreements, including those related to our debt financings.

     Compensation Committee. The Compensation Committee consists of Mr. Roath, its Chairman, and Messrs. Good and Gold. The function of the Compensation Committee is to:

     - establish, review, modify and adopt compensation plans and arrangements for Arden Realty; and

     - review, determine and establish the compensation, including bonuses, of Arden Realty's officers.

     Acquisitions Committee. The Acquisitions Committee consists of Mr. Ziman, its Chairman, and Messrs. Coleman and Covitz. The Acquisition Committee has the authority to approve the acquisition of real property with purchase prices up to $20 million. Any acquisitions greater than $20 million require full Board approval.

COMPENSATION OF DIRECTORS

     Each Director received annual compensation of $18,000 in 1999 and will receive $25,000 beginning in 2000 for his services, plus $1,000 for each Board of Directors meeting attended and an additional $1,000 for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors. Each director who is not an employee is also reimbursed for reasonable expenses incurred to attend director and committee meetings. Directors who are also officers are not paid any directors' fees.

     In addition, under Arden Realty's stock incentive plan, upon his initial appointment to the Board of Directors, each director who is not an employee is automatically granted options to purchase 10,000 shares of common stock at the then current market price. These options vest during the directors' continued service at a rate of 2,500 shares per year.

     On October 15, 1997, each non-employee director was granted options to purchase an additional 10,000 common shares at the closing stock price per share on that date ($32.25). On December 15, 1998, each non-employee director was granted options to purchase an additional 40,000 common shares at the closing stock price per share on that date ($22.50). On November 30, 1999, each non-employee director was granted options to purchase an additional 10,000 common shares at the closing stock price per share on that date ($19.25). These options vest during the directors' continued service over a three-year period, with one third of the options vesting on each anniversary of the grant date.

EXECUTIVE COMPENSATION

     The following table presents information with respect to the compensation Arden Realty paid for services rendered during the fiscal years ended December 31, 1999, 1998 and 1997, to its Chief Executive Officer and to its four other most highly compensated executive officers, who are referred to in this prospectus as the named executive officers.

                              SUMMARY COMPENSATION

                                                                                              LONG-TERM
                                                ANNUAL COMPENSATION                          COMPENSATION
                                       -------------------------------------                  RESTRICTED
                                                              OTHER ANNUAL       OPTIONS        STOCK
        NAME AND TITLE          YEAR    SALARY     BONUS     COMPENSATION(1)   GRANTED (#)     AWARD($)
        --------------          ----   --------   --------   ---------------   -----------   ------------
Richard S. Ziman..............  1999   $390,000   $225,000       $47,100         125,600           --
  Chairman of the Board,
     Chief....................  1998    330,000    247,500         9,600         422,000           --
  Executive Officer and
     Director.................  1997    300,000    228,000         9,600         211,000           --
Victor J. Coleman.............  1999   $300,000   $165,000       $36,650          80,000           --
  President, Chief Operating    1998    275,000    206,250         7,800         280,000           --
  Officer and Director          1997    250,000    162,500         7,800         140,000           --
Diana M. Laing................  1999   $225,000   $123,750       $ 6,000          60,000           --
  Executive Vice President and  1998    214,500    160,875         6,000         200,000       (2)(3)
  Chief Financial Officer       1997    195,000    114,500         6,000          60,000           --
Andrew J. Sobel...............  1999   $205,000   $123,750       $ 2,600          60,000           --
  Executive Vice President and  1998    187,500    140,625            --         200,000       (2)(4)
  Director of Property
     Operations                 1997    150,000     87,500            --          45,000           --
Robert C. Peddicord...........  1999   $196,000   $ 70,000            --          50,000           --
  Senior Vice President --      1998    112,300    127,600            --          70,000           --
     Leasing                    1997    106,250     68,750            --              --           --

-------------------------
(1) Represents an annual auto allowance and payments of $37,500 and $28,850 in 1999 to Messrs. Ziman and Coleman, respectively, for unused vacation time.

(2) In August 1998, Arden Realty issued 42,553 shares of common stock through its 1996 Stock Option and Incentive Plan to this executive. These shares are encumbered by a promissory note in the amount of $1.0 million. The promissory note is recourse and secured by the shares of common stock issued, bears interest at 6% per year with all accrued interest and principal due on August 14, 2004. See Notes 3 and 4 below.

(3) Ms. Diana Laing resigned as Executive Vice President and Chief Financial Officer effective July 1, 2000. At the time of her resignation, Ms. Laing surrendered stock options valued at approximately $59,000 as well as 42,553 shares of Arden Realty's common stock underlying a promissory note in the amount of $1.0 million payable to Arden Realty. The value of the options and shares surrendered by Ms. Laing equaled the unpaid principal and interest of her promissory note.

(4) Mr. Sobel resigned as Executive Vice President and Director of Property Operations effective February 18, 2000. At the time of his resignation, Mr. Sobel surrendered the common stock underlying his promissory note and executed a new promissory note in the amount of $223,887, representing the difference between the value of the common stock surrendered and the unpaid principal and interest on his original promissory note. The new promissory note bears interest at 6.56%, with all accrued interest and principal due on February 18, 2002. In addition, effective with his resignation, Arden Realty and Mr. Sobel entered into a consulting and non-competition agreement for a term of two years. Under this agreement, Mr. Sobel will receive compensation of $6,000 per month which will be applied against the unpaid interest and principal on the new promissory note. In July 2000, Mr. Sobel returned to Arden Realty as Executive Vice President, terminating the consulting and non-competition agreement described above, and is in the process of finalizing a new employment agreement with Arden Realty addressing, among other things, the repayment of the promissory note.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table presents information concerning exercised and unexercised options held by the named executive officers as of December 31, 1999.

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                        AT DECEMBER 31, 1999         AT DECEMBER 31, 1999(1)
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ------------   ------------   -----------   -------------   -----------   -------------
Richard S. Ziman...........      --             --           618,334        406,333        $16,700       $117,200
Victor J. Coleman..........      --             --           483,333        266,667         15,700         75,000
Diana M. Laing(2)..........      --             --           190,000        180,000          3,100         56,000
Andrew J. Sobel(3).........      --             --           170,000        175,000          2,500         56,000
Robert C. Peddicord........      --             --            33,333         96,667             --         40,700

-------------------------
(1) Based on the December 31, 1999 closing price of $20.06 per share of Arden Realty's common stock, as reported by the New York Stock Exchange.

(2) Ms. Laing resigned effective July 1, 2000, surrendered her exercisable stock options and forfeited her unexercisable options.

(3) Mr. Sobel resigned on February 18, 2000 and returned to Arden Realty as Executive Vice President in July 2000. Mr. Sobel forfeited 175,000 in unexercisable options upon his resignation in February 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents information relating to options granted to purchase shares of Arden Realty common stock to the named executive officers during 1999.

                                             INDIVIDUAL GRANTS(1)
                             -----------------------------------------------------     POTENTIAL REALIZABLE
                              NUMBER OF                                                      VALUE AT
                              SHARES OF      PERCENT OF                               ASSUMED ANNUAL RATES OF
                             COMMON STOCK   TOTAL OPTIONS                            SHARE PRICE APPRECIATION
                              UNDERLYING     GRANTED TO     EXERCISE                    FOR OPTION TERM(2)
                               OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   -------------------------
           NAME              GRANTED (#)     FISCAL YEAR      SHARE        DATE          5%            10%
           ----              ------------   -------------   ---------   ----------   -----------   -----------
Richard S. Ziman...........    125,000          17.61%       $19.125     12/03/09    $1,503,000    $3,810,000
Victor J. Coleman..........     80,000          11.27         19.125     12/03/09       962,000     2,438,000
Diana M. Laing(3)..........     60,000           8.45         19.125     12/03/09       722,000     1,829,000
Andrew J. Sobel(4).........     60,000           8.45         19.125     12/03/09       722,000     1,829,000
Robert C. Peddicord........     50,000           7.04         19.250     11/30/09       605,000     1,534,000

-------------------------
(1) The options granted to Messrs. Ziman and Coleman become exercisable in two equal installments beginning on the first anniversary of the date of grant. The options granted to Mr. Peddicord become exercisable in three equal installments beginning on the first anniversary of the date of grant. All options granted in 1999 have a term of ten years subject to earlier termination in specified events related to termination of employment. The option exercise price for all options granted in 1999 is equal to the fair market value of a share of Arden Realty's common stock on the date of grant.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and our financial performance. We cannot assure you that these appreciation rates will be achieved.

(3) The options granted to Ms. Laing were forfeited on July 1, 2000, the effective date of her resignation.

(4) The options granted to Mr. Sobel were forfeited on February 18, 2000, the effective date of his resignation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no Compensation Committee interlocks and none of Arden Realty's or our employees participate on the Compensation Committee.

EMPLOYMENT AGREEMENTS

     Arden Realty has entered into employment agreements with Messrs. Ziman, Coleman and Peddicord. Ms. Laing and Mr. Sobel also had employment agreements with Arden Realty that terminated at each of their request on July 1, 2000 and February 18, 2000, respectively. Mr. Sobel returned to Arden Realty in July 2000 and is in the process of finalizing a new employment agreement with Arden Realty. The employment agreements of Messrs. Ziman and Coleman had an original expiration date of October 1999, and are subject to automatic one-year extensions following the expiration of those terms. The employment agreements for Messrs. Ziman and Coleman provide for a base compensation and bonus to be determined by Arden Realty's Compensation Committee. The annual compensation and bonuses paid to these executives for 1999 are presented in the Summary Compensation table above.

     In May 1999, Arden Realty entered into an employment agreement with Mr. Peddicord which had an original expiration date of December 2000 and is subject to automatic one-year extensions following the original expiration date. Mr. Peddicord's employment agreement provides for annual base compensation in 1999 of $196,000 and a bonus to be determined by Arden Realty's Compensation Committee.

     The employment agreements of Messrs. Ziman, Coleman and Peddicord entitle the executives to participate in the 1996 Stock Option and Incentive Plan. Each executive has been allocated the number of stock options presented in the Summary Compensation table above. Each executive will also receive other insurance and pension benefits.

     In the event of a termination of any of these executives by Arden Realty without "cause," a termination by the executive for "good reason," or a termination pursuant to a "change in control" of Arden Realty, as those terms are defined in their respective employment agreements, the terminated executive will be entitled to (1) a single severance payment and (2) continued receipt of specified benefits including medical insurance, life and disability insurance for a specified period of time following the date of termination. The single severance payments for Messrs. Ziman and Coleman are equal to the sum of three times the respective executive's average annual base compensation for the preceding 36 months and three times the highest annual bonus received in the preceding 36 month period. The single severance payment for Mr. Peddicord is equal to the sum of two times his average annual base compensation for the preceding 24-month period and an amount equal to two times his most recent annual bonus. Messrs. Ziman and Coleman will continue to receive the severance benefits described above for three years commencing on the date of termination and Mr. Peddicord will continue to receive the severance benefits for up to 18 months commencing on the date of termination. In the event of a termination without cause, in addition to payment of the single severance payment, for Messrs. Ziman, Coleman and Peddicord, any unvested stock options will become fully vested as of the date of termination. In addition, if any of Messrs. Ziman's, Coleman's or Peddicord's severance payments or benefits are deemed to be parachute payments under the Internal Revenue Code, Arden Realty has agreed to make additional payments to the executive to compensate him or her for the additional tax obligations.

     As part of their employment agreements, each of Messrs. Ziman and Coleman are bound by a non-competition covenant which prohibits them from engaging in
(1) the acquisition, renovation, management or leasing of any office properties in the Los Angeles, Orange and San Diego counties of Southern California and (2) any active or passive investment in or reasonably relating to the acquisition, renovation, management or leasing of office properties in the Los Angeles, Orange and San Diego counties of Southern California for a period of one year following the date of that executive's termination, unless the termination was without cause for Messrs. Ziman and Coleman.

STOCK INCENTIVE PLAN

     Arden Realty has adopted the 1996 Stock Incentive Plan for itself and us, for the purpose of attracting and retaining executive officers, directors and employees.

     The Stock Incentive Plan is qualified under Rule 16b-3 under the Securities Exchange Act. The Stock Incentive Plan is administered by the Compensation Committee and provides for the granting of stock options, stock appreciation rights or restricted stock with respect to up to 4.2 million shares of common stock to executive or other key employees. Stock options may be granted in the form of "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options and are exercisable for up to 10 years following the date of grant. The exercise price of each option will be set by the Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of Arden Realty's common stock on the grant date.

     The Stock Incentive Plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the Compensation Committee, at the time of exercise equal to the difference between the exercise price and the fair market value of the common stock. In addition, the Stock Incentive Plan permits Arden Realty to issue shares of restricted stock to executives or other key employees upon terms and conditions as determined by the Compensation Committee.

401(k) PLAN

     The Arden Realty 401(k) Plan and Trust covers our eligible employees and any designated affiliates.

     The 401(k) Plan permits our eligible employees to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees are generally eligible to participate in the 401(k) Plan after four months of service. We currently make matching contributions to the 401(k) Plan equal to 50% of each participating employee's contribution with a maximum match of 5% of annual compensation. Employees vest 25% in our matching contributions for each full year of service, vesting 100% after four full years of service.

     The 401(k) Plan qualifies under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions are deductible by us when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages expect for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Arden Realty's charter contains a provision which eliminates that kind of liability to the maximum extent permitted by Maryland law.

     The charter authorizes Arden Realty, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

          (a) any present or former director or officer; or

          (b) any individual who, while a director of and at the request of Arden Realty, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of that corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability which those persons may incur by reason of their status as a present or former director or officer of Arden Realty.

     The bylaws obligate Arden Realty, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

          (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

          (b) any individual who, while a director and at the request of Arden Realty, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of that corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his service.

     The charter and the bylaws also permit Arden Realty to indemnify and advance expenses to any person who served a predecessor of Arden Realty in any of the capacities described above and to any employee or agent of Arden Realty or a predecessor of Arden Realty.

     The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which Arden Realty's does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. A Maryland corporation is permitted to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

          (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
     (ii) was the result of active and deliberate dishonesty;

          (b) the director or officer actually received an improper personal benefit in money, property or services; or

          (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     A Maryland corporation, however, may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A Maryland corporation is permitted to advance reasonable expenses to a director or officer upon receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

     Our partnership agreement also provides for indemnification and advance of expenses of Arden Realty and its officers and directors similar to the indemnification and advance of expenses provided to officers and directors of Arden Realty in its charter and bylaws, and provides that Arden Realty will not be liable to us and its partners if it acted in good faith. See "Description of Specific Provisions of Our Partnership Agreement -- Indemnification."

                       TRANSACTIONS WITH RELATED PARTIES

     On April 28, 1999, Arden Realty acquired Namiz, Inc. in a tax-free, stock-for-stock merger in which Arden Realty issued 775,196 shares of its common stock to Namiz's stockholders. Prior to the acquisition, Namiz was wholly owned by Richard S. Ziman, Arden Realty's Chairman of the Board and Chief Executive Officer, and Victor J. Coleman, Arden Realty's President and Chief Operating Officer.

     At the time of the acquisition, Namiz's sole assets were our common OP Units. In the merger, each share of Namiz common stock then issued and outstanding was converted into 775,196 shares of Arden

Realty's common stock, with the exchange ratio calculated by dividing 775,196 (the number of common OP Units owned by Namiz) by 1,000 (the number of shares of Namiz common stock issued and outstanding immediately prior to the merger). As a result, Namiz's stockholders converted their proportionate interest in the common OP Units held by Namiz into an economically equivalent number of shares of Arden Realty's common stock.

     On August 14, 1998, Arden Realty issued 42,553 shares of common stock to each of Ms. Diana M. Laing and Mr. Andrew J. Sobel in exchange for a promissory note in the amount of $1.0 million from each. These promissory notes were full recourse and were secured by the shares of common stock issued to each officer, bore interest at 6% per year with all accrued interest and principal due on August 14, 2004.

     Mr. Sobel resigned as Executive Vice President and Director of Property Operations effective February 18, 2000. At the time of his resignation, Mr. Sobel surrendered 42,553 shares of Arden Realty's common stock underlying his promissory note and executed a new promissory note in the amount of $223,887, bearing interest at 6.56%, per annum representing the difference between the value of the common stock surrendered and the unpaid principal and interest on his original promissory note. In July 2000, Mr. Sobel returned to Arden Realty as Executive Vice President, terminating the consulting and non-competition agreement described above, and is in the process of finalizing a new employment agreement with Arden Realty addressing, among other things, repayment of the promissory note.

     Ms. Laing resigned as Executive Vice President and Chief Financial Officer effective July 1, 2000. At the time of her resignation, Ms. Laing surrendered stock options valued at approximately $59,000 as well as 42,553 shares of Arden Realty's common stock underlying her promissory note. The value of the options and shares surrendered by Ms. Laing equaled the unpaid principal and interest of her promissory note.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of investment, financial and other policies governing our operations. These policies have been determined by Arden Realty's Board of Directors and may be amended or revised from time to time without approval by the stockholders of Arden Realty or our partners, except that:

          (1) Arden Realty cannot change its policy of holding its assets and conducting its business only through us and our affiliates without the consent of the holders of OP Units as provided in our partnership agreement and the consent of a majority in principal amount of the outstanding notes as provided in the indenture governing the notes;

          (2) changes in our policies with respect to conflicts of interest must be consistent with legal requirements; and

          (3) Arden Realty cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of two-thirds of its outstanding common stock.

INVESTMENT POLICIES

     Investment in Real Estate or Interests in Real Estate. Our investment objectives are to provide quarterly cash distributions and achieve long-term appreciation in the value of our property portfolio. For a discussion of the properties and our acquisition and other strategic objectives, see "Properties" and "Business -- Growth Strategies."

     We expect to pursue our investment objectives primarily through the direct ownership of our office properties. Subject to capital availability and market conditions, we intend to seek development, renovation and acquisition opportunities in Southern California. Future investment or development activities, however, will not be limited to any geographic area or product type or to a specified percentage of our assets. While we intend to diversify our property portfolio in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in future investment or development activities in a manner which is consistent with the maintenance of Arden Realty's status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate we presently own or other properties we purchase, or sell our real estate properties when circumstances warrant.

     We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. Investments of this kind may permit us to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring our portfolio. We will not enter into a joint venture or partnership to make an investment that would not otherwise meet our investment policies.

     Equity investments may be subject to existing mortgage financing and other indebtedness or financing or indebtedness that may be incurred in connection with acquiring or refinancing these investments. Debt service on financing or indebtedness will have a priority over any distributions to our partners, including Arden Realty. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

     Investments in Real Estate Mortgages. While our current portfolio consists of, and our business objectives emphasize, equity investments in commercial real estate, we may invest, and in the past have invested, in mortgages and other types of equity real estate interests consistent with Arden Realty's qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under their mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

     Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the ownership limitations and gross income tests necessary for Arden Realty's REIT qualification, we also may invest in securities of REITs other than Arden Realty, other entities engaged in real estate activities or securities of other issuers, including investments for the purpose of exercising control over those entities.

FINANCIAL POLICIES

     Neither Arden Realty's charter and bylaws nor our partnership agreement limit the amount or percentage of indebtedness that we may incur. We are committed to financial policies based on controlled growth and the maintenance of a strong balance sheet and consistent cash flow. We are committed to conservative leverage and fixed charge coverage levels throughout the economic and investment cycle. Our leverage will vary around target levels based on the timing of equity issuances and relative debt and equity capital market conditions. Our targeted debt coverage levels are: (1) total debt to total market capitalization ratio between 30% and 45%; (2) EBITDA to interest expense of at least 3.0 to 1; and (3) EBITDA to fixed charges of at least 2.5 to 1. In addition, covenants contained in the Indenture will limit our ability to incur debt in the future. Going forward, we plan to monitor and access private and public capital markets to continue to issue equity and equity-related and unsecured debt instruments on attractive terms. We intend to limit our floating rate debt by using more long-term fixed rate debt.

     We may from time to time modify our debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of Arden Realty's common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our debt to total market capitalization ratio beyond the limits described above.

     We have established our debt policy relative to the total market capitalization of Arden Realty computed at the time the debt is incurred, rather than relative to the book value of those assets, because we believe that the book value of our assets, which is largely the depreciated value of our property portfolio, does not accurately reflect our ability to borrow and meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of our assets at all times. Moreover, due to fluctuations in the value of our portfolio of properties over time, and since any measurement of our total consolidated indebtedness to total market capitalization is made only at the time debt is incurred, our debt to total market capitalization ratio could exceed the 45% level.

     Although we will consider factors other than total market capitalization in making decisions regarding the incurrence of debt, such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and our ability as a whole to generate sufficient cash flow to cover expected debt service, that the debt to total market capitalization ratio, and any other measure of asset value, at the time the debt is incurred or at any other time, may not be consistent with any particular level of debt service. See "Risk Factors -- Financing Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONFLICT OF INTEREST POLICIES

     We have adopted policies designed to eliminate or minimize potential conflicts of interest. In addition, Arden Realty's Board of Directors is subject to certain provisions of Maryland law that are designed to eliminate or minimize potential conflicts of interest. We cannot assure you that these policies always will be successful in eliminating the influence of those conflicts.

     We have adopted a policy that, without the approval of a majority of Arden Realty's non-employee directors, we will not (1) acquire from or sell to any director, officer or employee of Arden Realty, or any entity in which a director, officer or employee of Arden Realty beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets, (2) make any loan to or borrow from any of the foregoing persons or (3) engage in any other transaction with any of the foregoing persons.

     Pursuant to Maryland law, each director will be subject to restrictions on misappropriation of partnership opportunities. In addition, under Maryland law, a contract or other transaction between us or Arden Realty and a director or between us or Arden Realty and any other corporation or other entity in which a director is a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the presence of the director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor of the transaction or contract if (a) the transaction or contract is authorized, approved or ratified by the board of directors or a committee of the board, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (b) the transaction or contract is fair and reasonable to us or Arden Realty.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     As described under "Description of Specific Provisions of Our Partnership Agreement -- Redemption/ Exchange Rights," Arden Realty expects, but is not obligated, to issue its common stock to holders of our OP Units upon exercise of their redemption and exchange rights. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor have we invested in the securities of other issuers for the purposes of exercising control, and do not intend to do so. At all times, we intend to make investments in the manner necessary for Arden Realty to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code or the Treasury Regulations, the Board of Directors determines that it is no longer in the best interest of Arden Realty to qualify as a REIT and that determination is approved by a two-thirds vote of Arden Realty's stockholders as required by its charter. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. Our policies with respect to those activities may be reviewed and modified or amended from time to time by Arden Realty's Board of Directors without approval by its stockholders or the partners.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based on the opinion of Latham & Watkins, our tax counsel, as to the material federal income tax consequences expected to result to you if you exchange your unregistered notes for exchange notes in the exchange offer. This discussion is based on:

     - the facts described in the registration statement of which this prospectus is a part;

     - the Internal Revenue Code of 1986, as amended;

     - current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

     - the legislative history of the Internal Revenue Code;

     - current administrative interpretations and practices of the Internal Revenue Service; and

     - court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the Internal Revenue Service, and we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the exchange of unregistered notes for the exchange notes.

     Some holders may be subject to special rules not discussed below, including, without limitation:

     - insurance companies;

     - financial institutions or broker-dealers;

     - tax-exempt organizations;

     - stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as part of a position in a straddle for tax purposes;

     - foreign corporations or partnerships; and

     - persons who are not citizens or residents of the United States.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING YOUR UNREGISTERED NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

     The exchange of unregistered notes for exchange notes will be treated as a "non-event" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the unregistered notes. Therefore, no material federal income tax consequences will result to you from exchanging unregistered notes for exchange notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale, offer to resell or other transfers of its exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of exchange notes received in exchange for unregistered notes where the unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the letter of transmittal for use in connection with any resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of unregistered notes, including any broker-dealers, and specific parties related to such holders, against specific liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated financial statements of Arden Realty Limited Partnership at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the exchange notes offered in this prospectus and specified legal matters in connection with this offering will be passed upon for us by Latham & Watkins, Costa Mesa, California and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. The description of United States federal income tax consequences contained in "Federal Income Tax Consequences" is based upon the opinion of Latham & Watkins.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-4 we have filed with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information included in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

     We and Arden Realty, respectively, file annual, quarterly and special reports and other information with the SEC. You may read and copy materials that we and Arden Realty, respectively, have filed with the SEC at the following SEC public reference rooms:

450 Fifth Street, N.W.  7 World Trade Center      500 West Madison Street
Room 1024               Suite 1300                Suite 1400
Washington, D.C. 20549  New York, New York 10048  Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov.

     We have established a Web site at http://www.ardenrealty.com. The information on our Web site is not a part of this prospectus.

                        ARDEN REALTY LIMITED PARTNERSHIP
                         REPORT OF INDEPENDENT AUDITORS

The Partners
Arden Realty Limited Partnership

     We have audited the accompanying consolidated balance sheets of Arden Realty Limited Partnership as of December 31, 1999 and 1998 and the related consolidated statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1999. Our audits also include the financial statement Schedule III -- Commercial Properties and Accumulated Depreciation as of December 31, 1999, 1998 and 1997. These financial statements and the financial statement schedule are the responsibility of the management of Arden Realty Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arden Realty Limited Partnership at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
January 31, 2000, except for Note 5, as to which the date is September 14, 2000.

                        ARDEN REALTY LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                                     DECEMBER 31,
                                                              SEPTEMBER 30,    ------------------------
                                                                  2000            1999          1998
                                                              -------------    ----------    ----------
                                                               (UNAUDITED)
ASSETS
Commercial properties:
  Land......................................................   $  476,215      $  467,157    $  447,339
  Buildings and improvements................................    2,002,572       1,833,052     1,673,149
  Tenant improvements and leasing costs.....................      225,299         153,161        78,092
                                                               ----------      ----------    ----------
                                                                2,704,086       2,453,370     2,198,580
  Less: accumulated depreciation............................     (221,551)       (157,608)      (88,863)
                                                               ----------      ----------    ----------
                                                                2,482,535       2,295,762     2,109,717
  Properties under development..............................      104,253         183,349       150,716
                                                               ----------      ----------    ----------
     Net investment in real estate..........................    2,586,788       2,479,111     2,260,433
Cash and cash equivalents...................................        1,499           7,056         4,578
Restricted cash.............................................       21,533          18,513        12,409
Rent and other receivables, net of allowance of $1,642,
  $2,390 and $1,573 at September 30, 2000, December 31, 1999
  and 1998, respectively....................................       11,047          11,785         9,024
Due from general partner....................................        1,175           2,446         1,947
Mortgage notes receivable, net of discount of $1,708, $2,014 and $2,463 at September 30, 2000, December 31, 1999 and
  1998, respectively........................................       13,786          13,847        14,329
Deferred rent...............................................       29,604          23,932        17,004
Prepaid financing costs, expenses and other assets net of
  accumulated amortization of $5,172, $5,742 and $2,874 at
  September 30, 2000, December 31, 1999 and 1998,
  respectively..............................................       19,629          16,214        14,142
                                                               ----------      ----------    ----------
       Total assets.........................................   $2,685,061      $2,572,904    $2,333,866
                                                               ==========      ==========    ==========
LIABILITIES AND PARTNERS' CAPITAL
Mortgage loans payable......................................   $  617,031      $  740,806    $  543,927
Unsecured lines of credit...................................      289,350         288,850       296,450
Unsecured senior notes, net of discount of $850 at September
  30, 2000..................................................      249,150              --            --
Accounts payable and accrued expenses.......................       34,638          34,482        21,787
Security deposits...........................................       20,140          16,073        13,933
                                                               ----------      ----------    ----------
       Total liabilities....................................    1,210,309       1,080,211       876,097
                                                               ----------      ----------    ----------
Minority interests..........................................        2,945           2,953         2,925
Partners' capital:
Preferred partner, 2,000,000 Series B Cumulative Redeemable
  Preferred Units outstanding at September 30, 2000 and
  December 31, 1999.........................................       50,000          50,000            --
General and limited partners, 65,681,144 common OP Units
  outstanding at September 30, 2000 and 65,509,000
  outstanding on both December 31, 1999 and 1998............    1,427,537       1,441,907     1,456,891
Deferred Compensation.......................................       (5,730)             --            --
Receivable from general partner for common partnership
  units.....................................................           --          (2,167)       (2,047)
                                                               ----------      ----------    ----------
       Total partners' capital..............................    1,471,807       1,489,740     1,454,844
                                                               ----------      ----------    ----------
       Total liabilities and partners' capital..............   $2,685,061      $2,572,904    $2,333,866
                                                               ==========      ==========    ==========

See accompanying notes to consolidated financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                      --------------------    --------------------------------
                                        2000        1999        1999        1998        1997
                                      --------    --------    --------    --------    --------
                                          (UNAUDITED)
Revenue.............................  $281,565    $248,771    $337,853    $281,067    $133,817
Property operating expenses.........    81,584      74,698     101,284      86,570      44,332
                                      --------    --------    --------    --------    --------
                                       199,981     174,073     236,569     194,497      89,485
General and administrative..........     5,184       4,584       6,753       6,264       3,888
Interest............................    56,967      43,685      60,239      43,403      19,511
Loss on valuation of derivative.....                                --          --       3,111
Depreciation and amortization.......    63,952      51,198      69,837      51,822      20,260
Interest and other income...........    (2,573)     (2,092)     (2,822)     (3,515)     (1,630)
                                      --------    --------    --------    --------    --------
Income before minority interest.....    76,451      76,698     102,562      96,523      44,345
Minority interest...................      (115)       (137)       (169)       (729)        (59)
                                      --------    --------    --------    --------    --------
     Net income.....................  $ 76,336    $ 76,561    $102,393    $ 95,794    $ 44,286
                                      ========    ========    ========    ========    ========
Net income allocated to:
  Preferred units...................  $  3,234    $    276    $  1,354    $     --    $     --
                                      --------    --------    --------    --------    --------
  Common units......................  $ 73,102    $ 76,285    $101,039    $ 95,794    $ 44,286
                                      ========    ========    ========    ========    ========
Earnings per common operating
  partnership unit:
  Earnings per common
     unit -- basic..................  $   1.12    $   1.16    $   1.54    $   1.55    $   1.44
                                      ========    ========    ========    ========    ========
  Earnings per common
     unit -- diluted................  $   1.11    $   1.16    $   1.54    $   1.55    $   1.43
                                      ========    ========    ========    ========    ========
Weighted average common operating
  partnership units outstanding:
  Basic.............................    65,521      65,509      65,509      61,846      30,797
                                      ========    ========    ========    ========    ========
  Diluted...........................    65,703      65,625      65,566      61,999      31,042
                                      ========    ========    ========    ========    ========

See accompanying notes to consolidated financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                                  RECEIVABLE
                                                                                     FROM
                                              PREFERRED   LIMITED     GENERAL      GENERAL       DEFERRED
                                               PARTNER    PARTNERS    PARTNER      PARTNER     COMPENSATION     TOTAL
                                              ---------   --------   ----------   ----------   ------------   ----------
Balance at January 1, 1997..................   $    --    $ 81,356   $  305,132    $    --       $    --      $  386,488
  Conversions...............................        --      (3,427)       3,427         --            --              --
  Distributions.............................        --      (4,573)     (39,336)        --            --         (43,909)
  Contributions.............................        --      25,486      343,657         --            --         369,143
  Net income................................        --       4,318       39,968         --            --          44,286
  Adjustment to reflect limited partners'
    capital at redemption value.............        --       6,741       (6,741)        --            --              --
                                               -------    --------   ----------    -------       -------      ----------
Balance at December 31, 1997................        --     109,901      646,107         --            --         756,008
  Conversions...............................        --      (3,899)       3,899         --            --              --
  Distributions.............................        --      (5,137)     (92,269)        --            --         (97,406)
  Contributions.............................        --       8,218      710,582         --            --         718,800
  Receivable and interest from general
    partner.................................        --          --           --     (2,047)           --          (2,047)
  Redemption of units.......................        --     (16,305)          --         --            --         (16,305)
  Net income................................        --       4,933       90,861         --            --          95,794
  Adjustment to reflect limited partners'
    capital at redemption value.............        --     (25,737)      25,737         --            --              --
                                               -------    --------   ----------    -------       -------      ----------
Balance at December 31, 1998................        --      71,974    1,384,917     (2,047)           --       1,454,844
  Conversions...............................        --     (19,241)      19,241         --            --              --
  Issuance of preferred units...............    50,000          --           --         --            --          50,000
  Issuance costs............................        --         (38)        (962)        --            --          (1,000)
  Distributions.............................    (1,354)     (4,629)    (110,394)        --            --        (116,377)
  Interest on receivable from general
    partner.................................        --          --           --       (120)           --            (120)
  Net income................................     1,354       3,850       97,189         --            --         102,393
  Adjustment to reflect limited partners'
    capital at redemption value.............        --      (8,782)       8,782         --            --              --
                                               -------    --------   ----------    -------       -------      ----------
Balance at December 31, 1999................    50,000      43,134    1,398,773     (2,167)           --       1,489,740
  Issuance costs (unaudited)................        --          --           --         --            --              --
  Distributions (unaudited).................    (3,234)     (2,958)     (89,086)        --            --         (95,278)
  Contributions (unaudited).................        --         550           --         --            --             550
  Receivable and interest from general
    partner (unaudited).....................        --          --           --      2,167            --           2,167
  Redemption of units (unaudited)...........        --          --       (1,920)        --            --          (1,920)
  Stock compensation Expense (unaudited)....        --          --        5,942                   (5,942)             --
  Amortization of stock compensation expense
    (unaudited).............................        --          --           --         --           212             212
  Net income (unaudited)....................     3,234       2,405       70,697         --            --          76,336
  Adjustment to reflect limited partners'
    capital at redemption value
    (unaudited).............................        --      15,167      (15,167)        --            --              --
                                               -------    --------   ----------    -------       -------      ----------
Balance at September 30, 2000 (unaudited)...   $50,000    $ 58,298   $1,369,239    $    --       $(5,730)     $1,471,807
                                               =======    ========   ==========    =======       =======      ==========

See accompanying notes to consolidated financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,               YEARS ENDED DECEMBER 31,
                                                              ----------------------    -------------------------------------
                                                                2000         1999         1999          1998          1997
                                                              ---------    ---------    ---------    -----------    ---------
                                                                   (UNAUDITED)
OPERATING ACTIVITIES:
Net income..................................................  $  76,336    $  76,561    $ 102,393    $    95,794    $  44,286
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Minority interest.........................................        115          137          169            729           59
  Depreciation and amortization.............................     63,952       51,198       69,837         51,822       20,260
  Amortization of loan costs and fees.......................      2,687        2,036        2,868          1,941          823
  Stock compensation expense................................        212           --           --             --           --
  Changes in operating assets and liabilities:
    Rents and other receivables.............................      1,046       (1,539)      (2,279)         1,280      (22,340)
    Due from general partner................................       (649)        (324)        (499)         1,336       (3,283)
    Deferred rent...........................................     (5,672)      (5,557)      (6,928)        (8,193)      (2,742)
    Prepaid financing costs, expenses and other assets......     (7,515)      (8,640)      (1,456)        (6,567)      (9,309)
    Accounts payable and accrued expenses...................      8,581        4,598       12,675          5,182       10,280
    Security deposits.......................................      4,067        1,427        2,140          7,086        3,257
                                                              ---------    ---------    ---------    -----------    ---------
      Net cash provided by operating activities.............    143,160      119,897      178,920        150,410       41,291
                                                              ---------    ---------    ---------    -----------    ---------
INVESTING ACTIVITIES:
Acquisitions and improvements of commercial properties......   (178,728)    (212,367)    (291,999)    (1,119,833)    (644,654)
Cash and cash equivalents of consolidated real estate
  partnership...............................................         --           --           --             --        2,849
Escrow deposit..............................................         --           --           --         20,000      (20,000)
                                                              ---------    ---------    ---------    -----------    ---------
      Net cash used in investing activities.................   (178,728)    (212,367)    (291,999)    (1,099,833)    (661,805)
                                                              ---------    ---------    ---------    -----------    ---------
FINANCING ACTIVITIES:
Proceeds from mortgage loans................................     43,336      301,802      310,038        677,520      308,202
Repayment of mortgage loans.................................   (167,111)    (112,591)    (113,259)      (370,659)    (175,036)
Proceeds from secured line of credit........................         --           --           --             --       28,700
Repayment of secured line of credit.........................         --           --           --             --      (28,700)
Proceeds from unsecured lines of credit.....................    201,500      159,461      209,661        413,350      443,500
Repayments of unsecured lines of credit.....................   (201,000)    (212,061)    (217,261)      (357,300)    (254,100)
Proceeds from issuances of unsecured senior notes, net of
  discount..................................................    249,150           --           --             --           --
Increase in restricted cash.................................     (3,020)      (8,087)      (6,104)        (8,369)      (4,040)
Proceeds from issuances of common partnership units, net of
  issuance costs............................................         --           --           --        708,582      343,565
Distributions and redemption paid to common partnership unit
  holders...................................................    (89,487)     (85,874)    (115,023)      (113,711)     (43,909)
Distributions to preferred operating partnership unit
  holder....................................................     (3,234)          --       (1,354)            --           --
Distributions to minority interests.........................       (123)        (107)        (141)          (712)          --
Proceeds from issuance of preferred operating partnership
  units.....................................................         --       50,000       50,000             --           --
Preferred partnership units issuance costs..................         --       (1,000)      (1,000)            --           --
                                                              ---------    ---------    ---------    -----------    ---------
      Net cash provided by financing activities.............     30,011       91,543      115,557        948,701      618,182
                                                              ---------    ---------    ---------    -----------    ---------
Net increase (decrease) in cash and cash equivalents........     (5,557)        (927)       2,478           (722)      (2,332)
Cash and cash equivalents at beginning of period............      7,056        4,578        4,578          5,300        7,632
                                                              ---------    ---------    ---------    -----------    ---------
Cash and cash equivalents at end of period..................  $   1,499    $   3,651    $   7,056    $     4,578    $   5,300
                                                              =========    =========    =========    ===========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest, net of amounts
  capitalized...............................................  $  55,164    $  47,842    $  58,365    $    48,206    $  19,191
                                                              =========    =========    =========    ===========    =========

See accompanying notes to consolidated financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

DESCRIPTION OF BUSINESS

     The terms "Operating Partnership," "Partnership," "us," "we" and "our" as used in these financial statements refer to Arden Realty Limited Partnership. The term "Arden Realty" refers to Arden Realty, Inc.

ORGANIZATION AND FORMATION

     We are an operating partnership that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. Arden Realty, a REIT, is our sole general partner and, as of September 30, 2000 (unaudited) and December 31, 1999 owned 96.7% of our common partnership units, or common OP Units. Arden Realty conducts substantially all of its operations through us and our subsidiaries. Commencing with its taxable year ended December 31, 1996, Arden Realty has operated and qualified as a REIT for federal income tax purposes.

     Arden Realty conducts substantially all of its operations through us. As of September 30, 2000 (unaudited) and December 31, 1999 we directly or indirectly owned a portfolio of 143 and 142 primarily office properties containing approximately 18.7 million and 18.5 million net rentable square feet, respectively, and two properties with approximately 442,000 square feet under development as of September 30, 2000 (unaudited) and three properties with approximately 700,000 square feet under development as of December 31, 1999.

     Arden Realty's interest in us entitles it to share in cash distributions from, and in our profits and losses in proportion to its percentage ownership. Certain individuals and entities own our remaining common OP Units, including Messrs. Ziman and Coleman, our Chairman and Chief Executive Officer and our President and Chief Operating Officer, respectively, together with other entities and persons who were issued common OP Units in connection with our acquisition of specific properties previously owned by those entities and persons. Holders of common OP Units are entitled to cause us to redeem their common OP Units for cash. Arden Realty, however, may, instead of paying cash, elect to exchange those common OP Units for shares of its common stock on a one-for-one basis, subject to certain limitations. With each redemption or exchange of common OP Units, Arden Realty's percentage interest in us will increase.

     As our sole general partner, Arden Realty generally has the exclusive power under our partnership agreement to manage us and conduct our business, subject to limited exceptions. Arden Realty's board of directors manages our affairs. We cannot be terminated until the year 2096 without the approval of a majority of our partners or in connection with the sale of all or substantially all of our assets, a business combination, a judicial decree or the redemption of all the OP Units held by our limited partners.

     We are a Maryland limited partnership. Arden Realty is a Maryland corporation. Arden Realty's common stock is listed on the New York Stock Exchange under the symbol "ARI."

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include our accounts and our subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Some prior period amounts have been reclassified to conform with the current period presentation.

                        ARDEN REALTY LIMITED PARTNERSHIP

RISKS AND UNCERTAINTIES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Our properties are all located in Southern California. As a result of our geographic concentration, the operations of these properties could be affected by the economic conditions in this region.

SEGMENT INFORMATION

     We view our operations as principally one segment and the financial information disclosed herein represents all of the financial information related to our principal operating segment.

COMMERCIAL PROPERTIES

     Our properties are stated at cost. When indicators of impairment exist, write-downs to estimated fair value would be recognized if a property's estimated undiscounted future cash flows, before interest charges, are less than its book value. Based on our assessment, no write-downs to estimated fair value were necessary as of September 30, 2000 (unaudited), December 31, 1999 and 1998, respectively.

     Repair and maintenance costs are charged to expenses as incurred and significant replacements and betterments are capitalized.

     Depreciation is calculated under the straight-line method using forty-year lives for buildings, ten-year lives for building improvements and five-year lives for furniture, fixtures and equipment. Amortization of tenant improvements is calculated using the straight-line method over the term of the related lease.

CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less when acquired.

RESTRICTED CASH

     Restricted cash at September 30, 2000 (unaudited), December 31, 1999 and 1998 primarily consists of $13.8 million, $13.7 million and $10 million, respectively, in cash deposits as required by certain of our mortgage loans payable and $7.7 million, $4.8 million and $2.4 million, respectively, in impound accounts for real estate taxes and insurance, as required by certain of our mortgage loans payable.

PREPAID FINANCING AND LEASING COSTS

     Costs associated with leasing properties are capitalized and amortized to expense on a straight-line basis over the related lease term. Costs associated with obtaining long-term financing are capitalized and amortized to interest expense over the term of the related loan.

REVENUE RECOGNITION

     Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease. Amounts expected to be received in later years are included in deferred rents. Property operating expense reimbursements due from

                        ARDEN REALTY LIMITED PARTNERSHIP
tenants for common area maintenance, real estate taxes and other recoverable costs are recognized in the period the related expenses are incurred.

INCOME TAXES

     Our taxable income is reportable by our partners on their separate income tax returns. Accordingly, no provision has been made for income taxes in the accompanying consolidated statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Our disclosures of estimated fair value of financial instruments at September 30, 2000 were determined using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

     Our cash equivalents, mortgage notes receivable, accounts payable, the lines of credit and other financial instruments are carried at amounts that reasonably approximate their fair value amounts. The unrealized gain on our mortgage notes payable at September 30, 2000 (unaudited) and December 31, 1999 was approximately $9.2 million and $20.4 million, respectively. Estimated fair value is based on interest rates currently available for issuance of debt with similar terms and remaining maturities.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information as of September 30, 2000 and for each of the nine months ended September 30, 2000 and September 30, 1999 is unaudited. In the opinion of management the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for each of the nine months ended September 30, 2000 and September 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

3. COMMERCIAL PROPERTIES

     The following table sets forth specific information regarding our acquisition of office properties for the year ended December 31, 1999.

                                                     APPROXIMATE NET                       TOTAL
                                                        RENTABLE         MONTH OF       ACQUISITION
           PROPERTY NAME               LOCATION        SQUARE FEET      ACQUISITION       COST(1)
           -------------             ------------    ---------------    -----------    --------------
                                                                                       (IN THOUSANDS)
Hillside Corporate Center..........  Westlake             59,876        February          $ 9,600
Westlake Gardens II................  Westlake             48,874        April               7,300
Howard Hughes Tower................  Los Angeles         313,833        May                53,000
2001 Wilshire Boulevard............  Santa Monica        101,125        September          19,900
                                                         -------                          -------
  Total............................                      523,708                          $89,800
                                                         =======                          =======

-------------------------
(1) Total acquisition cost includes purchase and closing costs.

     We have not acquired any properties year-to-date in 2000 (unaudited).

     We capitalize interest and taxes related to buildings under construction and renovation to the extent those assets qualify for capitalization.

                        ARDEN REALTY LIMITED PARTNERSHIP

     Total interest incurred and the amount capitalized for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 were as follows (in thousands):

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                           ------------------    -----------------------------
                                            2000       1999       1999       1998       1997
                                           -------    -------    -------    -------    -------
                                              (UNAUDITED)
Total interest incurred..................  $66,660    $50,718    $69,826    $52,323    $20,689
Interest capitalized.....................   (9,693)    (7,033)    (9,587)    (8,920)    (1,178)
                                           -------    -------    -------    -------    -------
Interest expensed........................  $56,967    $43,685    $60,239    $43,403    $19,511
                                           =======    =======    =======    =======    =======

     Office space in our properties is generally leased to tenants under lease terms that provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

     Future minimum lease payments to be received under noncancelable operating leases existing are as follows (in thousands):

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         2000             1999
                                                     -------------    ------------
                                                      (UNAUDITED)
2000...............................................    $ 73,860         $278,668
2001...............................................     325,386          241,222
2002...............................................     292,316          200,375
2003...............................................     243,022          152,055
2004...............................................     187,043           97,517
Thereafter.........................................     493,358          159,542

     The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

     We lease the land underlying the office buildings or parking structures of six of our buildings. Ground lease expense, including amounts netted against parking revenues, was approximately $1.9 million and $1.7 million for the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited). Ground lease expense, including amounts netted against parking revenues, was $1.7 million, $2.0 million and $1.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. Future minimum ground lease payments due under existing ground leases are as follows (in thousands):

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         2000             1999
                                                     -------------    ------------
                                                      (UNAUDITED)
2000...............................................    $    428         $  1,716
2001...............................................       1,717            1,717
2002...............................................       1,754            1,754
2003...............................................       1,754            1,754
2004...............................................       1,785            1,785
Thereafter.........................................     118,307          118,307

4. MORTGAGE NOTES RECEIVABLE

     In September 1997, we purchased two mortgage notes receivable, secured by a single commercial office property, with an aggregate balance of approximately $17.6 million, for approximately $14.4 million. These notes bear interest at the Eleventh District Cost of Funds plus 3.25% per annum, require monthly

                        ARDEN REALTY LIMITED PARTNERSHIP
payments of principal, interest, and additional net cash flow from the office property and mature on May 31, 2004. These notes had an effective interest rate of 8.70% at September 30, 2000 (unaudited) and 7.9% at December 31, 1999.

5. MORTGAGE LOANS PAYABLE, UNSECURED LINES OF CREDIT AND UNSECURED SENIOR NOTES

     A summary of our outstanding indebtedness as of September 30, 2000 and December 31, 1999 and 1998 is as follows:

                                                                           STATED ANNUAL      STATED ANNUAL
                                                    DECEMBER 31,          INTEREST RATE AT   INTEREST RATE AT
                              SEPTEMBER 30,   -------------------------    SEPTEMBER 30,       DECEMBER 31,     FIXED/FLOATING
        TYPE OF DEBT              2000             1999          1998           2000               1999              RATE
        ------------          -------------   --------------   --------   ----------------   ----------------   --------------
                               (UNAUDITED)    (IN THOUSANDS)                (UNAUDITED)
MORTGAGE LOANS PAYABLE:
Fixed Rate
Mortgage Financing I(1).....   $  175,000       $  175,000     $175,000         7.52%              7.52%           Fixed
Mortgage Financing III(2)...      136,100          136,100      136,100         6.74               6.74            Fixed
Mortgage Financing IV(2)....      111,200          111,200      111,200         6.61               6.61            Fixed
Mortgage Financing V(3).....      112,686          114,016           --         6.94               6.94            Fixed
Mortgage Financing VI(3)....       22,286           22,426           --         7.54               7.54            Fixed
Activity Business
  Center(3).................        7,915            8,003        8,142         8.85               8.85            Fixed
145 South Fairfax(3)........        4,029            4,050        4,079         8.93               8.93            Fixed
Marin Corporate Center(3)...        3,088            3,168        3,257         9.00               9.00            Fixed
Conejo Business Center(3)...        3,034            3,114        3,203         8.75               8.75            Fixed
Conejo Business Center(3)...        1,320            1,358        1,401         7.88               7.88            Fixed
Westwood Center.............           --           14,859       15,167           --               8.09            Fixed
299 North Euclid............           --            5,000        5,000           --               7.00            Fixed
                               ----------       ----------     --------
                                  576,658          598,294      462,549
Floating Rate                                                                                                      LIBOR+
Construction Loan(6)........       40,373           22,037           --         8.63               8.23            2.00%
Lehman Prepayable Term......                                                                                       LIBOR+
Loan II and III.............           --          120,475       81,378           --               8.07            2.25%
                               ----------       ----------     --------
                                  617,031          740,806      543,927
UNSECURED LINES OF CREDIT:
Floating Rate                                                                                                      LIBOR+
Wells Fargo(1)(7)...........      214,350          280,850      296,450         7.78               7.52            1.15%
                                                                                                                   LIBOR+
Lehman Brothers(1)(8).......       75,000               --           --         7.92                 --            1.30%
                                                                                                                Prime Rate-
City National Bank(1).......           --            8,000           --           --               7.63            0.875%
                               ----------       ----------     --------
                                  289,350          288,850      296,450
UNSECURED SENIOR NOTES:
Fixed Rate
2005 Notes(9)...............      199,539               --           --         8.88                 --            Fixed
2010 Notes(9)...............       49,611               --           --         9.15                 --            Fixed
                               ----------       ----------     --------
                                  249,150               --           --
                               ----------       ----------     --------
  Total Debt................   $1,155,531       $1,029,656     $840,377
                               ==========       ==========     ========

                              NUMBER OF
                              PROPERTIES   MATURITY
                               SECURING     MONTH/
        TYPE OF DEBT             LOAN        YEAR
        ------------          ----------   --------

MORTGAGE LOANS PAYABLE:
Fixed Rate
Mortgage Financing I(1).....        18       6/04
Mortgage Financing III(2)...        22       4/08
Mortgage Financing IV(2)....        12       4/08
Mortgage Financing V(3).....        12       4/09
Mortgage Financing VI(3)....         3       4/09
Activity Business
  Center(3).................         1       5/06
145 South Fairfax(3)........         1       1/27
Marin Corporate Center(3)...         1       7/15
Conejo Business Center(3)...   (Note 4)      7/15
Conejo Business Center(3)...   (Note 4)      7/15
Westwood Center.............         1       5/03
299 North Euclid............         1       7/02
Floating Rate
Construction Loan(6)........   (Note 5)     12/00
Lehman Prepayable Term......
Loan II and III.............         9      11/00
UNSECURED LINES OF CREDIT:
Floating Rate
Wells Fargo(1)(7)...........        --       4/03
Lehman Brothers(1)(8).......        --       7/02
City National Bank(1).......        --       8/01
UNSECURED SENIOR NOTES:
Fixed Rate
2005 Notes(9)...............        --       3/05
2010 Notes(9)...............        --       3/10
  Total Debt................

-------------------------
(1) Requires monthly payments of interest only, with outstanding principal balance due upon maturity.

(2) Requires monthly payments of interest only for five years and monthly payments of principal and interest thereafter.

(3) Requires monthly payments of principal and interest.

(4) Both mortgage loans are secured by the Conejo Business Center property.

                        ARDEN REALTY LIMITED PARTNERSHIP

(5) This loan is secured by certain property and construction improvements relating to the 6060 Center Drive office building in the Howard Hughes Center.

(6) All interest and principal due upon maturity. This loan matures in December 2000 with two one-year extension options.

(7) This line of credit also has an annual 25 basis points facility fee on the entire $275 million commitment amount.

(8) This line of credit has a one-year extension option.

(9) Requires semi-annual interest payments only, with principal balance due upon maturity.

MORTGAGE LOANS PAYABLE

     On April 5, 1999, we closed a $115 million loan with Mass Mutual Life Insurance Company (the "Mortgage Financing V"). Proceeds from this loan were used to repay $76.4 million of our Lehman Prepayable Term Loan I and to repay a portion of our unsecured lines of credit. On April 30, 1999 we closed a $22.5 million loan with an affiliate of Lehman Brothers (the "Mortgage Financing VI"). Proceeds from this loan were used to repay a portion of our unsecured lines of credit. On May 5, 1999, we refinanced the remaining $35 million outstanding under the Lehman Prepayable Term Loan I with one secured note payable totaling $62.5 million (the "Lehman Prepayable Term Loan II") to an affiliate of Lehman Brothers. The remaining proceeds from this loan were used to repay a portion of our unsecured lines of credit. As described below, the Lehman Prepayable Term Loan II was repaid in March 2000 with the proceeds from the issuance of unsecured senior notes.

     On July 23, 1999, we entered into a construction loan with a total commitment of $50 million (the "Construction Loan") related to our development of the approximately 241,000 net rentable square foot Center Drive office building in the Howard Hughes Center. Subject to meeting certain construction completion and leasing benchmarks, as defined, the interest rate on the Construction Loan may be reduced to LIBOR plus 1.75%, then to LIBOR plus 1.5%. As of September 30, 2000 (unaudited), there was $40.4 million outstanding on the Construction Loan and $9.6 million was available for additional borrowing. As of December 31, 1999, there was $22.0 million outstanding on the Construction Loan and $28.0 million was available for additional borrowings.

     On July 27, 1999, we closed a $58 million loan with an affiliate of Lehman Brothers (the "Lehman Prepayable Term Loan III"). Proceeds from this loan were used to repay a portion of our unsecured lines of credit and to fund certain capital expenditures. In January 2000, we expanded this loan from $58 million to $83 million. As described below, this loan was repaid in March 2000 with the proceeds from the issuance of unsecured senior notes.

     In connection with two of our mortgage loans payable to an affiliate of Lehman Brothers, we entered into a treasury rate lock agreement, or the swap agreement, with a notional amount of $100 million and locked in the United States 10-year treasury rate at 6.174%. On April 16, 1998, we settled the swap agreement for $4.5 million and are amortizing the cost of settling the swap agreement over the term of the two related mortgage loans payable to an affiliate of Lehman Brothers.

     On September 14, 2000, we repaid in full a $14.7 million mortgage loan secured by our Westwood Center building.

                        ARDEN REALTY LIMITED PARTNERSHIP

     Following is a summary of scheduled principal payments for our mortgage loans as of December 31, 1999 (in thousands):

                                                             AMOUNT
                                                            --------
2000......................................................  $145,299
2001......................................................     3,004
2002......................................................     8,236
2003......................................................    16,838
2004......................................................   178,292
Thereafter................................................   389,137
                                                            --------
  Total...................................................  $740,806
                                                            ========

UNSECURED LINES OF CREDIT

     As of December 31, 1999 and 1998, we had an unsecured line of credit in the amount of $300 million with a group of banks led by Wells Fargo Bank. This line of credit's interest rate ranges between LIBOR plus 1.2% and LIBOR plus 1.45%, depending on our leverage ratio. The effective interest rate at December 31, 1999 was 7.52%. The interest rate may be lowered to between LIBOR plus 0.9% and LIBOR plus 1.15%, depending on our unsecured debt rating. Under specific circumstances, we have the option to convert the interest rate to the prime rate plus 0.5%. The outstanding principal balance of this line of credit was $280.9 million and $296.4 million at December 31, 1999 and 1998, respectively.

     On May 3, 2000, we extended our unsecured line of credit with a group of banks led by Wells Fargo Bank. The extended line of credit provides for borrowings up to $275 million with an option to increase the amount to $325 million and bears interest at a rate ranging between LIBOR plus 1.15% and LIBOR plus 1.80% (including an annual facility fee ranging from .20% to .40% based on the aggregate amount of the facility) depending on our unsecured debt rating. In addition, as long as we maintain an unsecured debt rating of BBB--/Baa3 or better, the agreement contains a competitive bid option, whereby the lenders on this of line may bid on the interest rate to be charged for up to $137.5 million of the unsecured line of credit. Under certain circumstances, we also have the option to convert the interest rate on this line of credit to the prime rate plus 0.5%. This line of credit matures April 2003. As of September 30, 2000 (unaudited), there was approximately $214.4 million outstanding on this line of credit and approximately $60.6 million was available for additional borrowings.

     This line of credit is subject to customary conditions to borrowing; contains representations, warranties and defaults customary in REIT financings; and contains financial covenants, including requirements for a minimum tangible net worth, maximum liabilities to asset values, and minimum interest, unsecured interest and fixed charge coverage ratios, all calculated as defined in the Wells Fargo line of credit documentation, and requirements to maintain a pool of unencumbered properties that meet certain defined characteristics and are approved by the group of banks led by Wells Fargo Bank. This line of credit also contains restrictions on, among other things, indebtedness, investments, distributions, liens and mergers. Proceeds from this line of credit have been used, among other things, to provide funds for tenant improvements and capital expenditures and provide for working capital and other purposes.

     In July 2000, we closed on a $75 million unsecured line of credit with Lehman Brothers. Borrowings on this new line of credit bear interest at a rate ranging between LIBOR plus 1.05% and LIBOR plus 1.70%, depending on our unsecured debt rating. We also have the option to convert the interest rate to the prime rate plus 0.5%. This line of credit matures on July 27, 2002 with an option to extend the maturity date for one year. Proceeds from this line of credit have been used to reduce the outstanding balance under our $275 million line of credit. As of September 30, 2000 (unaudited), there was approximately $75 million outstanding on this line of credit.

                        ARDEN REALTY LIMITED PARTNERSHIP

     As of September 30, 2000 (unaudited) and December 31, 1999, we also have an unsecured line of credit with a total commitment of $10 million from City National Bank. This line of credit accrues interest at the City National Bank Prime Rate less 0.875% and is scheduled to mature on August 1, 2001. As of September 30, 2000 (unaudited), there was no outstanding balance on this line of credit and $10 million was available for additional borrowing.

     In January 1997, Arden Realty entered into interest rate floor and cap transactions with a notional amount of $155.0 million to hedge its exposure to variable interest rates. Arden Realty entered into these agreements to convert floating rate liabilities to fixed rate liabilities. In July 1997, Arden Realty repaid all of its outstanding floating rate debt at the time with proceeds from an equity offering and in October 1997, the swap agreement was retired resulting in a loss on the derivative of $3.1 million.

UNSECURED SENIOR NOTES

     On March 17, 2000, we issued $250 million of senior unsecured notes in two tranches. One tranche was for $200 million at an interest rate of 8.875% due in March 2005 and the other tranche was for $50 million at an interest rate of 9.150% due in March 2010. These notes are our senior unsecured obligations and pay interest semi-annually on March 1, and September 1, of each year. Net proceeds from this offering were used to repay the two prepayable term loans to an affiliate of Lehman Brothers described above totaling $145.5 million, a $5.0 million mortgage loan and approximately $96.1 million under our unsecured lines of credit.

     The following is a summary of scheduled principal payments for our total indebtedness as of September 30, 2000 (in thousands and unaudited):

                                                             AMOUNT
                                                           ----------
2000.....................................................  $   41,014
2001.....................................................       2,501
2002.....................................................      77,702
2003.....................................................     219,888
2004.....................................................     182,302
2005.....................................................     207,918
2006.....................................................      15,303
2007.....................................................       8,895
2008.....................................................     230,388
2009.....................................................     112,063
Thereafter...............................................      57,557
                                                           ----------
  Total..................................................  $1,155,531
                                                           ==========

6. PARTNERS' CAPITAL

     A common OP Unit and a share of common stock in Arden Realty have essentially the same economic characteristics as they share equally in our total net income or loss and distributions. A common OP Unit may be redeemed for cash or, at the election of Arden Realty, for shares of common stock of Arden Realty on a one-for-one basis, subject to adjustment.

     On September 7, 1999, we completed a $50 million private placement of 2 million 8 5/8% Series B Cumulative Redeemable Preferred Units to an institutional investor. The Preferred OP Units are callable by us after five years and are exchangeable after ten years by the holder into 8 5/8% Series B Cumulative Redeemable Preferred Stock of Arden Realty, on a one-for-one basis. The Preferred OP Units have no

                        ARDEN REALTY LIMITED PARTNERSHIP
stated maturity or mandatory redemption and are subordinate to all debt. We used the net proceeds from this private placement to repay a portion of our lines of credit.

     During 1998, we issued 300,255 common OP Units, valued at approximately $8.2 million in connection with certain property acquisitions. During 1998, we also redeemed 542,382 common OP Units at a cost of approximately $16.3 million in cash based on the original issuance price of the related common OP Units.

     The outstanding common OP Units held by limited partners are initially recorded at fair value and subsequently adjusted based on fair value at the balance sheet date as measured by the closing price of Arden Realty's common stock at that date multiplied by the total number of common OP Units held by limited partners.

     In January 2000, we made a quarterly distribution of $0.445 per common OP Unit which equates to $1.86 per common OP Unit.

7. COMMITMENTS AND CONTINGENCIES

CAPITAL COMMITMENTS

     As of September 30, 2000 (unaudited) and December 31, 1999, we had approximately $16.7 million and $23.6 million, respectively, in capital commitments related to tenant improvements, renovation costs and general property-related capital expenditures.

LITIGATION

     We do not believe there is any litigation threatened against us other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by liability insurance and all of which is not expected to have a material adverse effect on our consolidated financial statements.

CONCENTRATION OF CREDIT RISK

     We maintain our cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

     We generally do not require collateral or other security from our tenants, other than security deposits.

8. RELATED PARTY TRANSACTIONS

PROMISSORY NOTES RECEIVABLE FROM GENERAL PARTNER FOR COMMON OP UNITS

     In August 1998, we issued 85,106 common OP Units to Arden Realty, related to the issuance of 42,553 shares of Arden Realty's common stock to each of two executive officers. In consideration for the issuance of the common stock, the executive officers executed promissory notes in the amount of $1 million each. These promissory notes were full recourse and were secured by the shares of common stock issued to each officer, bore interest at 6% per year with all accrued interest and principal due on August 14, 2004.

     The promissory notes are recourse and secured by the shares of common stock issued to the executive officers, bear interest at 6% per year with all accrued interest and principal due on August 14, 2004. Provided that the executive officers are still employed by Arden Realty, the outstanding principal amount of the promissory notes will be forgiven as follows; August 14, 2001, $100,000; August 14, 2002, $166,667; August 14, 2003, $200,000; and August 14, 2004,
$200,000. Additionally, provided that the executive

                        ARDEN REALTY LIMITED PARTNERSHIP
officers are still employed by us, all accrued and unpaid interest and the outstanding principal amount of the promissory notes will be forgiven upon a change in control, as defined in the promissory note, of us or upon the death or disability of the executive officers. See Note 12.

DUE FROM OUR GENERAL PARTNER

     Due from our general partner represents the net balance of intercompany transactions between us and Arden Realty for amounts reimbursable under the terms of our partnership agreement.

9. REVENUE FROM RENTAL OPERATIONS AND PROPERTY OPERATING EXPENSES

     Revenue from rental operations and property operating expenses for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 are summarized as follows (in thousands):

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                      --------------------    --------------------------------
                                        2000        1999        1999        1998        1997
                                      --------    --------    --------    --------    --------
                                          (UNAUDITED)
REVENUE FROM RENTAL OPERATIONS:
Rental..............................  $241,726    $216,034    $292,688    $250,467    $118,085
Tenant reimbursements...............    12,213      10,890      13,863       9,505       5,945
Parking, net of expenses............    13,199      10,583      14,384      12,223       7,397
Other rental operations.............    14,427      11,264      16,918       8,872       2,390
                                      --------    --------    --------    --------    --------
                                       281,565     248,771     337,853     281,067     133,817
                                      --------    --------    --------    --------    --------
PROPERTY OPERATING EXPENSES:
Repairs and maintenance.............    25,965      24,180      32,902      27,141      15,154
Utilities...........................    22,206      21,487      28,305      26,559      14,321
Real estate taxes...................    19,449      17,181      23,167      19,433       8,003
Insurance...........................     3,140       2,962       3,993       4,110       2,125
Ground rent.........................     1,016         693         891         714         314
Administrative......................     9,808       8,195      12,026       8,613       4,415
                                      --------    --------    --------    --------    --------
                                        81,584      74,698     101,284      86,570      44,332
                                      --------    --------    --------    --------    --------
                                      $199,981    $174,073    $236,569    $194,497    $ 89,485
                                      ========    ========    ========    ========    ========

10. STOCK OPTION PLAN

     Arden Realty has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for our employee and directors stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under Statement 123, because the exercise price of employee and director stock options Arden Realty granted equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Arden Realty established a stock option plan for the purpose of attracting and retaining executive officers, directors and other key employees. 6,500,000 and 4,200,000 of Arden Realty's authorized shares of common stock have been reserved for issuance under that plan as of September 30, 2000 (unaudited) and December 31, 1999, respectively.

                        ARDEN REALTY LIMITED PARTNERSHIP

     All holders of the above options have a ten-year period to exercise and all options were granted at exercise prices equal to the market prices at the date of the grant.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if Arden Realty had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the nine months ended September 30, 2000 (unaudited) and for the years ended December 31, 1999, 1998 and 1997, respectively: risk-free interest rate of 6.09%, 6.67%, 5.68%, and 5.81%; dividend yield of 7.00%, 5.79%, 7.25%
and 5.20%; volatility factor of the expected market price of Arden Realty's common stock of .198, .245, .268, and .194. The weighted average expected life of the options ranges between eight and 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Arden Realty's employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of Arden Realty's employee and director stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. Arden Realty's pro forma information for the nine months ended September 30, 2000 (unaudited) and for the years ended December 31, 1999, 1998 and 1997 follows (in thousands, except earnings per share information):

                                      NINE MONTHS ENDED      YEARS ENDED DECEMBER 31,
                                        SEPTEMBER 30,      -----------------------------
                                            2000            1999       1998       1997
                                      -----------------    -------    -------    -------
                                         (UNAUDITED)
Pro forma net income................       $73,300         $98,257    $88,711    $38,711
                                           =======         =======    =======    =======
Pro forma net income per share......       $  1.07         $  1.48    $  1.51    $  1.39
                                           =======         =======    =======    =======

     A summary of Arden Realty's stock option activity, and related information for the nine months ended September 30, 2000 and for the years ended December 31, 1999, 1998 and 1997 follows:

                                  2000                  1999                  1998                  1997
                           -------------------   -------------------   -------------------   -------------------
                                     WEIGHTED-             WEIGHTED-             WEIGHTED-             WEIGHTED-
                                      AVERAGE               AVERAGE               AVERAGE     1997      AVERAGE
                           OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE
                           (000S)      PRICE     (000S)      PRICE     (000S)      PRICE     (000S)      PRICE
                           -------   ---------   -------   ---------   -------   ---------   -------   ---------
                               (UNAUDITED)
Outstanding, beginning of
  period.................   3,890     $25.38      3,140     $25.56      1,303     $25.27        930     $20.15
Granted..................   1,367      25.05        760      19.67      1,847      26.03        556      32.09
Exercised................      --         --         --         --         --         --       (147)     20.00
Forfeited................    (230)     23.28        (10)     25.94        (10)     20.00        (36)     20.00
                           ------     ------     ------     ------     ------     ------     ------     ------
Outstanding at end of the
  period.................   5,027     $25.39      3,890     $25.38      3,140     $25.56      1,303     $25.27
                           ======     ======     ======     ======     ======     ======     ======     ======
Weighted-average fair
  value of options
  granted................  $ 2.88                $ 3.35                $ 3.27                $ 3.72

                        ARDEN REALTY LIMITED PARTNERSHIP

     Exercise prices for options outstanding as of September 30, 2000 (unaudited) and December 31, 1999 ranged from $19.13 to $32.25. The weighted average remaining contractual life of those options is 8 years.

11. EMPLOYEE RETIREMENT SAVINGS PLAN

     Effective June 12, 1997, Arden Realty adopted a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code (the "Code") whereby participants may contribute a portion of their compensation to their respective retirement accounts in an amount not to exceed the maximum allowed under the Code. The plan provides for matching contributions by us, which amounted to approximately $388,000 for the nine months ended September 30, 2000 (unaudited), $385,000 in 1999, $187,000 in 1998 and $71,000 in 1997. Plan participants are immediately vested in their contributions and are vested equally over four years in matching contributions by us.

12. SUBSEQUENT EVENT -- UNAUDITED

     Mr. Andrew J. Sobel resigned as Executive Vice President and Director of Property Operations effective February 18, 2000. At the time of his resignation, Mr. Sobel surrendered the common stock underlying his promissory note and executed a new promissory note in the amount of $223,887, representing the difference between the value of the common stock surrendered and the unpaid principal and interest on his original promissory note. The new promissory note bears interest at 6.56%, with all accrued interest and principal due on February 18, 2002. In addition, effective with his termination, Arden Realty and Mr. Sobel entered into a consulting and non-competition agreement for a term of two years. Under this agreement, Mr. Sobel will receive compensation of $6,000 per month which will be applied against the unpaid interest and principal on the new promissory note. In July 2000, Mr. Sobel returned to Arden Realty as Executive Vice President, terminating the consulting and non-competition agreement described above, and is in the process of finalizing a new employment agreement with Arden Realty addressing, among other things, the promissory note.

     Ms. Diana Laing resigned as Executive Vice President and Chief Financial Officer effective July 1, 2000. At the time of her resignation, Ms. Laing surrendered stock options valued at approximately $59,000 as well as the 42,553 shares of Arden Realty's common stock underlying her promissory note. The value of the options and shares surrendered by Ms. Laing equaled the unpaid principal and interest of her promissory note.

     On October 13, 2000, we sold Evergreen Plaza, a 76,000 net rentable square foot retail property located in Thousand Oaks, California, for approximately $11.7 million and recorded a gain of approximately $2.2 million. Proceeds from this sale were used to repay a portion of our unsecured lines of credit.

     In each of April, July and October 2000, we made quarterly distributions of $0.465 per common OP Unit which equates to $1.86 per common OP Unit on an annualized basis.

     On November 20, 2000, we completed a private placement of $100 million 8.50% senior notes due 2010. We used the net proceeds from this private placement to reduce the outstanding balance on one of our unsecured lines of credit from the group of banks led by Wells Fargo and to repay a construction loan related to our development of the 6060 Center Drive Project.

                        ARDEN REALTY LIMITED PARTNERSHIP

13. QUARTERLY RESULTS

     Following is a summary of our revenue and expenses for the years ended December 31, 1999, 1998 and 1997. Revenue and expenses have fluctuated significantly from quarter to quarter primarily due to property acquisitions (unaudited).

                                                       FOR THE QUARTER ENDED
                                                (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                               --------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                 2000         2000          2000
                                               ---------    --------    -------------
Revenue......................................  $ 89,678     $ 92,856      $ 99,031
Property operating expenses..................   (25,347)     (26,721)      (29,516)
General and administrative...................    (1,669)      (1,625)       (1,890)
Interest expense.............................   (17,852)     (18,770)      (20,345)
Depreciation and amortization................   (20,147)     (21,277)      (22,528)
Interest and other income....................       855          770           948
Minority interests...........................       (30)         (35)          (50)
                                               --------     --------      --------
Net Income...................................  $ 25,488     $ 25,198      $ 25,650
                                               ========     ========      ========
Net Income per share:
  Basic......................................  $   0.37     $   0.37      $   0.37
  Diluted....................................  $   0.37     $   0.37      $   0.37

                                                FOR THE QUARTER ENDED (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                               -------------------------------------------------------------
                                               MARCH 31,      JUNE 30,      SEPTEMBER 30,      DECEMBER 31,
                                                  1999          1999            1999               1999
                                               ----------    ----------    ---------------    --------------
Revenue......................................   $ 79,336      $ 82,712         $ 86,723          $ 89,082
Property operating expenses..................    (23,510)      (24,444)         (26,744)          (26,586)
General and administrative...................     (1,291)       (1,578)          (1,715)           (2,169)
Interest expense.............................    (13,183)      (14,455)         (16,047)          (16,554)
Depreciation and amortization................    (16,215)      (17,173)         (17,810)          (18,639)
Interest and other income....................        670           671              751               730
Minority interests...........................        (54)          (34)             (49)              (32)
                                                --------      --------         --------          --------
Net Income...................................   $ 25,753      $ 25,699         $ 25,109          $ 25,832
                                                ========      ========         ========          ========
Net Income per share:
  Basic......................................   $   0.39      $   0.39         $   0.38          $   0.39
  Diluted....................................   $   0.39      $   0.39         $   0.38          $   0.39

                        ARDEN REALTY LIMITED PARTNERSHIP

                                                FOR THE QUARTER ENDED (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                               -------------------------------------------------------------
                                               MARCH 31,      JUNE 30,      SEPTEMBER 30,      DECEMBER 31,
                                                  1998          1998            1998               1998
                                               ----------    ----------    ---------------    --------------
Revenue......................................   $ 54,759      $ 70,503         $ 76,738          $ 79,067
Property operating expenses..................    (16,738)      (21,543)         (24,072)          (24,217)
General and administrative...................     (1,489)       (1,290)          (1,467)           (2,018)
Interest expense.............................     (8,612)      (10,539)         (11,988)          (12,264)
Depreciation and amortization................    (11,296)      (12,930)         (12,954)          (14,642)
Interest and other income....................      1,458           695              680               682
Minority interests...........................       (615)          (42)             (37)              (35)
                                                --------      --------         --------          --------
Net Income...................................   $ 17,467      $ 24,854         $ 26,900          $ 26,573
                                                ========      ========         ========          ========
Net Income per share:
  Basic......................................   $   0.34      $   0.38         $   0.41          $   0.41
  Diluted....................................   $   0.34      $   0.38         $   0.41          $   0.41

                                                 FOR THE QUARTER ENDED (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                -------------------------------------------------------------
                                                 MARCH 31,     JUNE 30,      SEPTEMBER 30,      DECEMBER 31,
                                                   1997          1997            1997               1997
                                                -----------    ---------    ---------------    --------------
Revenue.......................................    $24,916       $29,704         $ 36,431          $ 42,766
Property operating expenses...................     (7,894)       (9,544)         (11,737)          (15,157)
General and administrative....................       (823)         (859)            (879)           (1,327)
Interest expense..............................     (3,024)       (5,883)          (4,816)           (5,788)
Loss on valuation of derivative...............         --            --           (3,111)               --
Depreciation and amortization.................     (3,562)       (4,458)          (5,241)           (6,999)
Interest and other income.....................         54            59              450             1,067
Minority interests............................         --            (9)             (43)               (7)
                                                  -------       -------         --------          --------
Net Income....................................    $ 9,667       $ 9,010         $ 11,054          $ 14,555
                                                  =======       =======         ========          ========
Net Income per share:
  Basic.......................................    $  0.39       $  0.37         $   0.31          $   0.38
  Diluted.....................................    $  0.39       $  0.36         $   0.31          $   0.38

       SCHEDULE III -- COMMERCIAL PROPERTIES AND ACCUMULATED DEPRECIATION
                               SEPTEMBER 30, 2000
             (UNAUDITED AND IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                                                                 BASIS
                                                   INITIAL COSTS                STEP UP               COSTS
                                              ------------------------   ----------------------    CAPITALIZED
                                   SQUARE                BUILDINGS AND            BUILDINGS AND   SUBSEQUENT TO
                                  FOOTAGE       LAND     IMPROVEMENTS     LAND    IMPROVEMENTS     ACQUISITION
                                 ----------   --------   -------------   ------   -------------   -------------
Century Park Center............     243,404   $  7,190    $   16,742     $   --      $   --         $  9,759
Beverly Atrium.................      59,650      4,127        11,513        117         327            2,968
Woodland Hills Financial
  Center.......................     224,955      6,566        14,754        365         880            6,902
Anaheim City Centre............     175,391        515        11,199         94       2,075            4,551
425 West Broadway..............      71,589      1,500         4,436        305         918            2,635
1950 Sawtelle..................     103,106      1,988         7,263         --          --            2,343
Bristol Plaza..................      84,014      1,820         3,380        257         485            2,871
16000 Ventura..................     174,841      1,700        17,189        185       1,929            5,047
5000 East Spring...............     163,358         --        11,658         --         424            4,012
70 South Lake..................     100,133      1,360         9,097         --          --            2,793
Westwood Terrace...............     135,943      2,103        16,850         --          --            2,860
5601 Lindero Canyon............     105,830      2,576         6,067         --          --            2,440
6100 Wilshire..................     202,704      1,200        19,902         --          --            5,574
Calabasas Commerce Center......     126,771      1,262         9,725         --          --            2,158
Long Beach -- DF&G.............     272,013         --        14,452         --          --              411
Skyview Center.................     391,675      6,514        33,701         --          --            6,164
400 Corporate Pointe...........     164,598      3,383        17,527         74         391            3,080
5832 Bolsa.....................      49,355        690         3,526         15          80              805
9665 Wilshire..................     158,684      6,697        22,230        139         473            6,532
Imperial Bank Tower............     540,413      3,722        35,184         64         625           12,058
100 West Broadway..............     191,727      4,570        15,255         --          --            2,198
Norwalk........................     122,175      4,508         5,532         --          --            3,583
303 Glenoaks Blvd..............     175,289      6,500        18,132         --          --            3,280
10351 Santa Monica.............      96,251      3,080         7,906         --          --            1,544
2730 Wilshire..................      55,080      3,515         5,944         --          --            1,460
Grand Avenue Plaza.............      81,448        620         2,832         --          --            4,260
Burbank Executive Plaza........      60,395      1,100         4,384         --          --            2,472
California Federal Building....      81,243      1,500         5,981         --          --            1,634
Center Promenade...............     174,837      2,310         9,266         --          --            2,811
Los Angeles Corporate Center...     389,293     26,781        15,139         --          --            7,388
5200 West Century..............     310,910      2,080         9,360         --          --           20,569
Sumitomo Bank Building.........     110,641      2,560        10,257         --          --            3,067
10350 Santa Monica.............      42,292        860         3,456         --          --              762
535 N. Brand Blvd..............     109,187      1,600         8,427         --          --           12,440


                                       TOTAL COSTS
                                 ------------------------
                                            BUILDINGS AND                  ACCUMULATED                     YEAR BUILT/
                                   LAND     IMPROVEMENTS      TOTAL      DEPRECIATION(1)   ENCUMBRANCES     RENOVATED
                                 --------   -------------   ----------   ---------------   ------------    -----------
Century Park Center............  $  7,190    $   26,501     $   33,691      $  7,922         $     --         1972
Beverly Atrium.................     4,244        14,808         19,052         3,415            5,268(2)      1989
Woodland Hills Financial
  Center.......................     6,931        22,536         29,467         5,962           14,564(2)     1972/95
Anaheim City Centre............       609        17,825         18,434         3,920            8,914(2)      1986
425 West Broadway..............     1,805         7,989          9,794         1,214            4,734(2)      1984
1950 Sawtelle..................     1,988         9,606         11,594         2,447            6,855(2)     1988/95
Bristol Plaza..................     2,077         6,736          8,813         1,476            4,082(2)      1982
16000 Ventura..................     1,885        24,165         26,050         4,547           11,634(2)     1980/96
5000 East Spring...............        --        16,094         16,094         4,119               --        1989/95
70 South Lake..................     1,360        11,890         13,250         1,781            6,677(2)     1982/94
Westwood Terrace...............     2,103        19,710         21,813         3,042               --         1988
5601 Lindero Canyon............     2,576         8,507         11,083         1,814            6,225(2)      1989
6100 Wilshire..................     1,200        25,476         26,676         4,375           11,567(2)      1986
Calabasas Commerce Center......     1,262        11,883         13,145         2,105            8,103(2)      1990
Long Beach -- DF&G.............        --        14,863         14,863         1,827               --        1987/95
Skyview Center.................     6,514        39,865         46,379         6,334           27,604(2)   1981/87/95
400 Corporate Pointe...........     3,457        20,998         24,455         2,877           15,583(2)      1987
5832 Bolsa.....................       705         4,411          5,116           501            2,675(2)      1985
9665 Wilshire..................     6,836        29,235         36,071         3,762               --      1972/92/93
Imperial Bank Tower............     3,786        47,867         51,653         7,261               --        1982/96
100 West Broadway..............     4,570        17,453         22,023         2,375           15,120(2)     1987/96
Norwalk........................     4,508         9,115         13,623         1,116            7,186(2)      1978
303 Glenoaks Blvd..............     6,500        21,412         27,912         2,431           13,104(2)     1983/96
10351 Santa Monica.............     3,080         9,450         12,530         1,191            5,541(2)      1984
2730 Wilshire..................     3,515         7,404         10,919           821            4,875(2)      1985
Grand Avenue Plaza.............       620         7,092          7,712         1,261            5,930(2)      1980
Burbank Executive Plaza........     1,100         6,856          7,956           982            8,376(2)     1978/83
California Federal Building....     1,500         7,615          9,115         1,091               --        1978/83
Center Promenade...............     2,310        12,077         14,387         1,426               --         1982
Los Angeles Corporate Center...    26,781        22,527         49,308         2,707           21,043(2)      1986
5200 West Century..............     2,080        29,929         32,009         2,469               --         1982
Sumitomo Bank Building.........     2,560        13,324         15,884         1,406               --      1970/90-91
10350 Santa Monica.............       860         4,218          5,078           491            2,280(2)      1979
535 N. Brand Blvd..............     1,600        20,867         22,467           992               --

                               SEPTEMBER 30, 2000
             (UNAUDITED AND IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                                                                 BASIS
                                                   INITIAL COSTS                STEP UP               COSTS
                                              ------------------------   ----------------------    CAPITALIZED
                                  SQUARE                 BUILDINGS AND            BUILDINGS AND   SUBSEQUENT TO
                                  FOOTAGE       LAND     IMPROVEMENTS     LAND    IMPROVEMENTS     ACQUISITION
                                -----------   --------   -------------   ------   -------------   -------------
10780 Santa Monica............       92,486   $  2,625    $    7,997     $   --      $   --         $  1,370
California Twin Center........      155,189      4,680        14,877         --          --            2,471
Whittier Financial Center.....      135,415      3,575        10,798         --          --            2,682
6800 Owensmouth...............       80,014      1,725         5,851         --          --              726
Clarendon Crest...............       43,063      1,300         3,951         --          --              335
Noble Professional Center.....       51,828      1,657         5,096         --          --            1,127
South Bay Centre..............      202,830      4,775        14,365         --          --            2,850
8383 Wilshire.................      417,463     13,570        45,505         --          --            9,447
Parkway Center................       61,333      1,480         5,941         --          --              517
Centerpointe La Palma.........      597,550     16,011        64,400         --          --            6,119
299 North Euclid..............       73,522      1,050         6,110         --          --            5,498
2800 28th Street..............      103,506      2,938         9,063         --          --            2,343
Harbor Corporate Center.......       63,925        870         3,538         --          --              804
1000 Town Center..............      107,656      2,800        11,260         --          --              632
Mariner Court.................      105,436      2,350         9,461         --          --            1,462
Pacific Gateway II............      223,731      6,288        19,191         --          --            5,593
1821 East Dyer................      115,061      1,808         5,474         --          --            2,929
Crown Cabot Financial.........      172,900      7,056        21,360         --          --            5,225
120 South Spalding............       60,656      2,775         8,544         --          --            5,649
South Bay Technology Center...      104,815      1,600         4,782         --          --            1,499
Gateway Center................       84,081      2,698         8,141         --          --              755
Renaissance Court.............       61,245      1,580         5,477         --          --            1,261
Foremost Professional Plaza...       60,534      2,049         6,196         --          --              687
Northpoint....................      104,235      1,800        20,272         --          --            1,293
Thousand Oaks Plaza...........       13,434        444         1,343         --          --               47
Rancho Plaza..................       24,057        711         2,213         --          --              145
Pennsfield Plaza..............       21,202        800         2,383         --          --              390
Conejo Business Center........       69,017      2,489         7,359         --          --              553
Marin Corporate Center........       51,360      1,956         5,915         --          --              464
Evergreen Plaza...............       75,722      2,489         6,911         --          --              681
145 South Fairfax.............       53,994      1,825         5,551         --          --            1,091
Bernardo Regency..............       47,916      1,625         4,937         --          --              668
City Centre...................      302,519      8,250        24,951         --          --            1,812
Wilshire Pacific Plaza........      100,122      3,750        11,317         --          --            3,545


                                      TOTAL COSTS
                                ------------------------
                                           BUILDINGS AND                  ACCUMULATED                     YEAR BUILT/
                                  LAND     IMPROVEMENTS      TOTAL      DEPRECIATION(1)   ENCUMBRANCES     RENOVATED
                                --------   -------------   ----------   ---------------   ------------    -----------
10780 Santa Monica............  $  2,625    $    9,367     $   11,992      $  1,340         $     --         1984
California Twin Center........     4,680        17,348         22,028         2,090               --         1983
Whittier Financial Center.....     3,575        13,480         17,055         1,704               --        1967/82
6800 Owensmouth...............     1,725         6,577          8,302           722               --         1986
Clarendon Crest...............     1,300         4,286          5,586           501            3,246(2)      1990
Noble Professional Center.....     1,657         6,223          7,880           745            3,580(2)     1985/93
South Bay Centre..............     4,775        17,215         21,990         1,957           13,522(2)      1984
8383 Wilshire.................    13,570        54,952         68,522         6,072               --        1971/93
Parkway Center................     1,480         6,458          7,938           685            5,029(2)     1992/95
Centerpointe La Palma.........    16,011        70,519         86,530         7,660           33,832(2)   1986/88/90
299 North Euclid..............     1,050        11,608         12,658         1,138               --         1983
2800 28th Street..............     2,938        11,406         14,344         1,222               --         1979
Harbor Corporate Center.......       870         4,342          5,212           443               --         1985
1000 Town Center..............     2,800        11,892         14,692         1,128               --         1989
Mariner Court.................     2,350        10,923         13,273         1,214            7,251(2)      1989
Pacific Gateway II............     6,288        24,784         31,072         2,397               --        1982/90
1821 East Dyer................     1,808         8,403         10,211           909               --        1980/88
Crown Cabot Financial.........     7,056        26,585         33,641         2,787               --         1989
120 South Spalding............     2,775        14,193         16,968         1,343            8,647(2)      1984
South Bay Technology Center...     1,600         6,281          7,881           714               --         1984
Gateway Center................     2,698         8,896         11,594           860            5,532(2)      1988
Renaissance Court.............     1,580         6,738          8,318           598               --        1981/92
Foremost Professional Plaza...     2,049         6,883          8,932           714               --         1992
Northpoint....................     1,800        21,565         23,365         2,023               --         1991
Thousand Oaks Plaza...........       444         1,390          1,834           201               --         1988
Rancho Plaza..................       711         2,358          3,069           190               --         1987
Pennsfield Plaza..............       800         2,773          3,573           237               --         1989
Conejo Business Center........     2,489         7,912         10,401           591            4,354         1991
Marin Corporate Center........     1,956         6,379          8,335           496            3,088         1986
Evergreen Plaza...............     2,489         7,592         10,081           532               --        1979/96
145 South Fairfax.............     1,825         6,642          8,467           539            4,029         1984
Bernardo Regency..............     1,625         5,605          7,230           507               --         1986
City Centre...................     8,250        26,763         35,013         2,332               --         1982
Wilshire Pacific Plaza........     3,750        14,862         18,612         1,586               --        1976/87

                               SEPTEMBER 30, 2000
             (UNAUDITED AND IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                                                                 BASIS
                                                   INITIAL COSTS                STEP UP               COSTS
                                              ------------------------   ----------------------    CAPITALIZED
                                  SQUARE                 BUILDINGS AND            BUILDINGS AND   SUBSEQUENT TO
                                  FOOTAGE       LAND     IMPROVEMENTS     LAND    IMPROVEMENTS     ACQUISITION
                                -----------   --------   -------------   ------   -------------   -------------
Glendale Corporate Center.....      108,209   $  2,750    $   12,734     $   --      $   --         $  1,603
World Savings Center..........      469,115         --       110,382         --          --           10,739
Beverly Sunset Medical
  Plaza.......................      139,711      7,180        21,666         --          --            5,908
Sunset Pointe Plaza...........       58,105      2,075         6,362         --          --              785
Activity Business Center......      167,045      3,650        11,303         --          --              761
Westlake Gardens I............       49,639      1,831         5,550         --          --            2,577
9100 Wilshire Blvd............      326,227     16,250        48,950         --          --            6,302
Westwood Center...............      313,000      3,159        24,920         --          --           69,266
1919 Santa Monica.............       43,796      2,580         7,772         --          --              664
600 Corporate Pointe..........      273,339      8,575        35,325         --          --            5,127
150 East Colorado.............       61,168      1,988         5,841         --          --            1,438
5161 Lankershim...............      178,317      5,016        25,568         --          --            3,476
1501 Hughes Way...............       77,060      1,349         4,058         --          --            3,129
3901 Via Oro..................       53,195        692         2,081         --          --            1,675
Huntington Beach Plaza I &
  II..........................       52,186      1,109         3,317         --          --              534
Fountain Valley Plaza.........      107,252      2,949         9,377         --          --            1,891
3300 Irvine Avenue............       74,224      2,215         6,697         --          --            1,258
Von Karman Corporate Center...      451,477     11,513        34,783         --          --            8,212
South Coast Executive Plaza...       60,605      1,570         4,731         --          --              518
One Venture...................       43,324      1,137         3,492         --          --            1,266
City Centre...................      139,806      4,792        14,470         --          --            1,826
Orange Financial Center.......      305,439     10,379        34,415         --          --            5,827
Lambert Office Plaza..........       32,807      1,095         3,296         --          --              562
Carlsbad Corporate Center.....      125,000      3,722        15,061         --          --            2,619
Balboa Corporate Center.......       69,890      2,759         8,303         --          --              119
Panorama Corporate Center.....      133,149      6,512        19,593         --          --              276
Ruffin Corporate Center.......       45,059      1,766         5,315         --          --               76
Skypark Office Plaza..........      202,164      5,733        21,608         --          --            1,967
Governor Office Plaza.........      104,065      3,382        10,177         --          --            2,069
5120 Shoreham.................       37,759      1,224         4,073         --          --              417
Sorrento Valley Science.......      181,207      6,841        21,067         --          --            2,102
Torreyanna Science Park.......       81,204      5,035        15,148         --          --              309
Waples Tech Center............       28,119      1,010         3,027         --          --              711
10251 Vista Sorrento..........       69,386      1,839         7,202         --          --              168


                                      TOTAL COSTS
                                ------------------------
                                           BUILDINGS AND                  ACCUMULATED                     YEAR BUILT/
                                  LAND     IMPROVEMENTS      TOTAL      DEPRECIATION(1)   ENCUMBRANCES     RENOVATED
                                --------   -------------   ----------   ---------------   ------------    -----------
Glendale Corporate Center.....  $  2,750    $   14,337     $   17,087      $  1,224         $     --         1985
World Savings Center..........        --       121,121        121,121         9,540               --         1983
Beverly Sunset Medical
  Plaza.......................     7,180        27,574         34,754         2,117               --      1963/92-95
Sunset Pointe Plaza...........     2,075         7,147          9,222           682            3,452(2)      1988
Activity Business Center......     3,650        12,064         15,714           843            7,915         1987
Westlake Gardens I............     1,831         8,127          9,958           950               --         1998
9100 Wilshire Blvd............    16,250        55,252         71,502         5,044               --        1971/90
Westwood Center...............     3,159        94,186         97,345            74               --         2000
1919 Santa Monica.............     2,580         8,436         11,016           714            3,724(2)      1991
600 Corporate Pointe..........     8,575        40,452         49,027         3,297           17,692(2)      1989
150 East Colorado.............     1,988         7,279          9,267           586            5,046(2)     1979/97
5161 Lankershim...............     5,016        29,044         34,060         2,705           13,573(2)     1985/97
1501 Hughes Way...............     1,349         7,187          8,536           507               --        1983/97
3901 Via Oro..................       692         3,756          4,448           575               --        1986/97
Huntington Beach Plaza I &
  II..........................     1,109         3,851          4,960           351            1,509(2)     1984/96
Fountain Valley Plaza.........     2,949        11,268         14,217           956            4,833(2)      1982
3300 Irvine Avenue............     2,215         7,955         10,170           803            3,244(2)     1981/97
Von Karman Corporate Center...    11,513        42,995         54,508         3,687           19,108(2)     1981/84
South Coast Executive Plaza...     1,570         5,249          6,819           340            2,262(2)     1979/97
One Venture...................     1,137         4,758          5,895           513               --        1990/97
City Centre...................     4,792        16,296         21,088         1,365            7,055(2)     1985/97
Orange Financial Center.......    10,379        40,242         50,621         3,244           18,184(2)     1985/95
Lambert Office Plaza..........     1,095         3,858          4,953           308               --        1986/97
Carlsbad Corporate Center.....     3,722        17,680         21,402         1,984            9,327(2)      1996
Balboa Corporate Center.......     2,759         8,422         11,181           625            6,075(2)      1990
Panorama Corporate Center.....     6,512        19,869         26,381         1,475           13,109(2)      1991
Ruffin Corporate Center.......     1,766         5,391          7,157           400            3,626(2)      1990
Skypark Office Plaza..........     5,733        23,575         29,308         1,680               --         1986
Governor Office Plaza.........     3,382        12,246         15,628         1,108            5,026(2)      1986
5120 Shoreham.................     1,224         4,490          5,714           577            3,160(2)      1984
Sorrento Valley Science.......     6,841        23,169         30,010         1,840               --         1984
Torreyanna Science Park.......     5,035        15,457         20,492         1,144            9,500(2)     1980/97
Waples Tech Center............     1,010         3,738          4,748           293               --         1990
10251 Vista Sorrento..........     1,839         7,370          9,209           546            3,882(2)     1981/95

                               SEPTEMBER 30, 2000
             (UNAUDITED AND IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                                                                 BASIS
                                                   INITIAL COSTS                STEP UP               COSTS
                                              ------------------------   ----------------------    CAPITALIZED
                                  SQUARE                 BUILDINGS AND            BUILDINGS AND   SUBSEQUENT TO
                                  FOOTAGE       LAND     IMPROVEMENTS     LAND    IMPROVEMENTS     ACQUISITION
                                -----------   --------   -------------   ------   -------------   -------------
Camarillo Business Center.....      154,216   $  3,522    $   10,602     $   --      $   --         $  2,867
Centrelake Plaza..............      110,763      1,570         9,473         --          --            2,337
Tower Plaza I.................       72,350      2,080         6,280         --          --              951
Tower Plaza II................       19,301        265           802         --          --              230
Tower Plaza III...............       12,483        172           520         --          --              152
Chicago Avenue Business
  Park........................       47,482      1,223         3,687         --          --              303
Havengate Center..............       80,557      1,913         5,759         --          --            1,718
HDS Plaza.....................      104,178      2,604         7,838         --          --              846
5702 Bolsa....................       27,731        589         1,775         --          --               63
5672 Bolsa....................       11,968        254           767         --          --              170
5632 Bolsa....................       21,568        458         1,381         --          --               31
Huntington Commerce Center....       67,551        992         2,997         --          --              303
Savi Tech Center..............      341,446      8,280        24,911         --          --            2,516
Yorba Linda Business Park.....      167,142      2,629         7,913         --          --              493
Cymer Technology Center.......      155,612      5,446        16,387         --          --            1,173
Poway Industrial..............      112,000      1,876         5,646         --          --              130
10180 Scripps Ranch...........       43,560      1,165         3,507         --          --              153
10965-93 Via Frontera.........       77,920      1,792         5,391         --          --              458
Westridge.....................       48,955      1,807         5,591         --          --              633
Ontario Airport Commerce
  Center......................      213,127      2,398         7,194         --          --              803
Highlands I...................       26,856        470         1,418         --          --              176
Highlands II..................       41,210        793         2,394         --          --              166
Hunter Business Park..........      106,782      1,148         3,439         --          --              542
Tower Plaza Retail............      133,481      4,531        13,660         --          --            1,122
6060 Center Drive.............      242,000      1,989            --      2,310          --           51,361
Howard Hughes -- Spectrum.....       36,959      2,500         7,500         --          --              179
11075 Santa Monica............       35,696      1,225         3,746         --          --            1,233
Continental Grand.............      235,926      7,125        40,451         --          --            3,621
Calabasas Tech Center.........      273,526     11,513        34,591         --          --            2,895
Oceangate Tower...............      210,907      3,080        20,386         --          --            1,972
Lyons Plaza...................       61,203      2,078         6,267         --          --              499
Genesee Executive Plaza.......      155,820      6,750        20,178         --          --            2,526
Solar Drive Business Park.....      125,132      4,250        12,770         --          --              828


                                      TOTAL COSTS
                                ------------------------
                                           BUILDINGS AND                  ACCUMULATED                     YEAR BUILT/
                                  LAND     IMPROVEMENTS      TOTAL      DEPRECIATION(1)   ENCUMBRANCES     RENOVATED
                                --------   -------------   ----------   ---------------   ------------    -----------
Camarillo Business Center.....  $  3,522    $   13,469     $   16,991      $  1,227         $  8,819(2)     1984/97
Centrelake Plaza..............     1,570        11,810         13,380         1,070               --         1989
Tower Plaza I.................     2,080         7,231          9,311           573               --         1988
Tower Plaza II................       265         1,032          1,297           102               --         1983
Tower Plaza III...............       172           672            844            74               --         1983
Chicago Avenue Business
  Park........................     1,223         3,990          5,213           342               --         1986
Havengate Center..............     1,913         7,477          9,390           501               --         1985
HDS Plaza.....................     2,604         8,684         11,288           751               --         1987
5702 Bolsa....................       589         1,838          2,427           141              941(2)     1987/97
5672 Bolsa....................       254           937          1,191            78              330(2)      1987
5632 Bolsa....................       458         1,412          1,870           106              845(2)      1987
Huntington Commerce Center....       992         3,300          4,292           297            1,555(2)      1987
Savi Tech Center..............     8,280        27,427         35,707         2,069           14,728(2)      1989
Yorba Linda Business Park.....     2,629         8,406         11,035           671            4,170(2)      1988
Cymer Technology Center.......     5,446        17,560         23,006         1,237           10,918(2)      1986
Poway Industrial..............     1,876         5,776          7,652           431            3,492(2)     1991/96
10180 Scripps Ranch...........     1,165         3,660          4,825           268            1,997(2)     1978/96
10965-93 Via Frontera.........     1,792         5,849          7,641           446            2,875(2)     1982/97
Westridge.....................     1,807         6,224          8,031           504            2,972(2)     1984/96
Ontario Airport Commerce
  Center......................     2,398         7,997         10,395           635                         1987/97
Highlands I...................       470         1,594          2,064           151               --         1988
Highlands II..................       793         2,560          3,353           189               --         1990
Hunter Business Park..........     1,148         3,981          5,129           365               --         1990
Tower Plaza Retail............     4,531        14,782         19,313         1,169               --        1970/97
6060 Center Drive.............     4,299        51,361         55,660             3           40,373         2000
Howard Hughes -- Spectrum.....     2,500         7,679         10,179           494               --         1993
11075 Santa Monica............     1,225         4,979          6,204           312               --         1983
Continental Grand.............     7,125        44,072         51,197         3,386           28,318(2)      1986
Calabasas Tech Center.........    11,513        37,486         48,999         2,758               --         1990
Oceangate Tower...............     3,080        22,358         25,438         1,875               --      1971/93/94
Lyons Plaza...................     2,078         6,766          8,844           504               --         1990
Genesee Executive Plaza.......     6,750        22,704         29,454         1,655           17,319(2)      1984
Solar Drive Business Park.....     4,250        13,598         17,848           900               --         1982

                               SEPTEMBER 30, 2000
             (UNAUDITED AND IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                                                                 BASIS
                                                   INITIAL COSTS                STEP UP               COSTS
                                              ------------------------   ----------------------    CAPITALIZED
                                   SQUARE                BUILDINGS AND            BUILDINGS AND   SUBSEQUENT TO
                                  FOOTAGE       LAND     IMPROVEMENTS     LAND    IMPROVEMENTS     ACQUISITION
                                 ----------   --------   -------------   ------   -------------   -------------
91 Freeway Business Center.....      93,277   $  2,900    $    9,179     $   --      $   --         $  1,066
601 South Glenoaks.............      72,524      2,450         7,519         --          --              283
Mini Suites....................          --         --            --         --          --              268
Hillside Corporate Center......      59,876      2,213         7,336         --          --            1,568
Westlake Gardens II............      48,874      1,831         5,493         --          --            1,636
Howard Hughes Tower............     313,833      5,830        47,170         --          --            5,003
2001 Wilshire Blvd.............     101,053      5,006        14,893         --          --              441
                                 ----------   --------    ----------     ------      ------         --------
                                 18,513,905   $472,290    $1,753,271     $3,925      $8,607         $465,993
                                 ==========   ========    ==========     ======      ======         ========


                                       TOTAL COSTS
                                 ------------------------
                                            BUILDINGS AND                  ACCUMULATED                     YEAR BUILT/
                                   LAND     IMPROVEMENTS      TOTAL      DEPRECIATION(1)   ENCUMBRANCES     RENOVATED
                                 --------   -------------   ----------   ---------------   ------------    -----------
91 Freeway Business Center.....  $  2,900    $   10,245     $   13,145      $    604         $     --        1986/97
601 South Glenoaks.............     2,450         7,802         10,252           480            6,027(2)      1990
Mini Suites....................        --           268            268            21               --          --
Hillside Corporate Center......     2,213         8,904         11,117           458               --         1998
Westlake Gardens II............     1,831         7,129          8,960           308               --         1999
Howard Hughes Tower............     5,830        52,173         58,003         2,218               --         1987
2001 Wilshire Blvd.............     5,006        15,334         20,340           444               --         1980
                                 --------    ----------     ----------      --------         --------
                                 $476,215    $2,227,871     $2,704,086      $221,551         $617,031
                                 ========    ==========     ==========      ========         ========

-------------------------
(1) The depreciable life for buildings and improvements ranges from ten to forty years. Tenant improvements are depreciated over the remaining term of the lease.

(2) All of these Properties are collateral for Arden Realty's $557.3 million Mortgage Financings. The encumbrance allocated to an individual property is based on the related individual release price.

                               SEPTEMBER 30, 2000

     The changes in our investment in commercial properties and related accumulated depreciation for each of the periods presented are as follows (in thousands):

                                                     ARDEN REALTY LIMITED PARTNERSHIP
                                          -------------------------------------------------------
                                          FOR THE NINE
                                          MONTHS ENDED        FOR THE YEARS ENDED DECEMBER 31,
                                          SEPTEMBER 30,    --------------------------------------
                                              2000            1999          1998          1997
                                          -------------    ----------    ----------    ----------
COMMERCIAL PROPERTIES:
  Balance at beginning of period........   $2,453,370      $2,198,580    $1,247,701    $  550,633
  Improvements..........................      136,633         122,127        93,205        28,385
  Deletions.............................           --            (591)          (44)         (335)
  Acquisition of properties.............           --          89,800     1,007,347       669,018
  Transfers from (to) properties under
     development........................      114,083          43,454      (149,629)           --
                                           ----------      ----------    ----------    ----------
  Balance at end of period..............   $2,704,086      $2,453,370    $2,198,580    $1,247,701
                                           ==========      ==========    ==========    ==========
ACCUMULATED DEPRECIATION:
  Balance at beginning of period........   $ (157,608)     $  (88,863)   $  (37,591)   $  (17,905)
  Depreciation for period...............      (63,839)        (68,203)      (51,758)      (20,021)
  Deletions.............................           --             591            44           335
  Transfers to (from) properties under
     development........................         (104)         (1,133)          442            --
                                           ----------      ----------    ----------    ----------
  Balance at end of period..............   $ (221,551)     $ (157,608)   $  (88,863)   $  (37,591)
                                           ==========      ==========    ==========    ==========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ARDEN REALTY

                              LIMITED PARTNERSHIP

                               OFFER TO EXCHANGE

                                  $100,000,000

                          8.50% SENIOR NOTES DUE 2010
                          FOR ANY AND ALL UNREGISTERED
                          8.50% SENIOR NOTES DUE 2010

                           -------------------------

                                   PROSPECTUS
                                            , 2001
                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages expect for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and material to the cause of action. Arden Realty's charter contains a provision which eliminates that kind of liability to the maximum extent permitted by Maryland law.

     The charter authorizes Arden Realty, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

          (a) any present or former director or officer; or

          (b) any individual who, while a director of and at the request of Arden Realty, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of that corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability which those persons may incur by reason of their status as a present or former director or officer of Arden Realty.

     The bylaws obligate Arden Realty, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

          (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

          (b) any individual who, while a director and at the request of Arden Realty, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of that corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his service.

     The charter and the bylaws also permit Arden Realty to indemnify and advance expenses to any person who served a predecessor of Arden Realty in any of the capacities described above and to any employee or agent of Arden Realty or a predecessor of Arden Realty.

     The Maryland General Corporation Law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. A Maryland corporation is permitted to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

          (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
     (ii) was the result of active and deliberate dishonesty;

          (b) the director or officer actually received an improper personal benefit in money, property or services; or

          (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     A Maryland corporation, however, may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A Maryland corporation is permitted to advance reasonable expenses to a director or officer upon receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

     Our partnership agreement also provides for indemnification and advance of expenses of Arden Realty and its officers and directors similar to the indemnification and advance of expenses provided to officers and directors of Arden Realty in its charter and bylaws, and provides that Arden Realty will not be liable to us and its partners if it acted in good faith.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  3.1*     Second Amended and Restated Agreement of Limited Partnership
           of Arden Realty Limited Partnership, dated September 7,
           1999, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on November 15, 1999.
  4.1*     Indenture between Arden Realty Limited Partnership and The
           Bank of New York, as trustee, dated March 14, 2000 as filed as an exhibit to Arden Realty Limited Partnership's
           registration statement on Form S-4 (No. 333-35406).
  4.2      Form of 2010 exchange note
  5.1      Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the exchange notes
  5.2      Opinion of Latham & Watkins regarding the validity of the
           exchange notes
  8.1      Opinion of Latham & Watkins regarding tax matters
 10.1*     1996 Stock Option and Incentive Plan of Arden Realty, Inc.
           and Arden Realty Limited Partnership as filed as an exhibit to Arden Realty's registration statement on Form S-11 (No.
           333-8163).
 10.2*     Amendment Number 1 to the 1996 Stock Option and Incentive
           Plan of Arden Realty, Inc. and Arden Realty Limited
           Partnership as filed as an exhibit to Arden Realty's
           Schedule 14A filed with the Commission on June 23, 1998.
 10.3*     Form of Officers and Directors Indemnification Agreement as
           filed as an exhibit to Arden Realty's registration statement on Form S-11 (No. 333-8163).
 10.4*     Loan Agreement dated June 8, 1998 by and between Arden
           Realty Finance III, LLC, a Delaware limited liability
           company and Lehman Brothers Realty Corporation, a Delaware corporation filed as an exhibit to Arden Realty's quarterly report of Form 10-Q filed with the Commission on August 14,
           1998.
 10.5*     Mortgage Note, dated June 8, 1998 for $136,100,000 by and
           between Arden Realty Finance III, L.L.C., a Delaware limited liability company, and Lehman Brothers Realty Corporation, a
           Delaware corporation. (Exhibit B. to Exhibit 10.4 above).
 10.6*     Tenant Estoppel Certificate (Exhibit C. to Exhibit 10.4
           above).
 10.7*     Subordination, Non-Disturbance and Attornment Agreement
           (Exhibit D. to Exhibit 10.4 above).
 10.8*     Deed of Trust, Assignment of Rents and Leases, Security
           Agreement, and Fixture Filing dated as of June 8, 1998 made by Arden Realty Finance III, L.L.C. as Grantor, to
           Commonwealth Land Title Company as Trustee for the benefit of Lehman Brothers Realty Corporation as Beneficiary, filed as an exhibit to Arden Realty's quarterly report on Form
           10-Q filed with the Commission on August 14, 1998.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 10.9*     Assignment of Leases and Rents dated June 8, 1998, by and
           between Arden Realty Finance III, L.L.C., a Delaware limited liability company and Lehman Brothers Realty Corporation, a
           Delaware corporation, its successors and assigns filed as an exhibit to Arden Realty's quarterly report on Form 10-Q
           filed with the Commission on August 14, 1998.
 10.10*    Collateral Assignment of Management Agreement and
           Subordination Agreement dated as of June 8, 1998 among Arden
           Realty Finance III, L.L.C., a Delaware limited liability
           company ("Borrower"), Lehman Brothers Realty Corporation, a
           Delaware corporation, ("Lender"), and Arden Realty Limited
           Partnership, a Maryland limited partnership ("Manager"),
           filed as an exhibit to Arden Realty's quarterly report on
           Form 10-Q filed with the Commission on August 14, 1998.
 10.11*    Security Agreement is entered into as of June 8, 1998 by and between Arden Realty Finance III, L.L.C., a Delaware limited liability company and Lehman Brothers Realty Corporation, a
           Delaware corporation, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on
           August 14, 1998.
 10.12*    Environmental Indemnity Agreement dated June 8, 1998 by
           Arden Realty Finance III, L.L.C., a Delaware limited
           liability company, in favor of Lehman Brothers Realty
           Corporation, a Delaware corporation, filed as an exhibit to
           Arden Realty's quarterly report on Form 10-Q filed with the
           Commission on August 14, 1998.
 10.13*    Letter agreement between Lehman Brothers Realty Corporation, or an affiliate thereof ("Lender"), Arden Realty Finance
           III, L.L.C. ("Borrower"), Arden Realty, Inc. (the "REIT")
           and Arden Realty Limited Partnership, filed as an exhibit to
           Arden Realty's quarterly report on Form 10-Q filed with the
           Commission on August 14, 1998.
 10.14*    Loan Agreement by and between Arden Realty Finance IV, LLC, a Delaware limited liability company and Lehman Brothers
           Realty Corporation, a Delaware corporation, filed as an
           exhibit to Arden Realty's quarterly report on Form 10-Q
           filed with the Commission on August 14, 1998.
 10.15*    Mortgage Note, dated June 8, 1998 for $100,600,000 by and
           between Arden Realty Finance IV, L.L.C., a Delaware limited liability company ("Maker"), and Lehman Brothers Realty
           Corporation, a Delaware corporation (Exhibit B to Exhibit
           10.14 above).
 10.16*    Tenant Estoppel Certificate (Exhibit C. to Exhibit 10.14
           above).
 10.17*    Subordination, Non-Disturbance and Attornment Agreement
           (Exhibit D. to Exhibit 10.14 above).
 10.18*    Deed of Trust, Assignment of Rents and Leases, Security
           Agreement, and Fixture Filing dated as of June 8, 1998 made by Arden Realty Finance IV, L.L.C. as Grantor, to
           Commonwealth Land Title Company as Trustee for the benefit of Lehman Brothers Realty Corporation as Beneficiary, filed as an exhibit to Arden Realty's quarterly report on Form
           10-Q filed with the Commission on August 14, 1998.
 10.19*    Assignment of Leases and Rents dated June 8, 1998, by and
           between Arden Realty Finance IV, L.L.C., a Delaware limited liability company ("Assignor"), and Lehman Brothers Realty
           Corporation, a Delaware corporation, its successors and
           assigns ("Assignee"), filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on
           August 14, 1998.
 10.20*    Collateral Assignment of Management Agreement and
           Subordination Agreement dated as of June 8, 1998 among Arden
           Realty Finance IV, L.L.C., a Delaware limited liability
           company ("Borrower"), Lehman Brothers Realty Corporation, a
           Delaware corporation, ("Lender"), and Arden Realty Limited
           Partnership, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on August 14,
           1998.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 10.21*    Security Agreement is entered into as of June 8, 1998 by and between Arden Realty Finance IV, L.L.C., a Delaware limited liability company ("Debtor"), and Lehman Brothers Realty
           Corporation, a Delaware corporation ("Secured Party"), filed as an exhibit to Arden Realty's quarterly report on Form
           10-Q filed with the Commission on August 14, 1998.
 10.22*    Environmental Indemnity Agreement dated June 8, 1998 by
           Arden Realty Finance IV, L.L.C., a Delaware limited
           liability company ("Indemnitor"), in favor of Lehman
           Brothers Realty Corporation, a Delaware corporation
           ("Lender"), filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on August 14,
           1998.
 10.23*    Letter agreement between Lehman Brothers Realty Corporation, or an affiliate thereof ("Lender"), Arden Realty Finance IV,
           L.L.C. ("Borrower"), Arden Realty, Inc. (the "REIT") and
           Arden Realty Limited Partnership, filed as an exhibit to
           Arden Realty's quarterly report on Form 10-Q filed with the
           Commission on August 14, 1998.
 10.24*    Amended and Restated Employment Agreement dated August 4,
           1998, between Arden Realty and Mr. Richard S. Ziman, filed as an exhibit to Arden Realty's quarterly report on Form
           10-Q/A filed with the Commission on December 15, 1998.
 10.25*    Amended and Restated Employment Agreement dated August 4,
           1998, between Arden Realty and Mr. Victor J. Coleman, filed as an exhibit to Arden Realty's quarterly report on Form
           10-Q/A filed with the Commission on December 15, 1998.
 10.26*    Amended and Restated Employment Agreement dated August 4,
           1998, between Arden Realty and Mr. Herbert Porter, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q/A filed with the Commission on December 15, 1998.
 10.27*    Amended and Restated Employment Agreement dated January 1,
           1999, between Arden Realty and Mr. Robert Peddicord, filed as a exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on August 8, 2000.
 10.28*    Miscellaneous Rights Agreement among Arden Realty, Arden
           Realty Limited Partnership, NAMIZ, Inc. and Mr. Ziman, filed as an exhibit to Arden Realty's registration statement on
           Form S-11 (No. 333-8163).
 10.29*    Credit Facility documentation consisting of Second Amended and Restated Revolving Credit Agreement by and among Arden
           Realty Limited Partnership and a group of banks led by Wells
           Fargo Bank as filed as an exhibit to Arden Realty's
           quarterly report on Form 10-Q filed with the Commission on
           May 12, 2000.
 10.30*    Mortgage Financing documentation consisting of Loan
           Agreement by and between Arden Realty's special purpose
           financing subsidiary and Lehman Brothers Realty Corporation
           (the Loan Agreement includes the Mortgage Note, Deed of
           Trust, and form of Tenant Estoppel Certificate and Agreement as exhibits) as filed as an exhibit to Arden Realty's
           registration statement of Form S-11 (No. 333-30059).
 10.31*    Promissory Note, dated as of March 30, 1999, between
           Massachusetts Mutual Life Insurance Company and Arden Realty
           Finance V, L.L.C. filed as an exhibit to Arden Realty's
           current report Form 8-K filed with the Commission on April
           20, 1999.
 10.32*    Deed of Trust and Security Agreement, dated as of March 30,
           1999, with Arden Realty Finance V, L.L.C. as the Trustor and
           Massachusetts Mutual Life Insurance Company as the
           Beneficiary filed as an exhibit to Arden Realty's current
           report on Form 8-K filed with the Commission on April 20,
           1999.
 10.33*    Assignment of Leases and Rents, dated as of March 30, 1999, between Massachusetts Mutual Life Insurance Company and
           Arden Realty Finance V, L.L.C. filed as an exhibit to Arden
           Realty's current report on Form 8-K filed with the
           Commission on April 20, 1999.
 10.34*    Subordination of Management Agreement, dated as of March 30,
           1999, between Massachusetts Mutual Life Insurance Company
           and Arden Realty Finance V. L.L.C. filed as an exhibit to
           Arden Realty's current report on Form 8-K filed with the
           Commission on April 20, 1999.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 10.35*    Environmental Indemnification and Hold Harmless Agreement,
           dated as of March 30, 1999, between Massachusetts Mutual
           Life Insurance Company and Arden Realty Finance V, L.L.C.
           filed as an exhibit to Arden Realty's current report on Form
           8-K filed with the Commission on April 20, 1999.
 10.35*    Form of Arden Realty Limited Partnership's unsecured 8.875%
           senior note due 2005, dated March 17, 2000 filed as an
           exhibit to Arden Realty Limited Partnership's registration statement on Form S-4 (No. 333-35406).
 10.36*    Form of Arden Realty Limited Partnership's unsecured 9.150%
           senior note due 2010, dated March 17, 2000 filed as an
           exhibit to Arden Realty Limited Partnership's registration statement on Form S-4 (No. 333-35406).
 10.37*    Senior Unsecured Credit Agreement between Arden Realty
           Limited Partnership and Lehman Brothers Inc. dated July 27,
           2000 filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on November 12, 2000.
 10.38*    Registration Rights Agreement between Arden Realty Limited
           Partnership and the initial purchasers set forth therein
           dated as of March 17, 2000, filed as an exhibit to Arden
           Realty Limited Partnership's registration statement on Form
           S-4 (No. 333-35406).
 10.39*    Purchase Agreement between Arden Realty Limited Partnership and the initial purchasers set forth therein dated as of
           March 14, 2000, filed as an exhibit to Arden Realty Limited
           Partnership's registration statement on Form S-4 (No.
           333-35406).
 10.40     Registration Rights Agreement between Arden Realty Limited
           Partnership and Lehman Brothers Inc. dated as of November
           20, 2000.
 10.41     Purchase Agreement between Arden Realty Limited Partnership and Lehman Brothers Inc. dated as of November 15, 2000.
 12.1      Statement regarding computation of ratios
 21.1      Subsidiaries of Arden Realty Limited Partnership
 23.1      Consent of Ernst & Young LLP
 23.2      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
 23.3      Consent of Latham & Watkins (included in Exhibit 5.2 and 8)
 24.1      Power of Attorney (included on signature page to the
           registration statement)
 25.1      Statement of Eligibility of Trustee on Form T-1
 27.1      Financial Data Schedule
 99.1      Form of Letter of Transmittal
 99.2      Form of Notice of Guaranteed Delivery
 99.3      Form of Letter to Brokers
 99.4      Form of Instructions to Brokers
 99.5      Form of Letter to Clients

-------------------------
(*) Incorporated by reference.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on January 3, 2001.

                                          ARDEN REALTY LIMITED PARTNERSHIP
                                          By: Arden Realty, Inc.
                                          Its: General Partner

                                          By:     /s/ RICHARD S. ZIMAN
                                            ------------------------------------
                                                      Richard S. Ziman
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Daniel S. Bothe and Richard S. Davis, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and for his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any registration statement pursuant to Rule 462(b)) to this registration statement on Form S-4 and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on January 3, 2001.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ RICHARD S. ZIMAN                   Chairman of the Board, Chief Executive Officer
-----------------------------------------------------                   and Director
                  Richard S. Ziman

                /s/ VICTOR J. COLEMAN                      President, Chief Operating Officer and
-----------------------------------------------------                     Director
                  Victor J. Coleman

                 /s/ ANDREW J. SOBEL                              Executive Vice President
-----------------------------------------------------
                   Andrew J. Sobel

                 /s/ DANIEL S. BOTHE                    Senior Vice President and Co-Chief Financial
-----------------------------------------------------                     Officer
                   Daniel S. Bothe

                /s/ RICHARD S. DAVIS                     Senior Vice President, Co-Chief Financial
-----------------------------------------------------              Officer and Treasurer
                  Richard S. Davis

                 /s/ DAVID A. SWARTZ                           Secretary and General Counsel
-----------------------------------------------------
                   David A. Swartz

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                 /s/ CARL D. COVITZ                                       Director
-----------------------------------------------------
                   Carl D. Covitz

                  /s/ LARRY S. FLAX                                       Director
-----------------------------------------------------
                    Larry S. Flax

                  /s/ PETER S. GOLD                                       Director
-----------------------------------------------------
                    Peter S. Gold

                 /s/ STEVEN C. GOOD                                       Director
-----------------------------------------------------
                   Steven C. Good

                /s/ KENNETH B. ROATH                                      Director
-----------------------------------------------------
                  Kenneth B. Roath

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1*    Second Amended and Restated Agreement of Limited Partnership
          of Arden Realty Limited Partnership, dated September 7,
          1999, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on November 15, 1999.
  4.1*    Indenture between Arden Realty Limited Partnership and The
          Bank of New York, as trustee, dated March 14, 2000 as filed as an exhibit to Arden Realty Limited Partnership's
          registration statement on Form S-4 (No. 333-35406).
  4.2     Form of 2010 exchange note
  5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the exchange notes
  5.2     Opinion of Latham & Watkins regarding the validity of the
          exchange notes
  8.1     Opinion of Latham & Watkins regarding tax matters
 10.1*    1996 Stock Option and Incentive Plan of Arden Realty, Inc.
          and Arden Realty Limited Partnership as filed as an exhibit to Arden Realty's registration statement on Form S-11 (No.
          333-8163).
 10.2*    Amendment Number 1 to the 1996 Stock Option and Incentive
          Plan of Arden Realty, Inc. and Arden Realty Limited
          Partnership as filed as an exhibit to Arden Realty's
          Schedule 14A filed with the Commission on June 23, 1998.
 10.3*    Form of Officers and Directors Indemnification Agreement as
          filed as an exhibit to Arden Realty's registration statement on Form S-11 (No. 333-8163).
 10.4*    Loan Agreement dated June 8, 1998 by and between Arden
          Realty Finance III, LLC, a Delaware limited liability
          company and Lehman Brothers Realty Corporation, a Delaware corporation filed as an exhibit to Arden Realty's quarterly report of Form 10-Q filed with the Commission on August 14,
          1998.
 10.5*    Mortgage Note, dated June 8, 1998 for $136,100,000 by and
          between Arden Realty Finance III, L.L.C., a Delaware limited liability company, and Lehman Brothers Realty Corporation, a
          Delaware corporation. (Exhibit B. to Exhibit 10.4 above).
 10.6*    Tenant Estoppel Certificate (Exhibit C. to Exhibit 10.4
          above).
 10.7*    Subordination, Non-Disturbance and Attornment Agreement
          (Exhibit D. to Exhibit 10.4 above).
 10.8*    Deed of Trust, Assignment of Rents and Leases, Security
          Agreement, and Fixture Filing dated as of June 8, 1998 made by Arden Realty Finance III, L.L.C. as Grantor, to
          Commonwealth Land Title Company as Trustee for the benefit of Lehman Brothers Realty Corporation as Beneficiary, filed as an exhibit to Arden Realty's quarterly report on Form
          10-Q filed with the Commission on August 14, 1998.
 10.9*    Assignment of Leases and Rents dated June 8, 1998, by and
          between Arden Realty Finance III, L.L.C., a Delaware limited liability company and Lehman Brothers Realty Corporation, a
          Delaware corporation, its successors and assigns filed as an exhibit to Arden Realty's quarterly report on Form 10-Q
          filed with the Commission on August 14, 1998.
 10.10*   Collateral Assignment of Management Agreement and
          Subordination Agreement dated as of June 8, 1998 among Arden
          Realty Finance III, L.L.C., a Delaware limited liability
          company ("Borrower"), Lehman Brothers Realty Corporation, a
          Delaware corporation, ("Lender"), and Arden Realty Limited
          Partnership, a Maryland limited partnership ("Manager"),
          filed as an exhibit to Arden Realty's quarterly report on
          Form 10-Q filed with the Commission on August 14, 1998.
 10.11*   Security Agreement is entered into as of June 8, 1998 by and between Arden Realty Finance III, L.L.C., a Delaware limited liability company and Lehman Brothers Realty Corporation, a
          Delaware corporation, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on
          August 14, 1998.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.12*   Environmental Indemnity Agreement dated June 8, 1998 by
          Arden Realty Finance III, L.L.C., a Delaware limited
          liability company, in favor of Lehman Brothers Realty
          Corporation, a Delaware corporation, filed as an exhibit to
          Arden Realty's quarterly report on Form 10-Q filed with the
          Commission on August 14, 1998.
 10.13*   Letter agreement between Lehman Brothers Realty Corporation, or an affiliate thereof ("Lender"), Arden Realty Finance
          III, L.L.C. ("Borrower"), Arden Realty, Inc. (the "REIT")
          and Arden Realty Limited Partnership, filed as an exhibit to
          Arden Realty's quarterly report on Form 10-Q filed with the
          Commission on August 14, 1998.
 10.14*   Loan Agreement by and between Arden Realty Finance IV, LLC, a Delaware limited liability company and Lehman Brothers
          Realty Corporation, a Delaware corporation, filed as an
          exhibit to Arden Realty's quarterly report on Form 10-Q
          filed with the Commission on August 14, 1998.
 10.15*   Mortgage Note, dated June 8, 1998 for $100,600,000 by and
          between Arden Realty Finance IV, L.L.C., a Delaware limited liability company ("Maker"), and Lehman Brothers Realty
          Corporation, a Delaware corporation (Exhibit B to Exhibit
          10.14 above).
 10.16*   Tenant Estoppel Certificate (Exhibit C. to Exhibit 10.14
          above).
 10.17*   Subordination, Non-Disturbance and Attornment Agreement
          (Exhibit D. to Exhibit 10.14 above).
 10.18*   Deed of Trust, Assignment of Rents and Leases, Security
          Agreement, and Fixture Filing dated as of June 8, 1998 made by Arden Realty Finance IV, L.L.C. as Grantor, to
          Commonwealth Land Title Company as Trustee for the benefit of Lehman Brothers Realty Corporation as Beneficiary, filed as an exhibit to Arden Realty's quarterly report on Form
          10-Q filed with the Commission on August 14, 1998.
 10.19*   Assignment of Leases and Rents dated June 8, 1998, by and
          between Arden Realty Finance IV, L.L.C., a Delaware limited liability company ("Assignor"), and Lehman Brothers Realty
          Corporation, a Delaware corporation, its successors and
          assigns ("Assignee"), filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on
          August 14, 1998.
 10.20*   Collateral Assignment of Management Agreement and
          Subordination Agreement dated as of June 8, 1998 among Arden
          Realty Finance IV, L.L.C., a Delaware limited liability
          company ("Borrower"), Lehman Brothers Realty Corporation, a
          Delaware corporation, ("Lender"), and Arden Realty Limited
          Partnership, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on August 14,
          1998.
 10.21*   Security Agreement is entered into as of June 8, 1998 by and between Arden Realty Finance IV, L.L.C., a Delaware limited liability company ("Debtor"), and Lehman Brothers Realty
          Corporation, a Delaware corporation ("Secured Party"), filed as an exhibit to Arden Realty's quarterly report on Form
          10-Q filed with the Commission on August 14, 1998.
 10.22*   Environmental Indemnity Agreement dated June 8, 1998 by
          Arden Realty Finance IV, L.L.C., a Delaware limited
          liability company ("Indemnitor"), in favor of Lehman
          Brothers Realty Corporation, a Delaware corporation
          ("Lender"), filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on August 14,
          1998.
 10.23*   Letter agreement between Lehman Brothers Realty Corporation, or an affiliate thereof ("Lender"), Arden Realty Finance IV,
          L.L.C. ("Borrower"), Arden Realty, Inc. (the "REIT") and
          Arden Realty Limited Partnership, filed as an exhibit to
          Arden Realty's quarterly report on Form 10-Q filed with the
          Commission on August 14, 1998.
 10.24*   Amended and Restated Employment Agreement dated August 4,
          1998, between Arden Realty and Mr. Richard S. Ziman, filed as an exhibit to Arden Realty's quarterly report on Form
          10-Q/ A filed with the Commission on December 15, 1998.
 10.25*   Amended and Restated Employment Agreement dated August 4,
          1998, between Arden Realty and Mr. Victor J. Coleman, filed as an exhibit to Arden Realty's quarterly report on Form
          10-Q/ A filed with the Commission on December 15, 1998.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.26*   Amended and Restated Employment Agreement dated August 4,
          1998, between Arden Realty and Mr. Herbert Porter, filed as an exhibit to Arden Realty's quarterly report on Form 10-Q/A filed with the Commission on December 15, 1998.
 10.27*   Amended and Restated Employment Agreement dated January 1,
          1999, between Arden Realty and Mr. Robert Peddicord, filed as a exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on August 8, 2000.
 10.28*   Miscellaneous Rights Agreement among Arden Realty, Arden
          Realty Limited Partnership, NAMIZ, Inc. and Mr. Ziman, filed as an exhibit to Arden Realty's registration statement on
          Form S-11 (No. 333-8163).
 10.29*   Credit Facility documentation consisting of Second Amended and Restated Revolving Credit Agreement by and among Arden
          Realty Limited Partnership and a group of banks led by Wells
          Fargo Bank as filed as an exhibit to Arden Realty's
          quarterly report on Form 10-Q filed with the Commission on
          May 12, 2000.
 10.30*   Mortgage Financing documentation consisting of Loan
          Agreement by and between Arden Realty's special purpose
          financing subsidiary and Lehman Brothers Realty Corporation
          (the Loan Agreement includes the Mortgage Note, Deed of
          Trust, and form of Tenant Estoppel Certificate and Agreement as exhibits) as filed as an exhibit to Arden Realty's
          registration statement of Form S-11 (No. 333-30059).
 10.31*   Promissory Note, dated as of March 30, 1999, between
          Massachusetts Mutual Life Insurance Company and Arden Realty
          Finance V, L.L.C. filed as an exhibit to Arden Realty's
          current report Form 8-K filed with the Commission on April
          20, 1999.
 10.32*   Deed of Trust and Security Agreement, dated as of March 30,
          1999, with Arden Realty Finance V, L.L.C. as the Trustor and
          Massachusetts Mutual Life Insurance Company as the
          Beneficiary filed as an exhibit to Arden Realty's current
          report on Form 8-K filed with the Commission on April 20,
          1999.
 10.33*   Assignment of Leases and Rents, dated as of March 30, 1999, between Massachusetts Mutual Life Insurance Company and
          Arden Realty Finance V, L.L.C. filed as an exhibit to Arden
          Realty's current report on Form 8-K filed with the
          Commission on April 20, 1999.
 10.34*   Subordination of Management Agreement, dated as of March 30,
          1999, between Massachusetts Mutual Life Insurance Company
          and Arden Realty Finance V. L.L.C. filed as an exhibit to
          Arden Realty's current report on Form 8-K filed with the
          Commission on April 20, 1999.
 10.35*   Environmental Indemnification and Hold Harmless Agreement,
          dated as of March 30, 1999, between Massachusetts Mutual
          Life Insurance Company and Arden Realty Finance V, L.L.C.
          filed as an exhibit to Arden Realty's current report on Form
          8-K filed with the Commission on April 20, 1999.
 10.35*   Form of Arden Realty Limited Partnership's unsecured 8.875%
          senior note due 2005, dated March 17, 2000 filed as an
          exhibit to Arden Realty Limited Partnership's registration statement on Form S-4 (No. 333-35406).
 10.36*   Form of Arden Realty Limited Partnership's unsecured 9.150%
          senior note due 2010, dated March 17, 2000 filed as an
          exhibit to Arden Realty Limited Partnership's registration statement on Form S-4 (No. 333-35406).
 10.37*   Senior Unsecured Credit Agreement between Arden Realty
          Limited Partnership and Lehman Brothers Inc. dated July 27,
          2000 filed as an exhibit to Arden Realty's quarterly report on Form 10-Q filed with the Commission on November 12, 2000.
 10.38*   Registration Rights Agreement between Arden Realty Limited
          Partnership and the initial purchasers set forth therein
          dated as of March 17, 2000, filed as an exhibit to Arden
          Realty Limited Partnership's registration statement on Form
          S-4 (No. 333-35406).
 10.39*   Purchase Agreement between Arden Realty Limited Partnership and the initial purchasers set forth therein dated as of
          March 14, 2000, filed as an exhibit to Arden Realty Limited
          Partnership's registration statement on Form S-4 (No.
          333-35406).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.40    Registration Rights Agreement between Arden Realty Limited
          Partnership and Lehman Brothers dated as of November 20,
          2000.
 10.41    Purchase Agreement between Arden Realty Limited Partnership and Lehman Brothers dated as of November 15, 2000.
 12.1     Statement regarding computation of ratios
 21.1     Subsidiaries of Arden Realty Limited Partnership
 23.1     Consent of Ernst & Young LLP
 23.2     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
 23.3     Consent of Latham & Watkins (included in Exhibit 5.2 and 8)
 24.1     Power of Attorney (included on signature page to the
          registration statement)
 25.1     Statement of Eligibility of Trustee on Form T-1
 27.1     Financial Data Schedule
 99.1     Form of Letter of Transmittal
 99.2     Form of Notice of Guaranteed Delivery
 99.3     Form of Letter to Brokers
 99.4     Form of Instructions to Brokers
 99.5     Form of Letter to Clients

-------------------------
(*) Incorporated by reference.